Exhibit 2.3
DATED 7 October 2009
THE EMEA SELLERS
ALAN BLOOM, STEPHEN HARRIS, ALAN HUDSON, DAVID HUGHES AND
CHRISTOPHER HILL AS JOINT ADMINISTRATORS
YARON HAR-ZVI AND AVI D. PELOSSOF AS JOINT ISRAELI ADMINISTRATORS
CIENA CORPORATION

ASSET SALE AGREEMENT RELATING TO
THE SALE AND PURCHASE OF THE
EMEA ASSETS

Herbert Smith LLP
Ref: 2170/7967

EMEA Asset Sale Agreement
THIS AGREEMENT is made on 7 October 2009
BETWEEN
(1)	THE EMEA SELLERS, the details of which are set out in Schedule 2 which, in the case of the EMEA Debtors which are set out in Schedule 3, are acting by their joint administrators Alan Robert Bloom, Stephen John Harris, Alan Michael Hudson and Christopher John Wilkinson Hill of Ernst & Young LLP of 1 More London Place, London SE1 2AF (other than Nortel Networks (Ireland) Limited (in administration), for which David Hughes of Ernst & Young Chartered Accountants of Harcourt Centre, Harcourt Street, Dublin 2, Ireland and Alan Robert Bloom serve as joint administrators), who act as agents of the EMEA Debtors only and without any personal liability whatsoever (the “Joint Administrators”) and, in the case of the Israeli Company which is acting by its joint administrators Yaron Har-Zvi and Avi D. Pelossof, who act as agents of the Israeli Company only and without any personal liability whatsoever (the “Joint Israeli Administrators”);

(2)	THE JOINT ADMINISTRATORS;

(3)	THE JOINT ISRAELI ADMINISTRATORS; and

(4)	CIENA CORPORATION a Delaware corporation (the “Purchaser”).
WHEREAS
(A)	On the Petition Date, the Canadian Debtors filed with the Canadian Court an application for protection under the CCAA and were granted certain initial creditor protection pursuant to an order issued by the Canadian Court on the same date, which also appointed Ernst & Young Inc. as “Monitor” in connection with the CCAA Cases and was extended by further order of the Canadian Court on 10 February 2009, and 28 April 2009, as the same may be amended and restated from time to time by the Canadian Court.

(B)	The U.S. Debtors are debtors-in-possession under the U.S. Bankruptcy Code which commenced the Chapter 11 Cases on the Petition Date.

(C)	The EMEA Debtors on the Petition Date filed applications with the Court, pursuant to the Insolvency Act and the EC Regulation and the Court appointed the Joint Administrators on the Petition Date as joint administrators of each of the EMEA Debtors under the Insolvency Act.

(D)	The Non-Debtor Sellers and the EMEA Non-Debtor Sellers are not involved in any Bankruptcy Proceedings as at 7 October 2009.

(E)	On 18 January 2009, the Israeli Company filed an application with the Israeli Court, pursuant to the Israeli Companies Law 1999, and the regulations relating thereto, for a stay of proceedings and the Israeli Court appointed the Joint Israeli Administrators on 19 January 2009 as joint administrators of the Israeli Company under the Israeli Companies Law 1999, and the regulations relating thereto.

(F)	The EMEA Sellers have agreed to sell, transfer or assign on an “as-is” and “where is” basis except in relation to the Israeli Assets (which, to the extent so ordered by the Israeli Court, shall be free and clear of all Liens), and the Purchaser has agreed to, or agreed to cause the EMEA Designated Purchasers to, purchase or be assigned and assumed: (i) on an “as-is”

EMEA Asset Sale Agreement
and “where is” basis, except in relation to the Israeli Assets (which, to the extent so ordered by the Israeli Court, shall be free and clear of all Liens), all right, title and interest that such EMEA Sellers may have (if any) to the EMEA Assets; and (ii) the EMEA Assumed Liabilities, subject to the terms and conditions of this Agreement.

(G)	Simultaneously with this Agreement, the Sellers have agreed to transfer to the Purchaser and/or the Designated Purchasers, and the Purchaser has agreed to purchase and assume, and cause the Designated Purchasers to purchase and assume, to the extent applicable, pursuant to sections 363 and 365 of the U.S. Bankruptcy Code and pursuant to the Canadian Approval and Vesting Order, the Assets and the Assumed Liabilities from the Sellers upon the terms and conditions set out in the North American Agreement.
THE PARTIES AGREE THAT:
1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement (including the recitals and Schedules) words shall have the meanings given to them in Schedule 1 (Definitions) or otherwise in this Agreement. To the extent capitalised words are not defined in Schedule 1 (Definitions) or otherwise in this Agreement those words shall have the meanings given to them in the North American Agreement.

1.2	In this Agreement (including the recitals and Schedules), unless the context requires otherwise:
1.2.1	a reference to a party, Clause, recital or Schedule is, unless otherwise stated, a reference to a party, Clause, recital or Schedule of this Agreement;

1.2.2	headings used in this Agreement are for convenience only and shall not affect interpretation;

1.2.3	any word or expression in the singular shall include the plural and vice versa;

1.2.4	where the word “including” is used the words following it are illustrative and are not exhaustive;

1.2.5	a reference to the Joint Administrators or the Joint Israeli Administrators shall be construed as being either to the Joint Administrators (jointly and severally) or the Joint Israeli Administrators (jointly and severally) (as appropriate) (but severally as between the Joint Administrators and the Joint Israeli Administrators) and to any other person who is appointed as an administrator in substitution for any Joint Administrator or the Joint Israeli Administrators (as appropriate) or as an additional administrator in conjunction with the Joint Administrators or the Joint Israeli Administrators (as appropriate);

1.2.6	all references to “dollars” or “$” are references to the lawful currency of the United States, and all references to “pounds”, “sterling” or “£” are references to the lawful currency of the United Kingdom. All calculations and estimates to be performed or undertaken, unless otherwise specifically indicated, are to be expressed in the lawful currency of the United States. Where pounds sterling or another currency is to be converted into United States currency it shall be converted on the basis of the exchange rate published in the Wall Street Journal, Eastern Edition newspaper for the day in question;

EMEA Asset Sale Agreement
1.2.7	all references to time in Clause 4 (Payments and Closing) and Clauses 15.1 (General Conditions) to 15.3 (Other Conditions) are to Toronto Canada time, and all other references to time are references to London UK time;

1.2.8	references to any enactment or statutory provision shall be deemed to include any amendment, modification or re-enactment of such enactment or provision, any previous enactment which has been replaced or amended and any subordinate legislation made under such enactment or provision;

1.2.9	the Sellers and the Purchaser will enter into the North American Agreement which, together with this Agreement, provide, inter alia, for the sale to the Purchaser (or the Designated Purchasers or the EMEA Designated Purchasers) of the Business. For greater certainty, nothing in this Agreement shall be considered or construed in any manner as a sale or transfer of the Business (except the EMEA Business) or the Assets;

1.2.10	unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each in relation to periods of time, mean “to but excluding”. If the last day of any such period is not a Business Day, such period will end on the next Business Day. When calculating the period of time “within” which, “prior to” or “following” which any act or event is required or permitted to be done, notice given or steps taken, the date which is the reference date in calculating such period is excluded from the calculation. If the last day of any such period is not a Business Day, such period will end on the next Business Day;

1.2.11	the recitals of this Agreement form an integral part of this Agreement for all purposes;

1.2.12	any amounts payable pursuant to this Agreement are expressed to be exclusive of VAT (if any), though for the avoidance of doubt the payment of such VAT shall be governed by the provisions of Clause 11 (Tax);

1.2.13	in determining whether an asset is “exclusively” used in connection with the EMEA Business, incidental, de minimis or casual uses outside the EMEA Business and other uses in the Business (other than the EMEA Business) shall not be considered; and

1.2.14	“Knowledge” or “knowledge” or “aware of” or “notice of” or a similar phrase shall mean: with reference to (i) the EMEA Debtors other than Nortel Ireland, the actual knowledge of those Persons listed in Section 1(d)(i) of the EMEA Sellers’ Disclosure Schedule, after their due enquiry of the staff of the Joint Administrators working on the administration of the relevant EMEA Debtor; (ii) Nortel Ireland, the actual knowledge of those Persons listed in Section 1(d)(ii) of the EMEA Sellers’ Disclosure Schedule, after their due enquiry of the staff of the Joint Administrators working on the administration of Nortel Ireland; (iii) Nortel Switzerland, the actual knowledge of those Persons listed in Section 1(d)(iii) of the EMEA Sellers’ Disclosure Schedule; (iv) o.o.o. Nortel Networks, the actual knowledge of the Persons listed in Section 1(d)(iv) of the EMEA Sellers’ Disclosure Schedule; (v) Nortel Northern Ireland, the actual knowledge of those Persons listed in Section 1(d)(v) of the EMEA Sellers’ Disclosure Schedule; (vi) the Israeli Company (in respect only of Clause 10.7), the actual knowledge of those Persons (for so long as those Persons serve as Joint Israeli

EMEA Asset Sale Agreement
Administrators of the Israeli Company pursuant to the stay proceedings in the Israeli Court and the Joint Israeli Administrators shall not be deemed to have knowledge unless expressly stated otherwise) listed in Section 1(d)(vi) of the EMEA Sellers’ Disclosure Schedule, after their due enquiry of the staff of the Joint Israeli Administrators working on the administration of the Israeli Company; and (vii) the Purchaser, the actual knowledge of James Moylan (CFO) and David Rothenstein (General Counsel) and, in respect only of paragraph 18M of Part III of Schedule 5 of this Agreement, Jay Negandhi (Senior Director Accounting and EMEA Facilities) and Michael White (Director of Facilities (Global)).
2.	SALE AND PURCHASE

EMEA Assets

2.1	Subject to the terms and conditions of this Agreement (and in particular to Schedule 5 (Real Estate), Clause 2.10 (Non-assignable EMEA Assets), Clause 5 (EMEA Seller Contracts), Clause 7 (Insolvency Proceedings) and Clause 6 of Schedule 6 (Employees), at Closing the Purchaser hereby agrees to, and hereby agrees to cause the relevant EMEA Designated Purchasers to, purchase or be assigned and assume from the relevant EMEA Sellers, and each EMEA Seller hereby agrees to transfer or assign to the Purchaser or the relevant EMEA Designated Purchasers on an “as-is” basis, except in relation to the Israeli Assets (which, to the extent so ordered by the Israeli Court, shall be free and clear of all Liens) all right, title and interest that such EMEA Seller may have (if any) to the following properties, rights and assets other than the EMEA Excluded Assets, (such properties, rights and assets, excluding the EMEA Excluded Assets, the “EMEA Assets”):
2.1.1	the EMEA Owned Inventory as of the Closing Date;

2.1.2	the EMEA Owned Equipment as of the Closing Date;

2.1.3	subject to Clause 5 (EMEA Seller Contracts), the EMEA Seller Contracts in force as of the Closing Date;

2.1.4	subject to Clause 2.2.6 (EMEA Excluded Assets), the EMEA Business Information existing as at the Closing Date subject to, in the case of the EMEA Business Information used in connection with a service provided to the Purchaser or any relevant EMEA Designated Purchaser under the Transition Services Agreement, a license to the EMEA Sellers to use such EMEA Business Information solely for the purpose of providing any services thereunder for so long as such services are provided under the Transition Services Agreement and thereafter, such EMEA Business Information will be delivered to the Purchaser subject to a mutually agreed plan to deliver electronic EMEA Business Information to the Purchaser;

2.1.5	the EMEA Transferred Intellectual Property as of the Closing Date, subject to the license rights of any Third Parties under such Intellectual Property prior to 7 October 2009, or coming into existence after 7 October 2009, but prior to the Closing Date, and not in violation of Clause 10.23.3 (Conduct of Business) together with all claims against Third Parties for infringement, misappropriation or other violation of Law with respect to any of the EMEA Transferred

EMEA Asset Sale Agreement
Intellectual Property, whether for any past, present or future infringement, misappropriation or other violation;

2.1.6	all rights as of the Closing Date under all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent related to the EMEA Assets;

2.1.7	the Consents of Government Entities and pending applications therefore listed in Section 2.1.7 of the EMEA Sellers Disclosure Schedule (the “EMEA Seller Consents”);

2.1.8	all goodwill exclusively associated with the EMEA Business including the goodwill associated with the EMEA Transferred Intellectual Property;

2.1.9	Tax Records and VAT Records required by Law to be transferred to the Purchaser or an EMEA Designated Purchaser;

2.1.10	subject to Clause 2.2.6 (EMEA Excluded Assets), the EMEA Transferring Employee Records; and

2.1.11	the EMEA CIP Accounts Receivable as of the Closing Date.
EMEA Excluded Assets

2.2	Notwithstanding anything in this Clause 2 or elsewhere in this Agreement or in any of the Transaction Documents to the contrary, nothing herein shall be deemed to sell, transfer or assign (or require any EMEA Seller to do any of the foregoing as to) the following assets to the Purchaser or any EMEA Designated Purchaser, and each EMEA Seller shall retain all of its respective rights, title and interests in and to, and the Purchaser and the EMEA Designated Purchasers shall have no rights with respect to the rights, title and interests of each of the EMEA Sellers in any of the following assets (collectively, the “EMEA Excluded Assets”):
2.2.1	cash, cash equivalents, accounts receivable (including intercompany receivables but excluding EMEA CIP Accounts Receivable), bank account balances and all petty cash of the EMEA Sellers;

2.2.2	subject to Clause 10.43 (Insurance), any refunds due from, or payments due on, claims with the insurers of any of the EMEA Sellers in respect of losses arising prior to the Closing Date;

2.2.3	any Security Deposits of the EMEA Sellers (including those relating to EMEA Seller Contracts);

2.2.4	other than the EMEA Seller Contracts, any rights of the EMEA Sellers under any contract, arrangement or agreement (including for the avoidance of doubt any rights of the EMEA Sellers under the Subcontract Agreement and the EMEA Bundled Contracts);

2.2.5	the minute books, share ledgers and Tax Records and VAT Records of the EMEA Sellers other than Tax Records and VAT Records included in Clause 2.1.9 (EMEA Assets);

EMEA Asset Sale Agreement
2.2.6	without prejudice to Clause 2.2.5: (i) any books, records, files, documentation or sales literature other than the EMEA Business Information; (ii) subject to Clause 12.1 (Employees) and Schedule 6 (Employees), the EMEA Employee Records; and (iii) such portion of the EMEA Business Information or the EMEA Transferring Employee Records that the EMEA Sellers are required to retain by Law (including Laws relating to privilege or privacy) (provided that copies of such information shall be provided to the Purchaser to the extent permitted by applicable Law or such agreement) and/or not to disclose;

2.2.7	except for the EMEA Transferred Intellectual Property and any rights transferred or licensed under the other Transaction Documents, Intellectual Property of any EMEA Seller (including the EMEA Sellers’ names) or any Affiliates of any EMEA Seller or Intellectual Property owned by a Third Party;

2.2.8	all rights of the EMEA Sellers under this Agreement and the Ancillary Agreements;

2.2.9	all records prepared in connection with the sale of the Business other than those records that relate solely to the sale of the Business to the Purchaser and the EMEA Designated Purchasers (other than those records containing personal communication or notes relating to the same which shall be EMEA Excluded Assets). For greater certainty, any records relating to negotiations with Third Parties in connection with the sale of the Business shall be Excluded Assets other than any confidentiality agreements with Third Parties executed in connection with the sale of the Business which are otherwise being assigned to the Purchaser in accordance with the provisions of this Agreement;

2.2.10	all share or other equity interests in any Person;

2.2.11	any business asset, product or service run, owned, managed and/or provided by NETAS, the LGN Joint Venture or any other joint venture (or similar arrangement) of the Sellers and the EMEA Sellers unless expressly included in this Agreement;

2.2.12	any assets set out in Section 2.2.12 (EMEA Excluded Assets) of the EMEA Sellers’ Disclosure Schedule;

2.2.13	any Tax Relief of the EMEA Sellers or any member of the EMEA Sellers’ Group, save to the extent expressly transferred by this Agreement to the Purchaser or an EMEA Designated Purchaser; and

2.2.14	any and all other assets and rights of the EMEA Sellers not specifically included in Clause 2.1 (EMEA Assets).
2.3	In addition to the above, the EMEA Sellers shall have the right to retain, following Closing, copies of any book, record, literature, list and any other written or recorded information constituting EMEA Business Information to which the EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators in good faith determine they are reasonably likely to need access for bona fide business or legal purposes, which retained EMEA Business Information shall be held in accordance with Clauses 10.25-10.28 (Confidentiality).

EMEA Asset Sale Agreement
EMEA Assumed Liabilities

2.4	On the terms and subject to the conditions set out in this Agreement and subject to Clause 5 (EMEA Seller Contracts) at Closing, the Purchaser shall, and shall cause the relevant EMEA Designated Purchasers to, assume and become responsible for, and perform, discharge and pay and indemnify the EMEA Sellers against, when due, (in accordance with their respective terms and subject to the respective conditions thereof) the following Liabilities (the “EMEA Assumed Liabilities”) and no others:
2.4.1	without prejudice to Schedule 6 (Employees) or Clause 2.4.2, all Liabilities arising after the Closing Date to the extent related to the operation of the EMEA Business by the Purchaser following Closing, including: (i) all Liabilities incurred after the Closing Date with respect to the ownership and operation of the EMEA Assets; (ii) all Liabilities incurred after the Closing Date related to Actions or claims brought against the EMEA Business; and (iii) all Liabilities arising after the Closing Date under any products liability Laws or similar Laws concerning defective products manufactured or sold by the EMEA Business following the Closing Date;

2.4.2	all Liabilities:
(A)	arising from or in connection with the performance of the EMEA Assigned Contracts (or breach thereof) after the Closing Date;

(B)	whether arising and/or made before, on or after the Closing Date with respect to:
(1)	any obligation to buy back from the relevant resellers the EMEA Products sold by the EMEA Business to its resellers under the EMEA Assigned Contracts;

(2)	any obligations under any warranty liabilities relating to the EMEA Products and EMEA Services which have been supplied under any EMEA Assigned Contract, including warranties in respect of Known Product Defects;

(3)	any obligations or liabilities pursuant to outstanding purchase orders for goods or services that have not yet been delivered to the EMEA Sellers (to the extent that such goods or services relate to the EMEA Business and are delivered to the Purchaser or a Designated Purchaser after the Closing Date); and

(4)	any outstanding obligations or liabilities for credits for EMEA Products and EMEA Services granted by the EMEA Sellers after the Petition Date, but only in relation to such credits arising before the Closing Date to the extent that they are reflected in “Accrued Product Credits” in “Closing Other Accrued and Contractual Liabilities”, each as defined in the North American Agreement, but, in each case, excluding, for the avoidance of doubt (i) all outstanding accounts payable as set out in Clause 2.5.9 (EMEA Excluded Liabilities) and (ii) all Liabilities incurred before the Petition Date to the extent such

EMEA Asset Sale Agreement
Liabilities would be treated as an unsecured claim in the administration (or subsequent insolvency proceedings) of the relevant EMEA Debtor,

all such Liabilities being the “EMEA Assumed Contract Liabilities”;
2.4.3	all Liabilities resulting from any licensing assurances, declarations, agreements or undertakings relating to the EMEA Transferred Intellectual Property which the EMEA Sellers may have granted or committed to Third Parties including standard-setting bodies, as set forth in Section 2.4.3 of the EMEA Sellers’ Disclosure Schedule, it being understood that the EMEA Sellers or their Affiliates may have made other licensing assurances, declarations, agreements or undertakings to various other standard-setting bodies concerning the EMEA Transferred Intellectual Property, the Liabilities for such other assurances, declarations, agreements or undertakings are not assumed hereunder but are being referenced merely to provide notice thereof;

2.4.4	all Liabilities for, or related to, any obligation for, any Tax that the Purchaser or any EMEA Designated Purchaser bears under Clause 11 (Tax); and

2.4.5	all obligations under any warranty liabilities, including warranties with respect to Known Product Defects, relating to EMEA Products and EMEA Services which have been supplied under any EMEA Bundled Contract subcontracted to the Purchaser or to any EMEA Designated Purchaser under the Subcontract Agreement, or the benefit and burden of which has otherwise been transferred to the Purchaser or an EMEA Designated Purchaser in accordance with Clauses 10.36.2 and 10.36.3; and

2.4.6	the EMEA Assumed Employment Liabilities.
EMEA Excluded Liabilities

2.5	Subject to Clause 5.5 (EMEA Seller Contracts), but notwithstanding any other provision in this Agreement to the contrary, neither the Purchaser nor any of the EMEA Designated Purchasers shall assume or be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of the EMEA Sellers, and the EMEA Sellers shall be solely and exclusively liable with respect to all Liabilities of the EMEA Sellers, other than the EMEA Assumed Liabilities (collectively, the “EMEA Excluded Liabilities”). For the purposes of clarity, and without limitation of the generality of the foregoing, the EMEA Excluded Liabilities shall include, without limitation, each of the following Liabilities of the EMEA Sellers:
2.5.1	all Indebtedness of the EMEA Sellers and their Affiliates;

2.5.2	all guarantees of Third Party obligations by the EMEA Sellers and reimbursement obligations to guarantors of the EMEA Sellers’ obligations or under letters of credit;

2.5.3	any Liability of the EMEA Sellers or their directors, officers, stockholders or agents (acting in such capacities), arising out of, or relating to, this Agreement or the transactions contemplated by this Agreement, whether incurred prior to, at or subsequent to the Closing Date, including, without limitation, other than as specifically set forth herein, including with respect to the EMEA Assumed

EMEA Asset Sale Agreement
Liabilities, all finder’s or broker’s fees and expenses and any and all fees and expenses of any representatives of the EMEA Sellers;

2.5.4	other than as specifically set forth herein, any Liability relating to events or conditions occurring or existing in connection with, or arising out of, the EMEA Business operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of the EMEA Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the EMEA Business);

2.5.5	all Liabilities for, or related to, any obligation for, any Tax that the EMEA Sellers bear under Clause 11 (Tax), and for the avoidance of doubt, the parties intend that no Purchaser or EMEA Designated Purchaser shall have any Succession Tax Liabilities;

2.5.6	all Actions pending against the EMEA Sellers arising on or before the Closing Date or to the extent relating to the EMEA Business or the EMEA Assets prior to the Closing Date even if instituted after the Closing Date;

2.5.7	any Liability incurred by the EMEA Sellers or their respective directors, officers, shareholders, agents or employees (acting in such capacities) after the Closing Date;

2.5.8	any Liability relating to, or arising out of, the ownership or operation of an EMEA Excluded Asset or the operation by the EMEA Sellers of any business other than the EMEA Business, whether before, on, or after, the Closing Date;

2.5.9	any Liability relating to any real properties owned, operated or otherwise controlled by the EMEA Sellers or their Affiliates (including the Properties) to the extent arising from events or conditions occurring or existing prior to the Closing Date and connected with, arising out of or relating to: (i) Releases, Handling of Hazardous Materials or violations of Environmental Laws or (ii) claims relating to employee health and safety, including claims for injury, sickness, disease or death of any Person; (and the parties hereby agree that (in relation to the Monkstown Property) this sub-clause shall, if and to the extent permitted in the context of any statutory guidance introduced to accompany Part 3 of the Waste and Contaminated Land (Northern Ireland) Order 1997 once that Part of the Order is brought into force, be treated as the equivalent of an “Agreement on Liabilities” as that concept is used in paragraph D38 of Annex 3 of DEFRA Circular 01/2006 in relation to Part 2A of the Environmental Protection Act 1990 as applicable in England & Wales and the Purchaser or an EMEA Designated Purchaser may provide a copy of this Agreement to the relevant regulatory authority in circumstances where the Purchaser or any of the EMEA Designated Purchasers has been identified as an appropriate person to undertake remediation of contaminated land in order that the regulatory authority shall give effect to this Agreement and neither party will challenge this Agreement);

2.5.10	any Liability for outstanding accounts payable other than those referred to in Clause 2.4.2(B)(3) (EMEA Assumed Liabilities); and

2.5.11	any EMEA Excluded Employment Liabilities, as set out in Clause 11 of Schedule 6 (Employees).

EMEA Asset Sale Agreement
2.6	Without prejudice to Clause 9 (Warranties from the EMEA Sellers, Joint Administrators and Joint Israeli Administrators), no indemnity or warranty whatsoever is given by the EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators in respect of any EMEA Excluded Liabilities that, notwithstanding the provisions of Clause 2.4 (EMEA Assumed Liabilities), Clause 2.5 (EMEA Excluded Liabilities) and Clause 13 (Pensions), are assumed by, or borne by, or imposed on, the Purchaser or an EMEA Designated Purchaser, except due to any action (not including, for the avoidance of doubt, the entering into of this Agreement) of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators, and the Purchaser shall not, and shall procure that any EMEA Designated Purchaser does not, make any claim against the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators in respect of such liabilities save that, for the avoidance of doubt, this Clause 2.6 shall not serve to limit any claim in respect of a breach of Clause 10.23.2 or any claim pursuant to Section 6.8 (EMEA Tax Escrow) or Section 6.9 (Italian Tax Escrow) of the North American Agreement.

2.7	For Irish law purposes, the parties hereto agree and acknowledge that this Agreement shall be an agreement to transfer, and not a conveyance, and any EMEA Assets shall only be transferred to the Purchaser upon the execution and delivery of, and pursuant to, the Global Bill of Sale and the Irish Bill of Sale.

Main Sellers

2.8	Notwithstanding anything to the contrary in this Agreement, none of the Main Sellers shall assume, or are deemed to assume, any obligation or Liability whatsoever under this Agreement and this Clause 2 (Sale and Purchase) shall not apply to or govern the sale, assignment, transfer, retention or assumption of assets, rights, properties or liabilities of, or by, any Main Seller in any manner whatsoever. The only assets, rights, properties and liabilities of the Main Sellers that are being sold, assigned or transferred to, and assumed by, the Purchaser or Designated Purchasers, and the terms and conditions thereof, and representations with respect thereto, are solely as expressly set out in the North American Agreement.

2.9	Subject to Clause 14.9 (Limitations on Post-Closing Obligations), neither the Purchaser nor any EMEA Designated Purchaser shall be entitled to make any claim under this Agreement, or assert any right hereunder, against any entity or other Person other than the EMEA Sellers and their successors and assigns. Subject to Clause 14.9 (Limitations on Post-Closing Obligations), any breach of this Agreement by the Joint Administrators or Joint Israeli Administrators shall be deemed to be a breach by them in their capacities as administrators of the EMEA Debtors and the Israeli Company respectively, and, in such a case, the Purchaser or the relevant Designated Purchaser shall have the right to make claims and assert its rights hereunder, against the EMEA Debtors and the Israeli Company and their respective successors and assigns.

Non-assignable EMEA Assets

2.10	Except in relation to Consents required with respect to the sale, transfer or assignment of EMEA Seller Contracts (which shall be governed in accordance with the provisions of Clause 5 (EMEA Seller Contracts)) notwithstanding anything in this Agreement to the contrary, if the requisite Consent has not been obtained on or prior to Closing, then, unless such Consent is subsequently obtained, this Agreement shall not constitute an agreement to sell, transfer or assign, directly or indirectly, any EMEA Asset, or any obligation or benefit arising thereunder if an attempted direct or indirect sale, transfer or assignment thereof,

EMEA Asset Sale Agreement
without the Consent of a Third Party (including a Government Entity), would constitute a breach, default, violation or other contravention of the rights of such Third Party or would be ineffective with respect to any party to a Contract concerning such EMEA Asset. For greater certainty, failure to obtain any such Consent shall not entitle the Purchaser to terminate or rescind this Agreement or fail to complete the transactions contemplated hereby or entitle the Purchaser to any adjustment of the Purchase Price. In the case of Consents, Contracts and other commitments included in the EMEA Assets (except EMEA Seller Contracts) (i) that cannot be transferred or assigned without the consent of Third Parties, which consent has not been obtained prior to Closing, the EMEA Sellers shall, at the Purchaser’s sole out-of-pocket cost, reasonably cooperate with the Purchaser in endeavouring to obtain such Consent and, if any such Consent is not obtained, the EMEA Sellers shall, following Closing, at the Purchaser’s sole out-of-pocket cost, cooperate with the Purchaser in all reasonable respects to provide to the Purchaser the benefit of such Consent, Contract or other commitment, or (ii) that are otherwise not transferable or assignable, the EMEA Sellers shall, following Closing, at the Purchaser’s sole out-of-pocket cost, reasonably cooperate with the Purchaser to provide to the Purchaser the benefit of such Consent, Contract or other commitment. The obligation of the EMEA Sellers to provide such reasonable cooperation under this Clause 2.10 shall, subject to Clause 14.8 (Limitations on Post-Closing Obligations), be for a period commencing on the Closing Date, of one year and after such time period, the EMEA Sellers shall have no further obligation to so cooperate nor, save for any liability in respect of any prior breach of this Clause 2.10, shall the EMEA Sellers bear any further liability for the failure to obtain such Consents within such time period.

Israeli Assets

2.11	Notwithstanding any other term of this Agreement, the Joint Israeli Administrators and the Israeli Company hereby undertake to procure that any application to the Israeli Court to approve the transactions contemplated hereunder shall seek an order that the Israeli Assets will be sold, transferred and assigned to the Purchaser or a Designated Purchaser free and clear of all Liens and that this Agreement shall be effective as from the date of this Agreement.

3.	PURCHASE PRICE

Payment of Purchase Price

3.1	Pursuant to the terms and subject to the conditions set forth in this Agreement, in consideration of the purchase, sale, assignment and conveyance of the Sellers’ and EMEA Sellers’ right, title and interest in, to and under the Assets and the EMEA Assets, respectively, pursuant to the terms of the North American Agreement and the terms hereof, respectively, and of the rights granted by certain Sellers and the EMEA Sellers under the Intellectual Property License Agreement and the Trademark License Agreement, the Purchaser, on its own behalf and as agent for the relevant Designated Purchasers and EMEA Designated Purchasers shall:
3.1.1	assume and become responsible for, and perform, discharge and pay and indemnify the EMEA Sellers against, when due, the EMEA Assumed Liabilities hereunder; and

3.1.2	pay the Cash Purchase Price, as adjusted pursuant to the terms of the North American Agreement, to the Distribution Agent as agent for the Sellers and the

EMEA Asset Sale Agreement
EMEA Sellers, in accordance with Section 2.2.1 of the North American Agreement, subject to any further adjustments pursuant to Clause 3.5 (Purchase Price adjustments), provided that, for the avoidance of doubt, amounts of or in respect of VAT and/or Transfer Taxes shall be paid directly to the relevant EMEA Seller, the relevant Tax Authority, the Joint Administrators and/or the Joint Israeli Administrators (as relevant) pursuant to and in accordance with Clause 11 (Tax) of this Agreement and shall not be paid to the Distribution Agent; and

3.1.3	subject to Section 2.2.7 of the North American Agreement, issue to the Distribution Agent, as trustee for the Sellers and the EMEA Sellers, shares of the Purchaser’s Common Stock, par value $0.01 per share, in accordance with Section 2.2.1 of the North American Agreement.
3.2	Notwithstanding any other term of this Agreement or the North American Agreement, the parties hereto expressly acknowledge and agree that (i) if the Purchaser makes payment to the Distribution Agent or issues shares to the Distribution Agent in accordance with Section 2.2.1 of the North American Agreement, the Distribution Agent is authorized to receive such cash and shares, and such receipt shall be an effective discharge of the Purchaser’s obligations to make such payment or issue such shares under this Agreement or the North American Agreement, and the Purchaser shall not be concerned to see the application, or answerable for the loss or misapplication, of such payment or issue of such shares, and (ii) the Purchaser shall have no Liability whatsoever with respect to the allocation of cash paid or shares issued to the Distribution Agent as between EMEA Sellers or any other Persons, and in no event will the Purchaser be under an obligation to indemnify the EMEA Sellers, Joint Administrators or Joint Israeli Administrators against any Liability relating to such allocation.

3.3	The Purchase Price shall be paid less any applicable Irish Revenue Commissioner withholding tax to the extent that a certificate or certificates of the type referred to in Clause 4.3.8 (Closing Obligations) have not been furnished on or before Closing to the Purchaser or an EMEA Designated Purchaser, and for the avoidance of doubt the provisions of Clauses 11.13 to 11.15 (Deductions and Withholding) shall apply where any such deduction is made.

3.4	The Purchase Price shall be paid less any applicable withholding tax imposed by a Tax Authority in Israel to the extent that a certificate or certificates of the type referred to in Clause 4.3.9 (Closing Obligations) have not been furnished on or before Closing to the Purchaser of an EMEA Designated Purchaser and for the avoidance of doubt the provisions of Clauses 11.13 to 11.15 (Deductions and Withholding) shall apply where any such deduction is made.

Purchase Price adjustments

3.5	In addition to any adjustments pursuant to Sections 2.2.2, 2.2.3 or 2.2.4 of the North American Agreement, if, any EMEA Seller becomes a Restricted Seller and all or some of the EMEA Assets or EMEA Assumed Liabilities held by it become Removed Assets and/or Removed Liabilities pursuant to Clause 7 (Insolvency Proceedings) or Clause 6 of Schedule 6 (Employees), then the Purchase Price including the Cash Purchase Price paid by the Purchaser at Closing, shall be reduced with respect to all such Removed Assets and Removed Liabilities in accordance with the provisions of Schedule 8 (Purchase Price Adjustment).

EMEA Asset Sale Agreement
3.6	To the extent that Restricted Assets and/or Restricted Liabilities are designated Removed Assets or (as applicable) Removed Liabilities pursuant to Clauses 7.1 to 7.4 (Insolvency Proceedings) and continue to be Removed Assets or Removed Liabilities at Closing, then for a period of thirty (30) days following Closing, the relevant Restricted Sellers (subject to Clause 10.4 (Limitations)) and the Purchaser or an EMEA Designated Purchaser shall, in respect of such Removed Assets and Removed Liabilities of the relevant Restricted Seller, continue to use their reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to give effect, and the Restricted Sellers shall so far as they are able, procure that the officeholder in the Secondary Proceeding gives effect, to the transfer of such Removed Assets to the Purchaser or an EMEA Designated Purchaser and assumption of such Removed Liabilities by the Purchaser or an EMEA Designated Purchaser (provided, however, nothing contained herein shall require the Purchaser or any EMEA Designated Purchaser to take any action in violation of applicable Law or any Order) as promptly as reasonably practicable within such period on the terms set forth in this Agreement, subject to such amendments as may be agreed by the Purchaser or necessary to comply with local law regulation or requirements (to the extent not materially adverse to the Purchaser), provided, however, in no event shall the Purchaser be required to (i) pay a purchase price for such Removed Assets greater than the Downward Adjustment calculated in accordance with Schedule 8 (Purchase Price Adjustment) in respect of such Removed Assets and/or (ii) assume any EMEA Excluded Liabilities or material Liabilities that are not EMEA Assumed Liabilities hereunder and/or (iii) incur or pay any unreasonable or disproportionate out-of-pocket costs (including legal costs and expenses) in respect of such transfer. Notwithstanding the foregoing, in relation to any Restricted Seller, no Removed Liability shall be assumed by the Purchaser or an EMEA Designated Purchaser to the extent that the Removed Asset to which it relates is not transferred to the Purchaser or such EMEA Designated Purchaser, and to the extent Removed Assets are transferred to the Purchaser or an EMEA Designated Purchaser, as applicable, the Purchaser or an EMEA Designated Purchaser shall assume the related Removed Liabilities.

4.	PAYMENT AND CLOSING

Closing

4.1	The completion of the purchase and sale of the EMEA Assets and the assumption of the EMEA Assumed Liabilities (the “Closing”) pursuant to this Agreement shall occur simultaneously with the closing of the transaction contemplated by the North American Agreement and shall take place at the offices of Ogilvy Renault LLP in Toronto, Canada, commencing at 9:00 a.m. local time on the date which is the later of (i) 1 February, 2010, (ii) the date that is the earlier of (x) ten (10) Business Days after the Service Readiness Date and (y) 30 April, 2010, and (iii) five (5) Business Days after the day upon which all of the conditions set out in Clause 15 (Conditions to Closing and Termination) of this Agreement (other than conditions to be satisfied at Closing, but subject to the waiver or fulfilment of those conditions) have been satisfied or, if permissible, waived by the EMEA Sellers, the Joint Administrators, or the Joint Israeli Administrators, as applicable, and/or the Purchaser (as applicable), or at such other place, date and time as shall be mutually agreed upon in writing by the Purchaser, the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators (the day on which Closing takes place being the “Closing Date”).

EMEA Asset Sale Agreement
4.2	Such right, title and interest as has been agreed to be transferred pursuant to Clause 2 (Sale and Purchase) and risk with respect to the EMEA Assets will transfer to, and the EMEA Assumed Liabilities will be assumed by, the Purchaser and the relevant EMEA Designated Purchasers, with effect from Closing.

Closing obligations

4.3	At Closing:
4.3.1	Subject to Schedule 5 (Real Estate), the EMEA Sellers and the Purchaser shall, and the Purchaser shall cause the EMEA Designated Purchasers to, enter into the Ancillary Agreements to which it is contemplated that they will be parties respectively, to the extent such agreements have not yet been entered into;

4.3.2	the EMEA Sellers shall, so far as they are able, deliver or cause to be delivered to the Purchaser or the EMEA Designated Purchasers, the EMEA Assets that are capable of passing by delivery and any documents of title or ownership relating to them in the possession or control of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators;

4.3.3	the Purchaser shall:
(A)	comply with its obligations under Sections 2.3.2 of the North American Agreement;

(B)	deliver to the EMEA Sellers those duly executed Real Estate Agreements to be entered into in accordance with paragraph 11.3 of Part II of Schedule 5 (Real Estate); and

(C)	deliver to the EMEA Sellers the Global Bill of Sale and the Irish Bill of Sale duly executed by the Purchaser and/or the relevant Designated Purchasers;

(D)	deliver to the EMEA Sellers executed counterparts of each Ancillary Agreement to which it is to be a party to be entered into at Closing;
4.3.4	the Purchaser and each relevant EMEA Designated Purchaser shall deliver, or cause to be delivered to the EMEA Sellers, the Joint Administrators and/or Joint Israeli Administrators any other documents reasonably requested by the EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators in order to effect, or evidence the consummation of, the transactions contemplated herein;

4.3.5	the EMEA Non-Debtor Sellers shall deliver, or cause to be delivered, to the Purchaser or the relevant EMEA Designated Purchaser copies of resolutions of the board of directors (or a duly constituted committee of the board) of each EMEA Non-Debtor Seller authorising, and of any other corporate authorizations required in relation to, the execution of this Agreement and any other agreements to be executed by the EMEA Non-Debtor Sellers at Closing;

4.3.6	the relevant EMEA Sellers shall deliver (as applicable), or cause to be delivered, to the Purchaser or the relevant EMEA Designated Purchaser:

EMEA Asset Sale Agreement
(A)	such bills of sale and/or deeds of transfer and instruments of assignment, in a form satisfactory to the Purchaser (acting reasonably), duly executed by the applicable EMEA Seller, as are required or (at the sole cost and expense of the Purchaser) reasonably desirable (provided that for this purpose a bill of sale and/or deed of transfer or instrument of assignment shall not be “reasonably desirable” to the extent that it would create any additional liability on any of the EMEA Sellers, Joint Administrators or Joint Israeli Administrators or result in any delay of Closing) to transfer the EMEA Assets to the Purchaser or an EMEA Designated Purchaser that have been reasonably requested in writing by the Purchaser to the relevant EMEA Sellers at least five (5) days prior to the Closing Date;

(B)	those duly executed Real Estate Agreements to be entered into in accordance with paragraph 11.3 of Part II of Schedule 5 (Real Estate);

(C)	executed counterparts of each Ancillary Agreement to which it is to be a party to be entered into at Closing;

(D)	the Global Bill of Sale and the Irish Bill of Sale duly executed by the relevant EMEA Sellers; and

(E)	subject to the limitations set out in Clause 10.4 (Limitations) any other documents reasonably requested by the Purchaser in order to effect, or evidence the consummation of, the transactions contemplated herein;
4.3.7	each of the EMEA Sellers (or their authorised representative) and the Purchaser shall enter into the Escrow Agreement with the Escrow Agent which, the EMEA Sellers and the Purchaser acknowledge, shall also be executed by the Main Sellers pursuant to Section 2.2.5 of the North American Agreement;

4.3.8	the EMEA Sellers shall deliver or cause to be delivered to the Purchaser any CG50A clearance certificates in respect of Irish capital gains tax that are necessary under Irish Law for any payments under this Agreement or the North American Agreement to be made free from Irish withholding tax provided that if such certification is not delivered, Clause 3.3 (Payment of Purchase Price) shall apply and the Purchaser shall have no further remedy in relation to such non-delivery and in particular this Clause 4.3.8 shall not be a condition to Closing pursuant to Clauses 15.1 to 15.3 (General Conditions) inclusive, and breach of this Clause 4.3.8 shall not be a reason for termination of this Agreement pursuant to Clause 15.4 (Termination);

4.3.9	the EMEA Sellers shall deliver or cause to be delivered to the Purchaser any exemption from withholding tax certificates in respect of Tax in Israel that are necessary under Israeli Law for any payments under this Agreement or the North American Agreement to be made free from Israeli withholding tax provided that if such certification is not delivered, Clause 3.4 (Payment of Purchase Price) shall apply and the Purchaser shall have no further remedy in relation to such non-delivery and in particular this Clause 4.3.9 shall not be a condition to Closing pursuant to Clauses 15.1 to 15.3 (General Conditions) inclusive, and breach of this Clause 4.3.9 shall not be a reason for termination of this Agreement pursuant to Clause 15.4 (Termination).

EMEA Asset Sale Agreement
EMEA Designated Purchasers

4.4	The Purchaser shall be entitled to designate, in accordance with the terms and subject to the limitations set out in this Clause 4.4, one or more Wholly Owned Subsidiaries to: (i) purchase specified EMEA Assets (including specified EMEA Seller Contracts); (ii) assume specified EMEA Assumed Liabilities; and/or (iii) subject to any overriding legal requirement, employ specified Transferring Employees with effect from Closing in the case of ARD Transferring Employees, and at the time set forth in paragraph 5.1 of Schedule 6 (Employees) in the case of Non-ARD Transferring Employees (any Wholly Owned Subsidiary of the Purchaser that shall be properly designated by the Purchaser in accordance with this Clause 4.4, an “EMEA Designated Purchaser”); it being understood and agreed, however, that:
(i)	any such right of the Purchaser to designate an EMEA Designated Purchaser is conditional upon the Purchaser having provided reasonable evidence to the relevant EMEA Seller that:
(A)	any such designation does not create any net Liability for the EMEA Debtors or net reduction in the amount of consideration received by the EMEA Debtors, including any Liability relating to Taxes and any increased withholding or deduction on account of Tax from any payment (other than Taxes for which Purchaser or an EMEA Designated Purchaser is liable pursuant to Clause 11 (Tax)) and taking into account any savings of, or reduction in Taxes of any EMEA Debtors that would not have existed had the purchase, assumption and/or employment (as relevant) been made by the Purchaser (provided however that it is agreed that an obligation to pay or account for VAT shall not be treated as a Liability for the purposes of this Clause 4.4 only);

(B)	any such designation does not create any net Liability for any individual EMEA Non-Debtor Seller or the Israeli Company or net reduction in the amount of consideration received by any individual EMEA Non-Debtor Seller or the Israeli Company, including any Liability relating to Taxes and any increased withholding or deduction on account of Tax from any payment (other than Taxes for which Purchaser or an EMEA Designated Purchaser is liable pursuant to Clause 11 (Tax)) and taking into account any savings of, or reduction in Taxes of such EMEA Non-Debtor Seller or the Israeli Company that would not have existed had the purchase, assumption and/or employment (as relevant) been made by the Purchaser (provided however that it is agreed that an obligation to pay or account for VAT shall not be treated as a Liability for the purposes of this Clause 4.4 only);
(ii)	no such designation shall relieve the Purchaser of any of its obligations hereunder and the Purchaser and each EMEA Designated Purchaser shall be jointly and severally liable for any obligations assumed by such EMEA Designated Purchaser hereunder, subject, in respect of the Monkstown Property, to the terms of Schedule 5 (Real Estate); and

(iii)	any breach of any Transaction Document by an EMEA Designated Purchaser shall be deemed a breach by the Purchaser to the extent that the EMEA Designated Purchaser incurs any Liability to the EMEA Sellers, the Joint

EMEA Asset Sale Agreement
Administrators or the Joint Israeli Administrators pursuant to such breach, subject, in respect of the Monkstown Property, to the terms of Schedule 5 (Real Estate).
4.5	Subject to any overriding legal requirement, the above designations shall be made by one or more written notices by the Purchaser, to be delivered to the EMEA Non-Debtor Sellers, the Joint Administrators (in relation to the EMEA Debtors) and the Joint Israeli Administrators (in relation to the Israeli Company only), with respect to each jurisdiction, on or before the date necessary to comply with any applicable regulatory requirements or the Purchaser’s obligations hereunder, in each case without resulting in any material delay to the Closing (but in no event later than fifteen (15) Business Days before the Closing Date), which written notice shall contain the legal name of the EMEA Designated Purchaser(s), the jurisdiction of incorporation or formation of the EMEA Designated Purchaser(s), the actual and (if there is any intention to change such residence on or prior to Closing, proposed) jurisdiction of Tax residence of the EMEA Designated Purchaser(s), and shall (a) indicate which EMEA Assets and EMEA Assumed Liabilities and Transferring Employees the Purchaser intends such EMEA Designated Purchaser(s) to purchase, assume and/or employ, as applicable, hereunder (to the extent such information necessary to comply with the obligation under this clause (a) is actually available or has been made available to the Purchaser); and (b) include a signed counterpart to this Agreement, in a form reasonably acceptable to the EMEA Non-Debtor Sellers, the Joint Administrators (in relation to the EMEA Debtors) and the Joint Israeli Administrators (in relation to the Israeli Company only), agreeing to be bound by the terms of this Agreement and authorising the Purchaser to act as the EMEA Designated Purchaser(s)’ agent for all purposes hereunder.

5.	EMEA SELLER CONTRACTS

5.1	Other than in relation to such EMEA Seller Contracts set out in a Novation Notice provided by the Purchaser pursuant to Clause 5.2 (and in such case, only for so long as, in the case of any EMEA Seller Contract which is capable of assignment, Clause 5.2 requires novation to be sought), the EMEA Sellers shall, subject to Clause 5.8, on or with effect from Closing assign or procure the assignment to the Purchaser or the relevant EMEA Designated Purchaser at the Purchaser’s cost and expense of all of the EMEA Seller Contracts which are capable of assignment without the consent of Third Parties, provided, however, the assignment and /or subletting of the Properties shall be governed by Schedule 5 (Real Estate).

5.2	No later than fifteen (15) days prior to the Closing Date, the Purchaser may provide the EMEA Sellers with a written notice requesting the novation of the rights and obligations of the EMEA Seller Contracts set out thereunder (a “Novation Notice”). Subject to Clause 10.4 (Limitations), the EMEA Sellers shall, from as soon as reasonably practicable following the date of receipt of a Novation Notice until the expiry of the period ending sixty (60) days following Closing, at the Purchaser’s cost and expense, use reasonable endeavours to have novated to the Purchaser the rights and obligations of the EMEA Sellers under each of the EMEA Seller Contracts to which the Novation Notice relates on terms and conditions consistent with the terms and conditions of this Agreement. The Purchaser acknowledges that the EMEA Sellers may (at the EMEA Sellers’ sole cost and expense) seek from the relevant Third Party, in relation to any novation, a longstop date to any Third Party claims not transferred to the Purchaser in accordance with Clause 2.4 (EMEA Assumed Liabilities), and the Purchaser agrees to reasonably assist (provided that the EMEA Sellers shall pay the Purchaser’s out-of-pocket costs reasonably and properly incurred in connection with the provision of such assistance) the relevant EMEA Sellers in

EMEA Asset Sale Agreement
the seeking of a request to such agreement with such Third Party (provided that the Purchaser shall not be required to assume any such Third Party claims not transferred to the Purchaser in accordance with Clause 2.4 (EMEA Assumed Liabilities)), provided, however that such request does not delay or adversely affect the willingness of such Third Party to enter into such novation. To the extent that the EMEA Sellers are unable to effect any such novation in respect of any EMEA Seller Contract prior to the Closing Date, the remaining provisions of this Clause 5 (except that such EMEA Seller Contract shall be deemed to be a Non-Assignable Contract from the Closing Date until the expiry of such sixty (60) day period) shall apply to such EMEA Seller Contract unless and until such EMEA Seller Contract is novated. The Purchaser undertakes to (or shall cause the relevant EMEA Designated Purchaser to) perform and discharge at its own cost all of the EMEA Assumed Contract Liabilities.

5.3	The Purchaser shall indemnify each of the Joint Administrators and the Joint Israeli Administrators fully and completely against all actions, proceedings, claims, demands, costs, expenses, damages, compensation, fines, penalties and other Liabilities which may be brought against or incurred by the Joint Administrators and/or the Joint Israeli Administrators, in their personal capacities, as a result of any breach by the Purchaser of its obligations under Clause 2.4.2 (EMEA Assumed Liabilities).

5.4	The Purchaser acknowledges that the EMEA Sellers may not be entitled to assign or novate the entire benefit or burden of the EMEA Seller Contracts without the prior consent of certain Third Parties (such EMEA Seller Contracts being the “Non-Assignable Contracts”) and that the EMEA Sellers shall not, and do not, purport to assign or novate any benefit or burden of any such contract otherwise than in accordance with this Agreement. If however, such consents are received within one year after the Closing Date, such Non-Assignable Contract will become an EMEA Assigned Contract as of the effective date of such Consent and shall be assigned or novated, as applicable, by the relevant EMEA Seller to the Purchaser or relevant EMEA Designated Purchaser in accordance with this Agreement.

5.5	In respect of Non-Assignable Contracts, prior to Closing the EMEA Sellers (subject to Clauses 5.8 and 10.4 (Limitations)) shall use reasonable endeavours to (and the Purchaser shall provide such assistance as may be reasonably required by the EMEA Sellers (provided that, for the avoidance of doubt, it shall not be reasonable for the Purchaser to be required to assume any obligations, which are not EMEA Assumed Liabilities, under such Non-Assignable Contracts)), and after Closing (to the extent not received prior to Closing) the Purchaser, or the relevant EMEA Designated Purchaser, shall use reasonable endeavours (provided that, for the avoidance of doubt, the use of such reasonable endeavours shall not require the Purchaser to assume any obligations, which are not EMEA Assumed Liabilities, under such Non-Assignable Contracts) to (and subject to Clauses 5.8 and 10.4 (Limitations) the EMEA Sellers, at the Purchaser’s cost and expense, shall provide such assistance as may be reasonably required by the Purchaser) obtain all necessary Consents for their assignment or, at the request of the Purchaser or as requested by the applicable Third Party, to arrange their novation and provide the Purchaser or the EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators (as the case may be) with a copy of all such Consents and/or executed assignments and/or novations. The Purchaser acknowledges that the EMEA Sellers may (at the EMEA Sellers’ sole cost and expense) seek from the relevant Third Party, in relation to any novation, a longstop date to any Third Party claims not transferred to the Purchaser in accordance with Clause 2.4 (EMEA Assumed Liabilities), and the Purchaser agrees to reasonably assist (provided that the EMEA Sellers shall pay the Purchaser’s out-of-pocket costs reasonably and properly

EMEA Asset Sale Agreement
incurred in connection with the provision of such assistance) the relevant EMEA Sellers in the seeking of a request to such agreement with any such Third Party (provided that the Purchaser shall not be required to assume any such Third Party claims not transferred to the Purchaser in accordance with Clause 2.4 (EMEA Assumed Liabilities)), provided however that such request does not delay or adversely affect the willingness of such Third Party to enter into such novation. Until each Non-Assignable Contract has been assigned or novated (as appropriate) in accordance with this Clause 5.5:
5.5.1	the relevant EMEA Seller shall, to the extent reasonably within its contractual or other ability or control and subject also to Clauses 5.5, 5.6, 5.8 and 10.4 (Limitations), take reasonable steps to provide the benefit of that Non-Assignable Contract to the Purchaser or the relevant EMEA Designated Purchaser, and all such benefit shall vest in, and be held on trust, to the extent the relevant EMEA Seller is not constrained by operation of Law or any Third Party from granting such rights or benefits, by the relevant EMEA Seller for, the Purchaser, or the relevant EMEA Designated Purchaser (provided that the relevant EMEA Seller, the Joint Administrators and the Joint Israeli Administrators shall have no Liability to the Purchaser when acting under the direction of the Purchaser and as its agent), and the relevant EMEA Seller shall account to the Purchaser or the relevant EMEA Designated Purchaser accordingly in respect of any monies or other benefits received by the relevant EMEA Seller in relation thereto (and to the extent that such monies or other benefits can not, as a matter of Law, be held on trust for the Purchaser or relevant EMEA Designated Purchaser, such monies or other benefits shall, for the avoidance of doubt, be an expense of the administration as described in Paragraph 99(4) of Schedule B1 and Rule 2.67 of the Insolvency Act); and

5.5.2	to the extent that the Purchaser, or the relevant EMEA Designated Purchaser, receives, has received, or has a legally binding right against the Person providing the benefits under the relevant Non-Assignable Contract, to receive, the benefits of such Non-Assignable Contract in accordance with Clause 5.5, the Purchaser shall (or shall cause the relevant EMEA Designated Purchaser to) (if sub-contracting or agency is permitted under the relevant Non-Assignable Contract), as the relevant EMEA Seller’s sub-contractor or agent, perform on behalf of the relevant EMEA Seller (but at the Purchaser’s expense) all the obligations of the relevant EMEA Seller arising under the relevant Non-Assignable Contract, but provided that if such Non-Assignable Contract does not permit sub-contracting or agency, the parties shall make such other arrangements between themselves as may be permissible to implement so far as possible the effective transfer of the benefit and burden of such Non-Assignable Contract to the Purchaser or the relevant EMEA Designated Purchaser.
5.6	Notwithstanding the foregoing:
5.6.1	nothing in Clause 5.5 shall require any EMEA Seller to renew, modify or amend any Non-Assignable Contract once it has expired;

5.6.2	any endeavours required of the EMEA Sellers pursuant to Clause 5.5 shall, subject to Clause 14.8 (Limitations on Post-Closing Obligations), be for a period of one year commencing on the Closing Date; and

EMEA Asset Sale Agreement
5.6.3	the EMEA Sellers shall have the right, any time after the Closing Date, to exercise any right to terminate any Non-Assignable Contract, such termination to take effect, subject to Clause 14.8 (Limitations on Post-Closing Obligations), at, on or after the date that is one year after the Closing Date.
5.7	Subject to Clause 5.10, the Purchaser shall, or shall cause the relevant EMEA Designated Purchaser to indemnify each of the EMEA Sellers, Joint Administrators and the Joint Israeli Administrators fully and completely against all actions, proceedings, claims, demands, costs, expenses, damages, compensation, fines, penalties and other Liabilities which the EMEA Sellers, Joint Administrators and/or the Joint Israeli Administrators may incur as a result of any reasonable actions taken pursuant to Clause 5.5.

5.8	The EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators shall not be required in any circumstances to agree to the terms of any proposed assignment or novation of the benefit of any EMEA Seller Contract unless the Purchaser or an EMEA Designated Purchaser shall at the same time assume the burden of the EMEA Sellers under such EMEA Seller Contract.

5.9	Any failure to assign or to novate any EMEA Seller Contract shall not entitle the Purchaser to annul the sale, claim compensation or damages or entitle the Purchaser to a reduction in or repayment of the Purchase Price paid or payable or entitle the Purchaser to terminate or rescind this Agreement without prejudice to any right of the Purchaser to terminate this Agreement in accordance with Clause 15.4 (Termination) on any breach of this Clause 5, individually or together with any other breach or breaches of this Agreement.

5.10	Any references in Clauses 5.1, 5.2, 5.5 and 5.7 to the indemnification or payment by the Purchaser of costs and expenses of the EMEA Sellers, Joint Administrators or Joint Israeli Administrators shall not include any internal fees and costs of the EMEA Sellers, Joint Administrators or Joint Israeli Administrators, and are references to the indemnification or payment by the Purchaser of the EMEA Sellers’, Joint Administrators’, or Joint Israeli Administrators’, third party costs, fees and expenses reasonably and properly incurred by such EMEA Sellers, Joint Administrators or Joint Israeli Administrators provided that the Purchaser shall have previously approved such costs, fees and expenses (such approval, except in relation to legal costs, fees, expenses and disbursements, not to be unreasonably withheld or delayed). To the extent that any such third party costs, fees, and expenses reasonably and properly incurred are not approved by the Purchaser under this Clause 5.10, the obligations of the relevant EMEA Sellers, Joint Administrators and Joint Israeli Administrators to perform their obligations under Clauses 5.1, 5.2 and 5.5 (except the obligation of the relevant EMEA Sellers, under Clause 5.5.1, to hold the benefit of Non Assignable Contracts on trust and to account to the Purchaser or the relevant EMEA Designated Purchaser for any such monies or other benefits received in relation thereto) requiring the incurrence of such costs, fees, and expenses shall be, to such extent, suspended.

5.11	Notwithstanding any other term of this Agreement, no party shall be obligated to compromise any right, asset or benefit, make any payment, incur any Liability or deliver anything of value to any Third Party (other than filing and application fees to Government Entities) in connection with its obligations under Clauses 5.1, 5.2 and 5.5, and neither the Purchaser nor any Designated Purchaser shall be obligated to reimburse or indemnify the EMEA Sellers, Joint Administrators or Joint Israeli Administrators in relation thereto, unless the Purchaser or the relevant Designated Purchaser has expressly requested, in

EMEA Asset Sale Agreement
writing, the making of such compromise, the making of such payment, incurrence of such Liability or delivery of such value.

6.	EMEA THIRD PARTY ASSETS

6.1	The parties recognise that the EMEA Assets may include EMEA Third Party Assets. In relation to the EMEA Third Party Assets (that the Purchaser is, or becomes, aware are EMEA Third Party Assets) the Purchaser undertakes, or shall cause the relevant EMEA Designated Purchaser to undertake, (from the time from which it becomes so aware):
6.1.1	not to hold itself out as the owner of such assets nor to sell, offer for sale, assign, charge, pledge, create or permit the creation of an encumbrance on or otherwise deal with such assets;

6.1.2	to maintain such assets in its possession, at its own expense, and in the same repair and condition as they were at Closing;

6.1.3	either (i) if still in possession of the Purchaser or the relevant EMEA Designated Purchaser, to deliver-up, such assets to the relevant Third Party or the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators forthwith on demand or (ii) to make such payment to or arrangements with such Third Party as may be necessary to discharge the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators from any claim in respect of an EMEA Third Party Asset; and

6.1.4	to keep the Joint Administrators and the Joint Israeli Administrators fully and completely indemnified against all claims, demands, costs, expenses, damages, compensation, fines, penalties and other Liabilities whatsoever which may be brought against or incurred by the Joint Administrators or the Joint Israeli Administrators, in their personal capacities, in connection with the Purchaser failing to observe or perform the provisions of this Clause 6.
6.2	Subject to the other provisions of this Agreement, the Purchaser and the relevant EMEA Designated Purchasers shall take whatever right, title and interest the EMEA Sellers may have (if any) in any EMEA Third Party Assets.

6.3	The Purchaser shall have no right to annul the sale, to claim compensation or damages or a reduction in or repayment of the Purchase Price paid or payable, nor be entitled to terminate or rescind this Agreement if any of the EMEA Assets are or are found to be EMEA Third Party Assets.

6.4	Without prejudice to its obligations under Clause 6.1.3, if the Purchaser or an EMEA Designated Purchaser wishes to negotiate any arrangement with any Third Party in relation to any EMEA Third Party Asset and/or dispute any claim in respect of an EMEA Third Party Asset, the relevant EMEA Seller shall, subject to being fully indemnified and secured for all reasonable costs by the Purchaser or an EMEA Designated Purchaser, provide to the Purchaser or EMEA Designated Purchaser such assistance and cooperation as the Purchaser or an EMEA Designated Purchaser may reasonably request provided, however, that this Clause 6.4 shall not require any relevant EMEA Seller to take any legal action in respect of any such dispute provided however, that (to the extent that the Purchaser complies with Clause 6.1.4), the Purchaser may delay compliance with Clause 6.1.3 while so disputing any such claim until such time that, in the reasonable opinion of the applicable

EMEA Asset Sale Agreement
EMEA Seller, legal proceedings are likely to be commenced against the relevant EMEA Seller in relation thereto.

7.	INSOLVENCY PROCEEDINGS

Insolvency Proceedings

7.1	If at any time on or prior to the Closing Date, Insolvency Proceedings (except (i) any solvent liquidation of Nortel Northern Ireland (provided such solvent liquidation does not affect the completion of the transactions contemplated under this Agreement in accordance with the terms of this Agreement); (ii) the administration of the EMEA Debtors; (iii) the stay of proceedings in relation to the Israeli Company, including a proposed scheme of arrangement, arising in connection with the current stay of proceedings, primarily involving the distribution of a cash dividend (provided such scheme does not otherwise affect the completion of the transactions contemplated under this Agreement in accordance with the terms of this Agreement, does not involve the distribution of Israeli Assets, and does not affect the ability of the Israeli Company to comply with its obligations under this Agreement); or (iv) the Bankruptcy Proceedings applicable to the EMEA Sellers, as set out in the recitals to the North American Agreement, in each case as at 7 October 2009, and any subsequent judicial proceedings thereunder and limited thereto (not including, for the avoidance of doubt, Secondary Proceedings in relation to such Bankruptcy Proceedings) provided such judicial proceedings do not affect the completion of the transactions contemplated under this Agreement in accordance with the terms of this Agreement) are opened in relation to an EMEA Seller in any EMEA Jurisdiction, that EMEA Seller (a “Restricted Seller”) shall, as soon as is reasonably practicable following such EMEA Seller becoming aware of such Insolvency Proceedings provide a notice to the Purchaser confirming the opening of such Insolvency Proceedings, and in relation to the Israeli Company, the Israeli Company or the Joint Israeli Administrators shall provide to the Purchaser a copy of the notice of the Joint Israeli Administrators to the Israeli Court in respect of the opening of such Insolvency Proceedings (“Insolvency Proceeding Notice”) and such EMEA Seller will identify in such detail as can be reasonably provided at such time the Restricted Assets subject to such Insolvency Proceedings, provided that full details of those assets will be provided to the Purchaser as soon as reasonably practicable following such notice. Immediately upon receipt of an Insolvency Proceeding Notice, and notwithstanding any provision contained in this Agreement to the contrary:
7.1.1	if the Restricted Assets of that Restricted Seller comprise all of the EMEA Assets that are held by that Restricted Seller, then (except to the extent that the liquidator or other officer appointed under such Insolvency Proceedings chooses to and is permitted by Law to accede to the terms of this Agreement as they apply to such Restricted Seller or for so long as such liquidator or other officer consents to the continuing application of the terms of this Agreement to such Restricted Seller), subject to Clauses 3.5 and 3.6 (Purchase Price adjustments), this Clause 7 and Schedule 8 (Purchase Price Adjustment), that Restricted Seller shall, without prejudice to the continuing obligations of the Purchaser or any EMEA Designated Purchaser or any other EMEA Sellers under this Agreement, cease to have the benefit of any rights and shall, without any liability to the Purchaser or any other Person under this Agreement or otherwise, be relieved of its obligations under this Agreement (including in relation to any obligation to transfer any Restricted Asset or such of the EMEA Assumed Liabilities held by such Restricted Seller (such EMEA Assumed Liabilities, “Restricted Liabilities”) to the Purchaser or an EMEA Designated Purchaser)

EMEA Asset Sale Agreement
and the Purchaser shall be relieved from its obligation to acquire such Restricted Assets and/or assume such Restricted Liabilities of such Restricted Seller under the terms of this Agreement; and

7.1.2	if the Restricted Seller holds any EMEA Asset that is not a Restricted Asset, then it shall continue to be bound by the terms of this Agreement except that, for the purposes of this Agreement, any Restricted Asset of the relevant Restricted Seller shall be deemed to be an EMEA Excluded Asset, and any Restricted Liability shall be deemed to be an EMEA Excluded Liability.
7.2	Notwithstanding Clause 7.1, where a Restricted Seller has provided an Insolvency Proceeding Notice pursuant to Clause 7.1 as a result of an Insolvency Proceeding the Purchaser shall or shall cause the relevant EMEA Designated Purchaser to and the Restricted Seller shall, subject to Clause 10.4 (Limitations) and notwithstanding the existence of the Insolvency Proceeding, use their reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to give effect to the transfer of such Restricted Assets to the Purchaser or an EMEA Designated Purchaser and the assumption of such Restricted Liabilities by the Purchaser or an EMEA Designated Purchaser on the terms, and in accordance with, this Agreement (provided, however, nothing contained herein shall require the Purchaser or any EMEA Designated Purchaser to take any action in violation of applicable Law or any Order, and in no event shall the Purchaser be required to (i) pay a purchase price for such Restricted Assets greater than the Downward Adjustment reasonably estimated to be payable based upon the principles set out in Schedule 8 (Purchase Price Adjustment) in respect of such Restricted Assets and/or (ii) assume any EMEA Excluded Liabilities or material Liabilities that are not EMEA Assumed Liabilities hereunder and/or (iii) incur or pay any unreasonable or disproportionate out-of-pocket costs (including legal costs and expenses) in respect of such transfer subject to such amendments as may be agreed by the Purchaser or relevant EMEA Designated Purchaser or necessary to comply with local law or regulation requirements (to the extent not materially adverse to the Purchaser); provided that the Purchaser shall be released from such obligation if such Restricted Seller solicits proposals for an alternative transaction to sell the relevant Restricted Assets and/or the relevant Restricted Liabilities (and such Restricted Seller shall notify the Purchaser of such solicitation immediately after so soliciting) or negotiates with, or provides material information to, a Third Party considering such an alternative transaction (save to the extent of such EMEA Seller’s participation in the Auction), in each case otherwise than as permitted by Clause 10.52 (Standstill Period). If the transfers, on the Closing Date, of Restricted Assets and/or Restricted Liabilities to the Purchaser are prohibited by any Insolvency Proceedings (or by the solicitation of an alternative transaction by a Restricted Seller), then the relevant Restricted Assets and Restricted Liabilities (if any) shall (respectively) be designated as Removed Assets and Removed Liabilities for the purposes of Clause 3.5 and Clause 3.6 (Purchase Price adjustments) and Schedule 8 (Purchase Price Adjustment) of this Agreement shall apply.

7.3
7.3.1	NNUK and Nortel Ireland and the Joint Administrators agree for the purposes of this Clause 7 not to open Secondary Proceedings in relation to NNUK or Nortel Ireland at any time before the earlier of the date which is:
(A)	the day after the Closing Date; or

EMEA Asset Sale Agreement
(B)	1 May 2010;
7.3.2	the EMEA Debtors (other than NNUK and Nortel Ireland) and the Joint Administrators agree for the purposes of this Clause 7 not to open Secondary Proceedings in relation to the EMEA Debtors (other than NNUK and Nortel Ireland) at any time before the earlier of the date which is:
(A)	the day after the Closing Date; or

(B)	6 January 2010;
7.3.3	the Israeli Company and the Joint Israeli Administrators agree that in the event any Insolvency Proceedings (other than a proposed scheme of arrangement, arising in connection with the current stay of proceedings, primarily involving the distribution of a cash dividend (provided such scheme does not otherwise affect the completion of the transactions contemplated under this Agreement in accordance with the terms of this Agreement, does not involve the distribution of Israeli Assets, and does not affect the ability of the Israeli Company to comply with its obligations under this Agreement)) shall commence against the Israeli Company at any time before the earlier of the date which is:
(A)	the day after the Closing Date; or

(B)	6 January 2010,
the Purchaser may elect to remove the Israeli Assets and Israeli Liabilities from the transaction contemplated hereunder pursuant to Section 7.5 herein (Israeli Court Approval). For the avoidance of doubt, in the event of the commencement of such Insolvency Proceedings, the EMEA Sellers (other than the Israeli Company, to the extent that Israeli Company is subject to the stay of proceedings in effect on the date of this Agreement and this Agreement has not been approved by the Israeli Court) agree that such commencement shall be a deemed, for the purpose of enabling the Purchaser to exercise its rights under this Agreement, to be a breach of this Agreement by the Israeli Company, including such rights as it has under Clause 15 of this Agreement, provided that:
7.3.4	the opening of Secondary Proceedings in respect of an EMEA Debtor by (a) a Third Party; or (b) the Joint Administrators where, in the reasonable opinion of the Joint Administrators the opening of Secondary Proceedings is necessary in order to prevent the opening by a Third Party of Secondary Proceedings in relation to any EMEA Debtor, shall not be deemed a breach by that EMEA Debtor of this Agreement; and

7.3.5	if pursuant to Clause 10.5 (Limitations), the Joint Administrators open Secondary Proceedings or procure the opening of Secondary Proceedings in relation to any EMEA Debtor in breach of this Clause 7.3, such action will be a breach of this Agreement by the relevant EMEA Debtor.
7.4	Subject to Clause 10.52 (Standstill Period) each EMEA Seller, covenants to the Purchaser that if it becomes a Restricted Seller it shall not and, so far as it is reasonably able to do so, shall procure that any officeholder in any Insolvency Proceedings does not, solicit proposals for an alternative transaction to sell any Restricted Assets or negotiate with, or

EMEA Asset Sale Agreement
provide material to, a Third Party considering such an alternative transaction, unless required to do so under applicable Law.
Israeli Court approval
7.5	If the condition set out in Clause 15.1.4 (General Conditions) is not satisfied (and therefore deemed waived in accordance with Clause 15.1.4) on the earlier of the date falling sixty (60) days from 7 October 2009 or the date on which all of the other conditions in Clause 15 (other than the conditions in Clauses 15.1.2, 15.1.4 and 15.1.6 (General Conditions)) shall have been satisfied or, if permissible, waived, then:
7.5.1	the Israeli Company shall, without prejudice to the continuing obligations of the Purchaser or any other EMEA Sellers under this Agreement, cease to have the benefit of any rights and shall be relieved of their obligations under this Agreement (including in relation to any obligation to transfer any Israeli Asset or Israeli Liability to the Purchaser or an EMEA Designated Purchaser) and the Purchaser shall be relieved from its obligation to acquire such Israeli Assets and/or assume any Israeli Liabilities of the Israeli Company; and

7.5.2	any such Israeli Assets and any such Israeli Liabilities (if any) shall (respectively) be designated as Removed Assets and Removed Liabilities for the purposes of Clause 3.5 and Clause 3.6 (Purchase Price adjustments) and Schedule 8 (Purchase Price Adjustment) of this Agreement shall apply.
Notwithstanding the above, in the event the stay of proceeding order with respect to the Israeli Company shall terminate prior to Closing, this Clause 7.5 and the provisions relating to the Joint Israeli Administrators shall be of no further force and effect and the Israeli Company shall be treated as an EMEA Non-Debtor Seller, except (i) the Israeli Company shall not be treated as an EMEA Non-Debtor Seller for the purposes of Clause 9.9 (EMEA Non-Debtor Seller Warranties), and (ii) the warranties given by the Israeli Company as set out in Clause 9.6 (Israeli Company Warranties) shall remain in full force and effect (except in relation to any reference to the Joint Israeli Administrators which shall be deemed to be deleted).
Monkstown
7.6	NNUK and Nortel Northern Ireland hereby agree to procure that (i) prior to the commencement of any Insolvency Proceedings (except for those in (ii) next following) or (ii) upon any solvent liquidation of Nortel Northern Ireland, all right title and interest in the Monkstown Property owned by Nortel Northern Ireland is validly transferred to NNUK at the sole cost and expense of NNUK and Nortel Northern Ireland.

8.	WARRANTIES AND ACKNOWLEDGEMENTS OF THE PURCHASER

8.1	The Purchaser hereby warrants to the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators in the terms set out in Article III of the North American Agreement.

8.2	The Purchaser agrees and undertakes that it does not have any rights against, and shall not make any claim against, any employee, director, agent, officer or adviser of any member of the EMEA Sellers’ Groups or the firm, partners, employees, agents, advisers and/or representatives of either the Joint Administrators or the Joint Israeli Administrators on whom it may have relied before agreeing to any term of this Agreement or any other

EMEA Asset Sale Agreement
Transaction Document or before entering into this Agreement or any other Transaction Document.
8.3	Notwithstanding that the EMEA Sellers are not party to the North American Agreement, the Purchaser hereby agrees that Section 2.1.9 (EMEA Asset Sale Agreement), 11.3 (Third Party Beneficiaries) and 11.4 (Consent to Amendments; Waivers) of the North American Agreement are enforceable against and binding upon the Purchaser in respect of the EMEA Sellers and that the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators may enforce the rights under those Sections against the Purchaser as if they were party to that agreement.

8.4	None of the EMEA Sellers, the Joint Administrators nor the Joint Israeli Administrators shall be entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability (including, without limitation, where such recovery of damages or obtaining of payment, reimbursement or restitution is made under the North American Agreement).

8.5	Notwithstanding any other term of this Agreement, neither the Purchaser nor any Designated Purchaser shall have any liability to any EMEA Seller, the Joint Administrators or the Joint Israeli Administrators, (i) if such liability would not have arisen but for any voluntary act, omission, transaction or arrangement carried out after Closing by any member of the EMEA Sellers’ Group, the Joint Administrators or the Joint Israeli Administrators, or any of their respective employees, directors, agents, officers, advisers, firm, or partners, (ii) to the extent that it relates to any loss for which any member of the EMEA Sellers’ Group, the Joint Administrators or the Joint Israeli Administrators have recovered whether by contribution or indemnity by insurance, or (iii) to the extent that the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators, as the case may be, fail to satisfy their common law duty to mitigate their loss.

9.	WARRANTIES FROM THE EMEA SELLERS, JOINT ADMINISTRATORS AND JOINT ISRAELI ADMINISTRATORS

9.1	Except to the extent set out in Clauses 9.4 (Joint Administrators Warranties) to 9.9 (EMEA Non-Debtor Seller Warranties), none of the EMEA Sellers, Joint Administrators and/or the Joint Israeli Administrators gives any representations or warranties whether express or implied and whether statutory or otherwise (including warranties and covenants: (i) for or as to title, quiet possession, merchantable quality, fitness for purpose, sufficiency, description; (ii) in relation to regulatory compliance; (iii) in relation to compliance with any laws relating to telecommunications; (iv) in relation to compliance with any Antitrust Laws; (v) that the EMEA Transferred Intellectual Property and the Intellectual Property licensed pursuant to the Intellectual Property License Agreement is free from all encumbrances, restrictions or deficiencies (including encumbrances, restrictions or deficiencies that may not have been disclosed to the EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators, or does not infringe any Third Party rights); (vi) (with respect to the Joint Administrators and the Joint Israeli Administrators) in relation to Clause 2.7).

9.2	The Purchaser acknowledges and agrees that the terms and conditions of this Agreement and the exclusions which it contains are fair and reasonable in the context of the transactions contemplated by this Agreement or a sale by a company or companies in administration.

EMEA Asset Sale Agreement
9.3	Notwithstanding that the EMEA Sellers, Joint Administrators and the Joint Israeli Administrators are not party to the North American Agreement, the EMEA Sellers, hereby agree that the obligations of the EMEA Sellers set out in Sections 2.2.1 (Purchase Price), 2.2.2 (Estimated Cash Purchase Price), 2.2.4 (Purchase Price Adjustment), 2.2.5 (Escrows), 2.2.6 (Purchase Price Allocation), 2.2.7 (Certain Payment Mechanics and Allocation for the Shares), 5.18 (Termination of Overhead and Shared Services), 5.33 (Purchaser Management Presentation), 6.8 (EMEA Tax Escrow), 6.9 (Italian Tax Escrow), 8.2 and 8.3 (Trading Limitation) of the North American Agreement, and Section 5.28 (other than subection (k) (Taxes)) of the Sellers’ Disclosure Schedule, are hereby incorporated into this Agreement by reference, and are enforceable against the EMEA Sellers in accordance with the terms of such Sections as if set out in this Agreement and subject to the limitations set forth in this Agreement, under the terms of this Agreement. Each EMEA Seller that either receives a portion of the Shares pursuant to Section 2.2 of the North American Agreement, or receives or will own any beneficial interest in such Shares (the “EMEA Shares Recipient Sellers”) hereby warrants, with respect to itself only, to the Purchaser in the terms set out in Section 4.15 of the North American Agreement (except for the final sentence of Section 4.15(f) of the North American Agreement), and Section 4.15 of the North American Agreement (except for the final sentence of Section 4.15(f) of the North American Agreement) is hereby incorporated into this Agreement by reference, and is enforceable against each EMEA Shares Recipient Seller, individually, in accordance with the terms of such Section as if set out in this Agreement and subject to the limitations set forth in this Agreement, under the terms of this Agreement.
Joint Administrators Warranties
9.4	The Joint Administrators warrant to the Purchaser that they:
9.4.1	are duly authorised to act as insolvency practitioners in accordance with Part XIII of the Insolvency Act as at the date of the Agreement; and

9.4.2	were appointed by the Court on the Petition Date as administrators of each EMEA Debtor in accordance with the Insolvency Act and such appointment has not been terminated by the Court or the Joint Administrators as at 7 October 2009.
EMEA Debtor Warranties
9.5	Each EMEA Debtor (acting by the Joint Administrators) warrants to the Purchaser that, with respect to itself:
9.5.1	this Agreement has been duly executed and delivered by a representative of the Joint Administrators as agent for and on behalf of such EMEA Debtor, and constitutes legal, valid and binding obligations of such EMEA Debtor enforceable against such EMEA Debtor in accordance with its terms;

9.5.2	during the period from 8:00pm on 14 January 2009 until 7 October 2009, so far as it is aware, no Secondary Proceedings have been commenced with respect to, and no petitions in connection with the commencement of Insolvency Proceedings (except proceedings in the administration of the relevant EMEA Debtors, in the ordinary course, to the extent such proceedings do not affect the completion of the transactions contemplated under this Agreement in accordance with the terms of this Agreement) have been filed against, such

EMEA Asset Sale Agreement
EMEA Debtor in any jurisdiction, save as set out in Schedule 9.5.2 of the EMEA Sellers’ Disclosure Schedule. For the avoidance of doubt, the awareness of an EMEA Debtor includes the awareness of its Joint Administrators; and
9.5.3	since 8:00pm on 14 January 2009, it has, save for any Permitted Encumbrance, not executed or knowingly suffered to be done or been party to any document which would charge or encumber or affect the title of such EMEA Debtor to the EMEA Assets or hinder the sale of the EMEA Assets under this Agreement.
Israeli Company Warranties
9.6	The Israeli Company (acting by the Joint Israeli Administrators) warrants to the Purchaser that, with respect to itself:
9.6.1	as at 7 October 2009, this Agreement has been duly executed and delivered by a representative of the Joint Israeli Administrators as agent for and on behalf of the Israeli Company, and (subject to the Israeli Court’s approval of this Agreement, to the extent that the Israeli Company remains in, and is, subject to, the stay of proceedings in effect on the date of this Agreement) constitutes legal, valid and binding obligations of the Israeli Company enforceable against the Israeli Company in accordance with its terms;

9.6.2	it has provided the Purchaser, or an EMEA Designated Purchaser, with all filings, in its possession, which were submitted to the Israeli Court, with respect to the Israeli Company; and

9.6.3	since the grant of the stay of proceedings order on 19 January 2009, it has, save for any Permitted Encumbrance, not knowingly executed or has knowingly suffered to be done or been party to any document which would charge or encumber or affect the title of the Israeli Company to the Israeli Assets or hinder the sale of the Israeli Assets under this Agreement.
Joint Israeli Administrators Warranties
9.7	The Joint Israeli Administrators warrant to the Purchaser that:
9.7.1	they have been appointed by the Israeli Court to act as trustees in the duty of stay proceedings taking place in Israel, in connection with the Israeli Company in accordance with the Israeli Companies Law 1999, and the regulations relating thereto, as at the date of this Agreement such appointment has not been terminated by the Israeli Court or the Joint Israeli Administrators as at the date of this Agreement;

9.7.2	they caused the Israeli Company to provide the Purchaser or an EMEA Designated Purchaser with all filings, in their possession, which were submitted to the Israeli Court, with respect to the Israeli Company; and

9.7.3	as secured by the personal undertaking provided by the Joint Israeli Administrators to the Israeli Court on January 25, 2009 they have no knowledge of any personal interest in or with the Israeli Company or any of its creditors.
9.8	The Joint Israeli Administrators warrant to the Purchaser that subject to the fulfilment of the condition set forth in Clause 15.1.4 (General Conditions), if applicable, this Agreement has been duly executed and delivered by the Joint Israeli Administrators as officers of the

EMEA Asset Sale Agreement
Israeli Courts for and on behalf of the Israeli Company, provided that the stay of proceedings in Israel continue to be in effect through the day of execution of this Agreement and Closing thereof. In the event that the stay of proceedings in Israel under the Israeli Court shall come to an end prior to the Closing Date, the effectuation of this Agreement in connection with the Israeli Company shall not be at the responsibility of the Joint Israeli Administrators and the Israeli Company shall be treated as an EMEA Non-Debtor Seller, provided the Israeli Company shall give such warranties as set out in Clause 9.6 (Israeli Company Warranties), but not those set out in Clause 9.9 (EMEA Non-Debtor Seller Warranties).
EMEA Non-Debtor Seller Warranties
9.9	Each EMEA Non-Debtor Seller warrants to the Purchaser with respect to itself that:
9.9.1	this Agreement and any other documents executed by it pursuant to this Agreement as of 7 October 2009 has been duly executed and delivered by it, and constitutes legal, valid and binding obligations of such EMEA Non-Debtor Seller enforceable against such EMEA Non-Debtor Seller in accordance with its terms;

9.9.2	it has taken all necessary action and has all requisite power and authority to enter into and perform this Agreement and any other document it is required to execute pursuant to the terms of this Agreement, in accordance with their terms;

9.9.3	since 8.00pm on 14 January 2009, it has, save for any Permitted Encumbrance, not executed or knowingly suffered to be done or been party to any document which would charge or encumber or affect the title of such EMEA Non-Debtor Seller to the EMEA Assets or hinder the sale of the EMEA Assets under this Agreement; and

9.9.4	compliance with the terms of this Agreement or any other documents it is required to execute pursuant to the terms of this Agreement shall not breach or constitute a default, under any of the following:
(A)	so far as such EMEA Non-Debtor Seller is aware, any material agreement or instrument to which such EMEA Non-Debtor Seller is a party or by which it is bound;

(B)	any constitutional or organizational documents of such EMEA Non-Debtor Seller; or

(C)	so far as such EMEA Non-Debtor Seller is aware, any order, judgment or decree applicable to such EMEA Non-Debtor Seller.
10.	COVENANTS AND OTHER AGREEMENTS
Israeli Company
10.1	The Joint Israeli Administrators agree to provide the Purchaser or an EMEA Designated Purchaser with all filings, in their possession, which are submitted to the Israeli Court, with respect to the Israeli Company.

EMEA Asset Sale Agreement
Benefit of Covenants
10.2	Without prejudice to any provision of this Agreement, the parties hereby agree that any rights, undertakings, representations, warranties, acknowledgments or other obligations, provided by the Purchaser in the North American Agreement in favour of the Sellers or Main Sellers (“Beneficial Undertakings”), including, the rights, undertakings, representations, warranties, acknowledgements or other obligations of the Purchaser set out in Sections 2.2, 3.3. to 3.7 (Purchaser Representations) 5.4(c), 5.19 (Financing), 5.27 (Securities Compliance), 5.33, 6.8 and 6.9 and Article VIII of the North American Agreement, and Section 5.28 (other than subection (k) (Taxes)) of the Sellers’ Disclosure Schedule, shall (to the extent not set out in this Agreement) be deemed to be repeated in full in this Agreement in favour of the EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators, mutatis mutandis, save that all references to “Seller” or “Main Seller” (as the case may be) shall be deemed to be a reference to the “EMEA Sellers” and any other variations shall be made as may be necessary in the reasonable opinion of the EMEA Sellers, to ensure that the EMEA Sellers are provided with, and can take, the full benefit of each Beneficial Undertaking as if such Beneficial Undertaking had been made by the Purchaser in favour of the EMEA Sellers under this Agreement.
Limitations
10.3	Nothing in this Agreement shall preclude the Joint Administrators or the Joint Israeli Administrators from terminating the administration of the EMEA Debtors (in the case of the Joint Administrators) or the Israeli Company (in the case of the Joint Israeli Administrators) and seeking their discharge as administrators and the Purchaser shall raise no objection thereto, but for the avoidance of doubt, notwithstanding the foregoing, the Purchaser shall not be restricted from claiming against the EMEA Debtors, or, as relevant, the Israeli Company, and receiving any remedy, or exercising any right, other than a claim against the Joint Administrators or the Joint Israeli Administrators (as applicable) in their personal capacity, to which it is otherwise entitled pursuant to the terms of this Agreement, for any breach of this Agreement and shall be entitled to terminate this Agreement in accordance with the provisions of Clause 15.4 (Termination).

10.4	Under this Agreement, except for any documents, the forms of which have been agreed by the Joint Administrators, the Joint Israeli Administrators or the Non Debtor Seller Directors as of 7 October 2009, none of the Joint Administrators, the Joint Israeli Administrators or the Non-Debtor Seller Directors shall be required to enter into or execute any document in their personal capacities or as administrators or directors of the EMEA Sellers (as applicable), to the extent that such document would cause the Joint Administrators, the Joint Israeli Administrators or the Non-Debtor Seller Directors (as applicable) to incur any personal liability which they are not required to incur under this Agreement, unless such document contains, in relation to the Joint Administrators or the Joint Israeli Administrators, exclusions of liability in favour of the Joint Administrators, the Joint Israeli Administrators (as applicable) to an extent consistent with, or more favourable than, the exclusions of liability provided in favour of the Joint Administrators and the Joint Israeli Administrators (as applicable) in this Agreement, or, in relation to the Non-Debtor Seller Directors an exclusion of liability in favour of the Non-Debtor Seller Directors consistent with, or more favourable than, the exclusion of liability set out at Clause 14.2 (Exclusion of Liability and Acknowledgements) of this Agreement (but subject to the qualifications in Clause 14.9 (Limitations on Post-Closing Obligations)).

EMEA Asset Sale Agreement
10.5	Nothing in this Agreement shall operate to derogate from, restrict, or prevent the Joint Administrators, the Joint Israeli Administrators or the Non-Debtor Seller Directors from complying with their statutory duties or legal obligations in relation to the exercise of their powers, duties or functions as administrators of the EMEA Debtors (or, in relation to the Joint Israeli Administrators as administrators of the Israeli Company or, in relation to the Non-Debtor Seller Directors, as directors of the EMEA Non-Debtor Sellers), under the Insolvency Act or any other applicable legislation or statutory instrument, provided that, notwithstanding the foregoing, any failure to comply with the terms of this Agreement by any EMEA Seller after giving effect to the provisions of Clause 2.9 (Main Sellers) will be a breach of this Agreement by the relevant EMEA Seller, and the Purchaser shall not be restricted from claiming against the relevant EMEA Seller and receiving any remedy, or exercising any right, other than a claim against the Joint Administrators, the Joint Israeli Administrators or the Non-Debtor Seller Directors in their respective personal capacities, to which it is otherwise entitled pursuant to the terms of this Agreement, for any breach of this Agreement and shall be entitled to terminate this Agreement in accordance with the provisions of Clause 15.4 (Termination) notwithstanding that the Joint Administrators, the Joint Israeli Administrators or the Non-Debtor Seller Directors (as applicable) are complying with such statutory duties or legal obligations in accordance with this Clause 10.5.
Pre-Closing cooperation
10.6	Subject to Clause 10.4 (Limitations), prior to Closing, upon the terms and subject to the conditions of this Agreement, each of the EMEA Sellers and the Purchaser and the EMEA Designated Purchasers shall use its reasonable endeavours to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including:
10.6.1	the preparation and filing of all forms, registrations and notices required to be filed to consummate Closing and the taking of such actions as are necessary to obtain any requisite Consent, provided, that the EMEA Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities, all of which shall be paid or reimbursed by the Purchaser) in order to obtain any Consent;

10.6.2	taking all reasonable actions to defend any Actions filed against such party by or before any Government Entity challenging this Agreement or the consummation of Closing (or to cooperate with the other party in the case of any such Action filed against such other party); and

10.6.3	using reasonable endeavours to cause to be lifted or rescinded any injunction, decree, ruling, order or other action of any Government Entity adversely affecting the ability of the parties to consummate Closing provided, that such reasonable endeavours described in Clauses 10.6.1 and 10.6.2 above shall not require either such party to take, or agree to take any action, that would reasonably be expected to materially and adversely impact the EMEA Business or any other business of such party.
10.7	The Purchaser, the EMEA Sellers (acting by the Joint Administrators), and the Israeli Company (acting by the Joint Israeli Administrators) shall promptly notify the other of the occurrence, to such party’s Knowledge, of any event or condition, or the existence, to such

EMEA Asset Sale Agreement
party’s Knowledge, of any fact, that would reasonably be expected to result in any of the conditions set out in Clause 15 (Conditions to Closing and Termination) not being satisfied.
10.8	The Purchaser hereby covenants and agrees to comply with the provisions of Section 5.4(c) of the North American Agreement.
Antitrust and other Regulatory Approvals
10.9	In furtherance and not in limitation of the provisions in Clauses 10.6, 10.7 and 10.8 (Pre-Closing cooperation), the Purchaser shall comply with Section 5.5(a) of the North American Agreement and the EMEA Sellers shall comply with Section 5.5(a)(iii) of the North American Agreement (as if set out in this Agreement and subject to the limitations set forth in this Agreement) and if any obligation on the Purchaser pursuant to Section 5.5(a) of the North American Agreement is waived, the Purchaser shall comply with the provisions of Section 5.5(a) of the North American Agreement (as if set out in this Agreement and subject to the limitations set forth in this Agreement) as if there were no such waiver, subject to any separate waiver validly entered into under this Agreement pursuant to Clause 16.6 (General Provisions and Construction). The EMEA Sellers shall provide reasonable assistance to the Purchaser in preparing and filing those documents, registrations, statements, petitions, filings and applications which are required pursuant to Section 5.5(a) of the North American Agreement and are relevant to the EMEA Sellers.

10.10	If the Purchaser, an EMEA Seller, the Joint Administrators (in their capacity as administrators of the EMEA Debtors), or the Joint Israeli Administrators (in their capacity as administrators of the Israeli Company), or in the case of the Purchaser, its Affiliates, and in the case of the EMEA Sellers, their respective Wholly Owned Subsidiaries, receive a request for information or documentary material from any Government Entity with respect to this Agreement or any of the transactions contemplated by this Agreement (and/or by the North American Agreement), then such party shall endeavour in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party and the Joint Administrators, an appropriate response in compliance with such request, in the case of any Wholly Owned Subsidiaries, only to the extent that they are legally able.

10.11	The Purchaser, the EMEA Sellers, the Joint Administrators (in their capacity as administrators of the EMEA Debtors) and the Joint Israeli Administrators (in their capacity as administrators of the Israeli Company) shall keep each other and the Joint Administrators, or the Joint Israeli Administrators, as applicable, apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement (and/or by the North American Agreement) and work cooperatively in connection with obtaining the requisite Regulatory Approvals of each applicable Government Entity, including:
10.11.1	cooperating with each other and the Joint Administrators, or the Joint Israeli Administrators, as applicable, in connection with filings required under the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the North American Agreement) and each Antitrust Approval, and liaising with each other in relation to each step of the procedure before the relevant Government Entities and as to the contents of all communications with such Government Entities. In particular, and except for any filings made pursuant to the Investment Canada Act, the Purchaser and each EMEA Seller

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will not make any notification or other filing with or to any Government Entity in relation to the transactions contemplated hereunder without first providing the other party and the Joint Administrators (or each of their external counsel on an external counsel only basis) with a copy of such notification in draft form (except with respect to any documents relating to item 4(c) of the notification form required by the HSR Act) and giving such other party and the Joint Administrators (or their external counsel) a reasonable opportunity to discuss its content before it is filed with the relevant Government Entities, and such party shall consider and take account of all reasonable comments timely made by the other party or the Joint Administrators (or their external counsel) in this respect. For the avoidance of doubt, draft filings, materials or information provided under this section or under any other provision of this Agreement to another party’s counsel on an external counsel only basis shall only be given to external counsel of the recipient and will not be disclosed by such external counsel to employees, officers or directors of the recipient without the advance written consent of the party providing such draft filing or materials;

10.11.2	furnishing to the other party and the Joint Administrators, or the Joint Israeli Administrators, as applicable (or their external counsel) in a timely fashion all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the North American Agreement); provided, however, that no such information shall be required to be provided by the Purchaser or any of the EMEA Sellers if it determines, acting reasonably, that the provision of such information would jeopardise any solicitor-client or other legal privilege (it being understood, however, that the parties shall cooperate in any reasonable endeavours and requests that would enable otherwise required disclosure to the other party and/or the Joint Administrators (or their external counsel) to occur without so jeopardising the privilege);

10.11.3	promptly notifying each other and the Joint Administrators, or the Joint Israeli Administrators, as applicable, of any communications from or with any Government Entity with respect to the transactions contemplated by this Agreement (and/or by the North American Agreement) and ensuring that each of the parties and the Joint Administrators, or the Joint Israeli Administrators, as applicable (or their external counsel) (as determined by the Purchaser in its reasonable discretion in the case of meetings or appearances related to ICA Approval), where acceptable to the Government Entity, is represented at any meetings with or other appearances before any Government Entity with respect to the transactions contemplated by this Agreement (and/or by the North American Agreement); and

10.11.4	consulting and cooperating with one another and the other party’s external counsel in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the Purchaser, EMEA Sellers or Joint Administrators, or the Joint Israeli Administrators, as applicable, in connection with proceedings under or relating to the Antitrust Laws or any Laws regulating foreign investment of any jurisdiction in connection with the transactions contemplated by this Agreement (and/or by the North American Agreement).

EMEA Asset Sale Agreement
10.12	In addition, and subject to Clause 10.13 the Purchaser shall, and shall cause each of the EMEA Designated Purchasers to, use its reasonable endeavours to satisfy (or cause the satisfaction of) the conditions precedent to the Purchaser’s obligations hereunder as set out in Clause 15.1.3 (General Conditions) to the extent the same is within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to consummate the transactions contemplated by this Agreement (and/or by the North American Agreement), including using its reasonable endeavours to obtain all Regulatory Approvals, and any other Consent of a Government Entity required to be obtained in order for the parties to consummate the transactions contemplated by this Agreement (and/or by the North American Agreement).

10.13	The obligations of the Purchaser pursuant to Clause 10.12 shall include an obligation to commit, and to cause the EMEA Designated Purchasers to commit, to any and all undertakings, divestitures, licences or hold separate or similar arrangements with respect to their respective assets and/or the Assets and/or the EMEA Assets and/or to any and all arrangements for the conduct of any business and/or to any termination of any and all existing relationships and contractual rights and obligations as a condition to obtaining any and all Consents from any Government Entity necessary to consummate the transactions contemplated by this Agreement (and/or by the North American Agreement), and shall include an obligation to take, and to cause the EMEA Designated Purchasers to take, any and all Consents from any Government Entity necessary to consummate the transactions contemplated by this Agreement or by the North American Agreement, including any and all actions necessary in order to ensure the receipt of the necessary Consents and Regulatory Approvals; provided, however, that nothing in this Agreement or the North American Agreement shall require or be construed to require the Purchaser, any Designated Purchaser, any EMEA Designated Purchaser or any of their respective Subsidiaries to commit to any undertaking, divestiture, licence or hold separate or similar arrangement or conduct of business arrangement or to terminate any relationships, rights or obligations or to do any other act, to the extent such commitment, termination or action would be reasonably likely to be materially adverse to the Business or the Purchaser, or financial condition or prospects of the Business or the Purchaser.

10.14	For the avoidance of doubt the covenants under Clauses 10.9 to 10.13 shall not apply to any action, effort, filing, Consent, proceedings, or other activity or matter relating to the Bankruptcy Courts, the Bankruptcy Consents and/or the Bankruptcy Proceedings, and the ICA Approval.
 Pre-Closing access to information
10.15	Prior to Closing, the EMEA Sellers shall, and shall (to the extent they are legally able) cause their Wholly Owned Subsidiaries to:
10.15.1	give the Purchaser and its authorised representatives, upon reasonable advance notice and during regular business hours, reasonable access to all books, records, personnel, officers and other facilities and properties of the EMEA Business to the extent that such items are under the control of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators, provided however that, subject to Clause 10.15.2, the EMEA Sellers will not be required to provide to the Purchaser access to or copies of any information in relation to employees of the EMEA Sellers (other than as legally required);

EMEA Asset Sale Agreement
10.15.2	provide information requested by the Purchaser in order to enable the Purchaser to carry out the duties imposed by the Transfer Regulations or any other applicable Law and in order to provide an orderly transition of the Transferring Employees, provided that it is reasonable to do so having regard to the EMEA Sellers legal and/or contractual obligations (excluding the applicable policies of the EMEA Sellers) and subject to works council or other appropriate representative body consent where such consent is appropriate and necessary, provided, however, that the EMEA Sellers shall use all their reasonable endeavours to obtain such consent. The EMEA Seller will provide such information as expeditiously as is reasonably practicable, having regard to the nature and content of the request;

10.15.3	permit the Purchaser to make such copies and inspections thereof, upon reasonable advance notice and during regular business hours, as the Purchaser may reasonably request; and

10.15.4	grant the Purchaser and its representatives reasonable access to each of the facilities of the EMEA Business where EMEA Assets are located for purposes of completing an updated inventory of the fixed assets of the EMEA Business for purposes of completing an appraisal of the value thereof; and

10.15.5	cause the officers of the EMEA Non-Debtor Sellers to cooperate with the Main Sellers in their preparation and delivery of the financial statements contemplated by Section 5.6(a) of the North American Agreement;
  provided, however, that:
10.15.6	any such access shall be conducted at Purchaser’s expense, in accordance with Law (including any applicable Antitrust Law and Bankruptcy Laws), at a reasonable time, under the supervision of the EMEA Sellers’ personnel and in such a manner as to maintain confidentiality and not to unreasonably interfere with the normal operations of the businesses of the EMEA Sellers and their Affiliates;

10.15.7	the EMEA Sellers will not be required to provide to the Purchaser access to or copies of any Tax Records save as required by Law or except as otherwise provided in Clause 11 (Tax); and

10.15.8	the EMEA Sellers will not be required to provide the Purchaser access to or copies of any working papers or other documentation (including court orders or other documents) prepared by the Joint Administrators or the Joint Israeli Administrators which the Joint Administrators or the Joint Israeli Administrators are required to maintain in confidence under applicable Law.
10.16	In order to facilitate the Purchaser’s entry into new supply arrangements effective as of Closing, the EMEA Sellers shall make available to the Purchaser unredacted copies of all Contracts with suppliers of the EMEA Business (or in the case of any EMEA Non-Exclusive Supply Agreements, unredacted copies of any portion thereof that are applicable to the EMEA Business) (other than pricing/cost information or other competitively sensitive information the sharing of which the EMEA Sellers or their representatives reasonably determine may violate applicable Law) promptly following 7 October 2009 (or in the event that any such Contract is subject to confidentiality restrictions promptly following the receipt of any required consent which the EMEA Sellers will cooperate with

EMEA Asset Sale Agreement
the Purchaser to obtain as promptly as practicable). So long as the Purchaser is the winning bidder in the Auction, the EMEA Sellers shall provide such information not provided in accordance with the preceding sentence upon the later of the entry of the U.S. Sale Order, the receipt of the HSR Approval and the receipt of the Competition Act Approval. Any such disclosures shall be made to any employees or representatives of the Purchaser who are designated by the Purchaser, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the EMEA Business by the Purchaser and who have executed the applicable “Clean Room Agreements,” provided, however, that employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or other material competitive terms offered to any customer of a competing business to the EMEA Business and, if the transaction does not close, agree not to be employed in such a role for an agreed-upon minimum period of time..

10.17	In connection with the procedures set forth in Clauses 10.33 to 10.36 (EMEA Bundled Contracts) with respect to the EMEA Bundled Contracts, the EMEA Sellers will provide unredacted copies of any portion of any EMEA Bundled Contracts that relates to the EMEA Business (other than pricing information and other competitively sensitive information the sharing of which the EMEA Sellers or their representatives reasonably determine may violate applicable Law) promptly following 7 October 2009, so long as the Purchaser is the winning bidder in the Auction, and will provide such information upon the later of the entry of the U.S. Sale Order, the receipt of the HSR Approval and the receipt of the Competition Act Approval. Any such disclosures shall be made to any employees or representatives of the Purchaser who are designated by the Purchaser, who reasonably require access to such information for any reasonable business purpose related to the acquisition of the EMEA Business by the Purchaser and who have executed the applicable “Clean Room Agreements”, provided, however, that employees of the Purchaser shall not have access to such information unless they are not involved in making decisions regarding pricing or the other material competitive terms offered to any customer of a competing business to the EMEA Business and, if the transaction does not close, agree not to be employed in such a role for an agreed-upon minimum period of time.

10.18	Notwithstanding anything contained in this Agreement or any other agreement between the Purchaser and the EMEA Sellers executed on or prior to 7 October 2009, the EMEA Sellers shall not have any obligation to make available to the Purchaser or its representatives, or provide the Purchaser or its representatives with any information if making such information available would:
10.18.1	jeopardise or result in the loss of any solicitor-client or other legal privilege; or

10.18.2	potentially cause the EMEA Sellers to be found in contravention of any applicable Law or contravene any fiduciary duty or agreement (including any confidentiality agreement with a Third Party to which the EMEA Sellers or any of their Affiliates are a party) between the EMEA Sellers and a Third Party, it being understood that the EMEA Sellers shall cooperate in any reasonable endeavours and requests for waivers that would enable otherwise required disclosure to the Purchaser to occur without so jeopardizing privilege or contravening such Law, duty or agreement.
10.19	Promptly following the date of the U.S. Sale Order, the EMEA Sellers agree to provide the Purchaser with access to such documentation, records and databases to the extent

EMEA Asset Sale Agreement
reasonably required to review and assess the EMEA Sellers’ use of Open Source Software incorporated into any of the EMEA Products or EMEA Services.
Public announcements
10.20	Subject to the provisions of Clause 9 of Schedule 6 (Employees) with respect to communications and announcements to the Transferring Employees and the employees of the Purchaser and the EMEA Designated Purchasers and subject to the parties’ disclosure obligations imposed by Law (including any obligations under the Insolvency Act), the initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by the Purchaser, the EMEA Sellers and the Joint Administrators acting reasonably. Unless otherwise required by applicable Law or by obligations of the parties or their Affiliates pursuant to any listing agreement with or rules of any securities exchange, the parties hereto shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the transactions contemplated hereby or the activities and operations of the other party and shall not issue any such release or make any such statement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) provided that approval shall not be required where a party determines, based on advice of counsel and after consultation with the other parties and the Joint Administrators that such disclosure is required by Law or by obligations of the parties or their Affiliates pursuant to any listing agreement with, or rules of, any securities exchange.
Further actions
10.21	From and after the Closing Date, subject to Clauses 10.4 (Limitations) and 14.7 (Limitations on Post-Closing Obligations), the EMEA Sellers and the Purchaser shall execute and deliver (and, if applicable, procure notarization of) such documents and other papers and take such further actions as may reasonably be required to carry out the provisions of this Agreement and the other Transaction Documents to which they are a party and give effect to the transactions contemplated herein and therein, including the execution and delivery of such assignments, deeds and other documents as may be necessary to transfer any EMEA Assets as provided in this Agreement; provided that subject to Clauses 10.9 to 10.13 (Antitrust and other Regulatory Approvals), the EMEA Sellers shall not be obligated to make any payment or deliver anything of value to any Third Party (other than filing and application fees to Government Entities) all of which shall be paid or reimbursed by the party required to pay such fees under this Agreement in order to obtain any Consent to the transfer of EMEA Assets or the assumption of the EMEA Assumed Liabilities.
Other Assets
10.22	If after Closing any EMEA Seller, Purchaser or EMEA Designated Purchaser, as the case may be, shall have in its possession any asset or right which should have been delivered to the Purchaser or an EMEA Designated Purchaser or retained by an EMEA Seller, as applicable, the EMEA Sellers, the Purchaser or the EMEA Designated Purchaser shall, or shall (to the extent they are legally able to) cause their respective Affiliates (in the case of the Purchaser and Designated Purchaser) or Wholly Owned Subsidiaries (in the case of the EMEA Sellers), as the case may be, to promptly deliver such asset or right to the other party.

EMEA Asset Sale Agreement
 Conduct of Business
10.23	The EMEA Sellers covenant that, subject to Clause 10.5 (Limitations) and to any limitation imposed as a result of being subject to the Bankruptcy Proceedings, and except as: (i) the Purchaser may approve otherwise in writing as set out below (such approval not to be unreasonably withheld or delayed; (ii) set out in Section 10.21 (Ordinary Course of Business) of the EMEA Sellers’ Disclosure Schedule; (iii) otherwise contemplated or permitted by this Agreement or another Transaction Document (iv) required by Law (including the Insolvency Act) or by any order of a Bankruptcy Court; (v) relates solely to EMEA Excluded Assets or EMEA Excluded Liabilities; the EMEA Sellers shall and shall (to the extent they are legally able) cause their Wholly Owned Subsidiaries to: (A) conduct the EMEA Business and maintain the EMEA Owned Equipment in the Ordinary Course; (B) use endeavours that are reasonable in the context of the Bankruptcy Proceedings and taking into account employee attrition to continue operating the EMEA Business as a going concern, and to maintain the business organizations of the EMEA Business intact and (C) abstain from any of the following actions:
10.23.1	sell or otherwise dispose of material EMEA Assets, other than sales of inventory (including, without limitation, inventory that has been designated as “excess” or “obsolete” (E&O Inventory)) on a basis consistent with past practice;

10.23.2	execute or knowingly suffer to be done or be party to any document which would create or permit any Lien on any EMEA Assets other than (i) Liens that will be discharged at or prior to Closing or (ii) Permitted Encumbrances;

10.23.3	(i) grant any license or sublicense of any rights under or with respect to any EMEA Transferred Intellectual Property other than licenses to suppliers, resellers and customers in the Ordinary Course and licences and sublicences granted in accordance with the Intellectual Property License Agreement (if such agreement were in effect as of 7 October 2009), or (ii) enter into any exclusive license agreement that would restrict the EMEA Business or the EMEA Assets after Closing in any material respect or which is in conflict with the provisions of this Agreement or that would be in conflict with the Intellectual Property License Agreement if it were in effect as of 7 October 2009;

10.23.4	(i) increase the rate of cash compensation or other fringe, incentive, equity incentive, pension or other employee benefits payable to the Transferring Employees, including under any incentive or retention plan, other than normal periodic increases consistent with past practice or as required by applicable Law or Contracts in effect as of 7 October 2009, or pursuant to KERP or KEIP or (ii) enter into, or increase the benefits or any payments under any employment, severance or other similar agreement or arrangement with any Transferring Employees;

10.23.5	voluntarily terminate or waive any material rights under, or materially amend any Material Contract or any EMEA Bundled Contract material to the EMEA Business (other than as necessary to effect the unbundling of any EMEA Bundled Contract required with respect to any other business or business segment of the EMEA Sellers);

10.23.6	waive, release, assign, settle or compromise any material claim, litigation or arbitration relating to the EMEA Business to the extent that such waiver, release,

EMEA Asset Sale Agreement
assignment, settlement or compromise imposes any binding obligation, whether contingent or realised, on the EMEA Business that will bind the Purchaser and/or the EMEA Designated Purchasers after the Closing Date and is materially adverse to the EMEA Business;

10.23.7	fail to make any budgeted capital expenditures with respect to the EMEA Business or make any unbudgeted capital expenditure with respect to the EMEA Business in excess of $100,000 individually or $250,000 in the aggregate;

10.23.8	enter into any Material Contract for or relating to the EMEA Business that cannot be assigned to the Purchaser;

10.23.9	fail to maintain tangible property which, individually or in the aggregate, is material to the EMEA Business and which is included in the EMEA Assets, consistent with past practice since the filing of the Bankruptcy Proceedings;

10.23.10	enter into, or agree to enter into, any sale-leaseback transactions with respect to the EMEA Business;

10.23.11	fail to maintain the material Consents with respect to the EMEA Business;

10.23.12	grant any lease, sublease, license, sublicense or other occupancy rights under or with respect to any portion of premises which are proposed to be the subject of a Real Estate Agreement used in the EMEA Business (except with respect to such rights granted to the purchasers of other Nortel business segments which are co-located at such premises and the effect of which would not have a material adverse effect on the lease, license or occupancy by the Purchaser or any EMEA Designated Purchaser of such premises), except in accordance with Schedule 5 (Real Estate);

10.23.13	construct, or permit to be constructed any capital improvements or major alterations at any portion of the premises which are proposed to be the subject of a Real Estate Agreement used for the EMEA Business (except with respect to any capital improvements or major alterations at any portion of such premises required in connection with the purchase by purchasers of other Nortel business segments);

10.23.14	enter into any Contract granting an indemnity in respect of intellectual property infringement or misappropriation other than in the Ordinary Course that would bind the Purchaser or any of its Affiliates after Closing in any material respect except for the Contracts that will not be, or that the Purchaser may elect not to have, assigned to the Purchaser hereunder;

10.23.15	enter into any Collective Labor Agreement affecting Transferring Employees except as required by applicable Law or as would not result in material Liability to the EMEA Business;

10.23.16	enter into any Contract not to compete in any line of business or geographic area that would reasonably be expected to bind the Purchaser or any of its Affiliates after Closing in any material respect; or

10.23.17	authorise, or commit or agree to take, any of the foregoing actions.

EMEA Asset Sale Agreement
If an EMEA Seller desires to take any action described in this Clause 10.23, the EMEA Sellers or the Joint Administrators may, prior to any such action being taken, request the Purchaser’s consent via an electronic mail or facsimile sent to the individual(s) and addresses listed on Schedule 7 (Names and Addresses). The Purchaser shall respond to such notice in writing by 11:59 p.m. (London time) on the second (2nd) Business Day after the day of delivery of such email or facsimile. The failure of the Purchaser to respond within two (2) Business Days shall not be deemed to be consent to such action.
The Purchaser acknowledges and agrees that: (i) prior to the Closing Date, the EMEA Sellers shall exercise, consistent with the terms and conditions of this Agreement, control and supervision of the EMEA Business and (ii) notwithstanding anything to the contrary set forth in this Agreement (but subject to Clause 10.5 (Limitations), no consent of the Purchaser shall be required with respect to any matter set forth in Clause 10.23 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of the Purchaser’s counsel, violate any Law.
Transaction expenses
10.24	Except as otherwise provided in this Agreement or the Ancillary Agreements, each of the Purchaser and the EMEA Sellers shall bear its own costs and expenses (including brokerage commissions, finders’ fees or similar compensation, and legal fees and expenses) incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.
Confidentiality
10.25	The parties acknowledge that the Confidentiality Agreement remains in full force and effect in accordance with its terms, which are incorporated herein by reference, and the parties agree to be bound thereby in the same manner and to the same extent as if the terms had been set forth herein in full, except that the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators shall be at liberty to disclose the terms of this Agreement to any court or to any liquidator, successor officeholder or officeholder in a Secondary Proceedings, or to any member of any committee of creditors (provided that such member of any committee of creditors has either (i) entered into an agreement no less stringent than the terms of this Clause 10.25 to protect the confidentiality of such disclosure; or (ii) already received a copy of this Agreement in their capacity as a member of a creditor committee of any Main Seller, and further provided that in the case of (i) such disclosure shall be made without disclosing any copy or extract of this Agreement and by disclosing only a summary of such principal terms as is necessary to fulfil reporting obligations to members of any such committee, and provided at all times that no part of the provisions of Clauses 7.6, 10.3, 14.7, 14.8 may be disclosed), or to any Tax Authority or Government Entity or in connection with any auction process with respect to the EMEA Business or the EMEA Assets approved by the Bankruptcy Court and show appropriate figures in their administration records, accounts and returns provided, that after the completion of the transactions contemplated herein, the Purchaser’s confidentiality obligations under this Clause 10.25 and the confidentiality agreement between the Purchaser, NNC and its subsidiaries, the EMEA Sellers and the Joint Administrators dated March 27, 2009, with respect to information and data relating to the Business, the Assets and/or the EMEA Assets shall terminate. For greater certainty, the Purchaser’s confidentiality obligations under the third clean team confidentiality agreement between the Purchaser and its subsidiaries and NNL and its subsidiaries, dated June 19, 2009, shall not terminate after the completion of the transactions contemplated herein. Subject to the

EMEA Asset Sale Agreement
requirements of the Bankruptcy Laws, or as may be imposed by the Bankruptcy Court or any other court of competent jurisdiction or as otherwise required by applicable Law, from and after Closing: (i) the EMEA Sellers shall, and shall (to the extent they are legally able) cause their Wholly Owned Subsidiaries to hold in confidence all confidential information (including trade secrets, customer lists, marketing plans and pricing information) of the EMEA Sellers relating to the EMEA Business or the EMEA Assets; (ii) in the event that the EMEA Sellers or Subsidiaries thereof shall be legally compelled to disclose any such information, the EMEA Sellers shall provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy; and (iii) in the event that such protective order or other remedy is not obtained, the EMEA Sellers or their Wholly Owned Subsidiaries shall furnish only such information as is legally required to be provided.
10.26	It is acknowledged by the Purchaser and the EMEA Sellers that in the course of attempting to sell the EMEA Assets, one or more of the EMEA Sellers has entered into several confidentiality agreements with Third Parties in respect of information relating to the EMEA Assets and has disclosed such information to certain of those Third Parties.

10.27	Each EMEA Seller shall assign to the Purchaser, at or prior to, and with effect from and after Closing, all of its rights under any such confidentiality agreement made by such EMEA Seller with any Third Party but only as such confidentiality agreements relate to the EMEA Assets and the EMEA Business and only to the extent that such agreements permit such assignments without the consent of any Third Party. To the extent such agreements do not permit any assignment without the consent of any Third Party, at the Purchaser’s request and the Purchaser’s expense, provided that the EMEA Sellers receive an indemnity from the Purchaser in form and substance satisfactory to the EMEA Sellers, to the extent permitted by applicable Laws and the terms of such confidentiality agreements, shall appoint the Purchaser as such EMEA Sellers’ representative and agent in respect of confidential information relating to the EMEA Business and EMEA Assets under such confidentiality agreements and any amounts recovered or expenses incurred in enforcing those confidentiality agreements in respect of the EMEA Seller shall accrue to the benefit of or be for the account of the Purchaser.

10.28	Notwithstanding anything to the contrary contained in Clauses 10.25 to 10.27, nothing contained in this Agreement shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the EMEA Sellers or their Affiliates or their respective representatives to: (i) make permitted disclosures under Clause 10.20 (Public announcement) or as otherwise permitted under this Agreement; (ii) make any disclosures that are required by applicable Law; (iii) use or disclose information that is not exclusive to the EMEA Business to the extent necessary to operate the other business segments of the EMEA Sellers or their Affiliates or otherwise engage in any manner in any business activities unrelated to the EMEA Business; or (iv) perform any retained Contracts, whether or not exclusively related to the EMEA Business; or (v) make customary disclosures, subject to customary confidentiality agreements, regarding information that is not exclusive to the EMEA Business and is primarily related to other business segments of the EMEA Sellers in connection with acquiring, merging or otherwise combining with, or being acquired by, or selling all or part of their assets to, any Person (whether in a single transaction or a series of related transactions or whether structured as an acquisition of assets, securities or otherwise). Notwithstanding anything to the contrary contained in this Clause 10.28, nothing contained in this Agreement shall be construed as precluding, prohibiting, restricting or otherwise limiting the ability of the Purchaser, the Purchaser’s Affiliates or their respective representatives to: (i) make permitted disclosures under Clause

EMEA Asset Sale Agreement
10.20 (Public announcements) or as otherwise permitted under this Agreement or (ii) make any disclosures that are required by applicable Law.
Schedules and Certain Information: Disclosure
10.29	The EMEA Sellers shall submit to the Purchaser by electronic mail or facsimile sent to the individual(s) and addresses listed on Schedule 7 (Names and Addresses), every two (2) weeks from 7 October 2009 until the Closing Date, written updates to Appendices A and B of Schedule 6 (Employees) to this Agreement with respect to additions or deletions of employees. The EMEA Sellers shall submit to the Purchaser at least 3 Business Days prior to the Closing Date, written updates to the EMEA Sellers’ Disclosure Schedule in respect of Clause 9 Disclosing any events or developments that occurred or any information learned between 7 October 2009 and the Closing Date that reflect any matters hereafter arising which, if existing, occurring or known to the EMEA Sellers at 7 October 2009, would have been required to be set forth or described in the EMEA Sellers’ Disclosure Schedule in relation to Clause 9 and, with respect to the warranties given in Clause 9, in order to prevent such warranties being untrue or incorrect.

10.30	The EMEA Sellers shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the EMEA Sellers, upon obtaining knowledge of the occurrence or non-occurrence of any event that, individually or in the aggregate, would make the timely satisfaction of the conditions set forth in Clause 15 (Conditions to Closing and Termination) impossible or unlikely.

10.31	The delivery of any update or notice pursuant to Clauses 10.29 and 10.30 shall not cure any breach of any representation or warranty requiring disclosure of such matter or otherwise limit or affect the remedies available hereunder to any party receiving such notice.
Certain payments or instruments received from Third Parties
10.32	To the extent that, after the Closing Date: (a) the Purchaser and/or any EMEA Designated Purchaser receives any payment or instrument that is for the account of an EMEA Seller according to the terms of this Agreement or relates primarily to any business or business segment of the EMEA Sellers other than the EMEA Business, the Purchaser shall, and shall cause the EMEA Designated Purchasers promptly to deliver such amount or instrument to the relevant EMEA Seller; and (b) any of the EMEA Sellers receives any payment that is for the account of the Purchaser or any of the EMEA Designated Purchasers according to the terms of this Agreement or relates primarily to the EMEA Business the EMEA Sellers shall promptly deliver such amount or instrument to the Purchaser or the relevant EMEA Designated Purchaser. All amounts due and payable under this Clause 10.32 shall be due and payable by the applicable party in immediately available funds, by wire transfer to the account designated in writing by the relevant party. Notwithstanding the foregoing, the Purchaser and each EMEA Seller hereby undertakes to use reasonable endeavours to direct or forward all bills, invoices or like instruments to the appropriate party.
EMEA Bundled Contracts
10.33	Section 10.33 of the EMEA Sellers’ Disclosure Schedule lists each Contract that the EMEA Sellers or their Affiliates have entered into prior to 7 October 2009 providing for the sale or provision of EMEA Products and/or EMEA Services and the sale or provision of other products and services of the EMEA Sellers (each, an “EMEA Bundled Contract”).
10.34	During the period from 7 October 2009 until the Auction, the EMEA Sellers shall, and

EMEA Asset Sale Agreement
shall (to the extent they are legally able) cause their Wholly Owned Subsidiaries to, cooperate (consistent with applicable Laws and any confidentiality restrictions requiring consent of Third Parties) with the Purchaser in developing a strategy with respect to transitioning each customer of the EMEA Business that is party to an EMEA Bundled Contract by, among other things, making available those employees who are responsible for managing the customer relationship with each such customer, by providing unredacted copies of all Contracts to which any EMEA Seller is a party (or in the case of EMEA Bundled Contracts, the portions of such EMEA Bundled Contracts as are applicable to the EMEA Business) with each of the top forty (40) customers of the Business by revenue for the year ended December 31, 2008 (other than pricing information and other competitively sensitive information the sharing of which the EMEA Sellers or their representatives reasonably determine may violate applicable Law) and any such other information as the Purchaser may reasonably request, which disclosures shall be subject to the Confidentiality Agreement. On or before the date that is five (5) Business Days after the date of the Auction, the Purchaser shall notify the EMEA Sellers of those counterparties to the EMEA Bundled Contracts with which the Purchaser elects to attempt to negotiate alternative arrangements (effective as of and conditioned upon Closing) (“Alternative Arrangements”) directly with such counterparty to such EMEA Bundled Contract, including without limitation, such counterparty’s purchase or sale of items under an existing Contract between such counterparty and the Purchaser or the entry into a new contract covering the EMEA Products and EMEA Services. Promptly following the later of (x) the entry of the U.S. Sale Order and (y) the receipt of HSR Approval and Competition Act Approval, the EMEA Sellers shall and (to the extent they are legally able to) shall cause their Wholly Owned Subsidiaries to (i) provide such competitively sensitive information as was redacted pursuant to the first sentence of this Clause 10.34 in such a manner, and subject to Clause 10.17 (Pre-Closing access to information) so as not to violate any applicable Law, and (ii) cooperate with the Purchaser with respect to the negotiation of any such Alternative Arrangements, including without limitation, by making introductions to customers with whom the Purchaser does not have an existing customer relationship, by, subject to applicable Law, participating in telephone calls and meetings with such customers and by providing such forecast and other information as is necessary to assist the Purchaser negotiate such Alternative Arrangements. The Purchaser agrees that any Alternative Arrangements it reaches with counterparties shall, effective as of the occurrence of Closing, expressly release each EMEA Seller that is a party to the affected EMEA Bundled Contract from any obligations and Liabilities (wherever arising) under such EMEA Bundled Contract from and after the Closing Date as they relate to the EMEA Products and EMEA Services sold or provided after the Closing Date.
10.35	With respect to those EMEA Bundled Contracts other than those in respect of which the Purchaser has elected to negotiate Alternative Arrangements, promptly following the later of (i) the entry of the U.S. Sale Order and (ii) the receipt of HSR Approval and Competition Act Approval, the Purchaser and the EMEA Sellers shall cooperate to jointly contact each party thereto including without limitation, by making such contacts (by phone or in person) as may be reasonably requested by Purchaser and by sending a joint letter, in form and substance satisfactory to each of EMEA Sellers and Purchaser notifying the counterparty to each such EMEA Bundled Contract of the transactions and requesting the counterparty to agree to amend such EMEA Bundled Contract from and after the Closing Date so as to delete all obligations and Liabilities therefrom as they relate to the EMEA Products and the EMEA Services and enter into a new Contract (effective as of, and conditional upon the occurrence of, Closing) with the applicable customer and which only relates to EMEA Products and EMEA Services, in which event such new Contract shall be

EMEA Asset Sale Agreement
 deemed to be an EMEA Seller Contract; provided, however, that:
10.35.1	the relevant EMEA Seller shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liabilities in obtaining such arrangements, and the failure to enter into such arrangements with respect to any EMEA Bundled Contract shall not entitle the Purchaser to terminate this Agreement, fail to complete the transactions contemplated hereby or to reduce the Purchase Price (except as provided under Section 2.2.1 of the North American Agreement) payable hereunder or under the North American Agreement; and

10.35.2	without the express written consent of the Purchaser, the EMEA Sellers shall not agree to amend the material terms of any relevant EMEA Bundled Contract as a condition of such counterparty agreeing to amend the relevant EMEA Bundled Contract in the manner set forth in this Clause 10.35 and if so requested, the EMEA Seller shall notify the Purchaser and, unless the Purchaser consents to such amendments, the EMEA Sellers shall not enter into a new Contract with such customer as set forth in this Clause 10.35 but shall instead enter into a Subcontract Agreement with respect to such EMEA Bundled Contract as provided in Clause 10.36 below. Each of the EMEA Sellers and the Purchaser shall notify the other party if any customer has contacted such party with regard to the matters set forth in Clauses 10.33 to 10.36 and shall keep such other party reasonably informed regarding the content of any discussions with the customer.
10.36	For those EMEA Bundled Contracts for which the arrangements mentioned in Clauses 10.33 to 10.35 have not been entered into by 25 January, 2010 (or such later date as the Purchaser and the relevant EMEA Seller may mutually agree):
10.36.1	to the extent permitted under each such EMEA Bundled Contract, the EMEA Sellers shall use reasonable endeavours to enter into one or more Subcontract Agreements between the relevant EMEA Seller and the Purchaser, or the applicable EMEA Designated Purchaser, with respect to such EMEA Bundled Contracts on such terms as are reasonably satisfactory to each of them;

10.36.2	if and to the extent that any EMEA Bundled Contract is not subcontracted to the Purchaser pursuant to a Subcontract Agreement, the relevant EMEA Seller shall, to the extent reasonably within its contractual or other ability or control and subject also to Clause 10.4, take reasonable steps to provide the benefit of such EMEA Bundled Contract (as it relates to EMEA Products and EMEA Services) to the Purchaser or the relevant EMEA Designated Purchaser, and all such benefit shall vest in, and be held on trust, to the extent the relevant EMEA Seller is not constrained by operation of Law or any Third Party from granting such rights or benefits, by the relevant EMEA Seller for, the Purchaser, or the relevant EMEA Designated Purchaser (provided that the relevant EMEA Seller, the Joint Administrators and the Joint Israeli Administrators shall have no liability to the Purchaser when acting under the direction of the Purchaser and as its agent), and the relevant EMEA Seller shall account to the Purchaser or the relevant EMEA Designated Purchaser accordingly in respect of any monies or other benefits received by the relevant EMEA Seller in relation thereto (and to the extent that such monies or other benefits can not, as a matter of Law, be held on trust for the Purchaser or relevant EMEA Designated Purchaser, such monies or other benefits shall be an expense of the administration as described in Paragraph 99(4) of

EMEA Asset Sale Agreement
Schedule B1 and Rule 2.67 of the Insolvency Act; and

10.36.3	to the extent that the Purchaser, or the relevant EMEA Designated Purchaser, receives, or has received, the benefits of such EMEA Bundled Contract in accordance with Clause 10.36.2 the Purchaser shall (or shall cause the relevant EMEA Designated Purchaser to) (if sub-contracting or agency is permitted under the relevant EMEA Bundled Contract), as the relevant EMEA Seller’s sub-contractor or agent, perform on behalf of the relevant EMEA Seller (but at the Purchaser’s expense) all the obligations of the relevant EMEA Seller arising under the relevant EMEA Bundled Contract (as it relates to EMEA Products and EMEA Services), but provided that if such EMEA Bundled Contract does not permit sub-contracting or agency, the parties shall make such other arrangements between themselves as may be permissible to implement so far as possible the effective transfer of the benefit and burden of such EMEA Bundled Contract (as it relates to EMEA Products and EMEA Services) to the Purchaser or the relevant EMEA Designated Purchaser.
 provided that:
10.36.4	any endeavours required of the EMEA Sellers pursuant to this Clause 10.36 shall be required for a period of one year commencing on the Closing Date, subject to Clause 14.8 (Limitations on Post- Closing Obligations);

10.36.5	nothing in this Clause 10.36 shall require the EMEA Sellers to renew any EMEA Bundled Contract once it has expired;

10.36.6	the EMEA Sellers shall have the right, to exercise any right to terminate any EMEA Bundled Contract such termination to take effect any time after the date that is one year from the Closing Date subject to Clause 14.8 (Limitations on Post- Closing Obligations); and

10.36.7	the EMEA Sellers shall be under no obligation to compromise any right, asset or benefit or to expend any amount or incur any Liabilities in order to comply with its obligations under this Clause 10.36.
 Post-Closing assistance for litigation
10.37	After Closing, the Purchaser and those of its Affiliates that employ Transferring Employees or have custody of relevant documents, shall, upon the request of the EMEA Sellers, and at the EMEA Sellers’ cost, (including reimbursement of reasonable out of pocket expenses of the Purchaser and the EMEA Designated Purchasers and payment of a reasonable per diem fee to the Purchaser or an EMEA Designated Purchaser, which per diem fee shall be based on the total compensation of the affected Transferring Employee at the time), require the Transferring Employees to make themselves, and make any necessary documents (and the terms of the Confidentiality Agreement shall apply to such documents) reasonably available at reasonable times and cooperate in all reasonable respects with the EMEA Sellers and their Affiliates in the preparation for, and defence of, any lawsuit, arbitration or other Action (whether disclosed or not disclosed in Section 10.37 (Lawsuits or other Actions) (if any) of the EMEA Sellers’ Disclosure Schedule) filed or claimed against the EMEA Sellers or any of their Affiliates or any of the respective agents, directors, officers and employees of the EMEA Sellers and their Affiliates, whether currently pending or asserted in the future, concerning the operation or conduct of the EMEA Business prior to the Closing Date, provided, however, that the obligation of the Purchaser and the EMEA

EMEA Asset Sale Agreement
Designated Purchasers hereunder shall only extend to the Transferring Employees who remain employed by the Purchaser or an EMEA Designated Purchaser as of the date of the EMEA Seller’s request and shall not apply to former employees no longer employed by the Purchaser or an EMEA Designated Purchaser as of such date and shall not require the Purchaser or an EMEA Designated Purchaser to continue the employment of any such employee.
10.38	After Closing, the EMEA Sellers shall, upon the request of the Purchaser, and at the Purchaser’s cost (including reimbursement of reasonable out-of-pocket expenses of the EMEA Sellers and payment of a reasonable per diem fee to the EMEA Seller, which per diem fee shall be based on the total compensation of the affected employee at the time), require their employees that were not Transferring Employees to make themselves reasonably available at reasonable times and cooperate in all reasonable respects with the Purchaser and the EMEA Designated Purchasers and their Affiliates in the preparation for, and defence of, any lawsuit, arbitration or other Action filed or claimed against the Purchaser, any of the EMEA Designated Purchasers, any of their Affiliates or any of the respective agents, directors, officers and employees of any of the foregoing, whether currently pending or asserted in the future, concerning the operation or conduct of the EMEA Business prior to the Closing Date, provided, however, that the obligations of the EMEA Sellers under this Clause 10.38 shall only extend to the employees of such EMEA Sellers as of the date of the Purchaser’s request and shall not apply to former employees no longer employed by such EMEA Sellers as of such date and shall not require EMEA Sellers to continue the employment of any such employee.
Tangible Asset Removal
10.39	Save as provided in Schedule 5 (Real Estate), the Purchaser shall, and shall cause the relevant EMEA Designated Purchasers to remove all tangible Assets from all premises owned or leased by the EMEA Sellers that are not being leased, subleased or licensed to the Purchaser or any EMEA Designated Purchaser in accordance with Schedule 5 (Real Estate) within sixty (60) days after the Closing Date; provided, however, that in the event that the EMEA Sellers notify the Purchaser in writing that the EMEA Sellers intend, or are required, to vacate any such premises earlier, (i) the EMEA Sellers shall have the right by written notice to the Purchaser to require the Purchaser to remove all tangible EMEA Assets from all premises owned or leased by the EMEA Sellers prior to the date that is thirty (30) days after the Closing Date or (ii) the EMEA Sellers may remove and store all tangible EMEA Assets at the EMEA Sellers’ sole cost and expense until the date that is sixty (60) days after the Closing Date. The EMEA Sellers shall cooperate with such efforts, including by providing access to such facilities during normal business hours or where necessary to minimize disruption to the Business and to the other businesses of the EMEA Sellers, to provide reasonable access during non-working hours for the purpose of facilitating such removal.
Termination of Overhead and Shared Services and Intercompany Licensing Agreements
10.40	The Purchaser acknowledges and agrees that except as otherwise expressly provided in the Transition Services Agreement, effective as of the Closing Date.
10.40.1	all Overhead and Shared Services provided to the EMEA Business (except the Transferred Overhead and Shared Services) shall cease; and

EMEA Asset Sale Agreement
10.40.2	the EMEA Sellers or their Affiliates shall have no further obligation to provide any Overhead and Shared Services to the EMEA Business.
10.41	The EMEA Sellers shall, on or before Closing, provide the Purchaser with Appropriate License Termination agreements (as defined in the IFSA) executed by each of them and shall use commercially reasonable efforts to obtain and provide the Purchaser with Appropriate License Termination agreements from each of their Wholly-Owned Subsidiaries who are a party to the IFSA and who are not EMEA Sellers.
Financing
10.42	Notwithstanding anything to the contrary set forth herein, the Purchaser acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon receipt of any financing and the failure to consummate the transactions contemplated herein as a result of the failure to obtain financing shall constitute a breach of this Agreement by the Purchaser (including its obligations pursuant to Clause 4 (Payment and Closing)).
Insurance
10.43	The Purchaser acknowledges and agrees that coverage of the assets, tangible or intangible property, Liabilities, ownership, activities, businesses, operations, current and former shareholders, and current and former directors, officers, employees and agents of, the Business (collectively with the EMEA Business, the “EMEA Covered Assets and Persons”) under all current or previous insurance policies of the Sellers, EMEA Sellers and their Affiliates, including, all environmental, directors’ and officers’ Liability, fiduciary Liability, employed lawyers, property and casualty flood, ocean marine, contaminated products and all other insurance policies or programs arranged or otherwise provided or made available by the EMEA Sellers or their Affiliates that cover (or covered) any of the EMEA Covered Assets and Persons at any time prior to Closing (the “EMEA Seller Insurance Policies”) shall cease as of the Closing Date and the EMEA Covered Assets and Persons will be deleted in all respects as insured (or additional insured, as the case may be) under all EMEA Seller Insurance Policies. Except as expressly provided herein, the EMEA Sellers shall retain any rights to, including any right to any proceeds received in respect of, any claim pending as of 7 October 2009 or made after 7 October 2009 under any EMEA Seller Insurance Policy, even if such claims relate to the capital assets or properties of the EMEA Business.

10.44	If after the Closing Date the Purchaser or, subject to Clause 14.8 (Limitations on Post-Closing Obligations), the EMEA Sellers (or any of their respective Affiliates) reasonably require any information regarding claim data or other information pertaining to a claim or an occurrence reasonably likely to give rise to a claim (including any pre-Closing claims under the EMEA Seller Insurance Policies that are to be covered under the retrospective component of the new insurance policy) in order to give notice to or make filings with insurance carriers or claims adjustors or administrators or to adjust, administer or otherwise manage a claim, then the EMEA Sellers or the Purchaser, as the case may be, shall cause such information to be supplied to the other (or their designee), to the extent such information is in their possession and control or can be reasonably obtained by the EMEA Sellers (or their respective Wholly Owned Subsidiaries) or the Purchaser (or its Affiliates), as applicable, promptly upon a written request therefore. If the Purchaser desires access to, and utilization of, claims data or information maintained by an insurance company or other Third Party in respect of any claim (including any pre-Closing claims under any EMEA

EMEA Asset Sale Agreement
Seller Insurance Policies that are covered under the retrospective component of the new insurance policies), the Purchaser shall be exclusively responsible for acquiring from such insurance company or Third Party, at the Purchaser’s sole cost and expense, the rights necessary to permit them to obtain access to and utilization of such claims data or information. If any Third Party requires the consent of the EMEA Sellers or any of their Wholly Owned Subsidiaries to the disclosure of such information, such consent shall not be unreasonably withheld by the EMEA Sellers, and the EMEA Sellers shall procure (to the extent they are legally able) that such consent shall not be unreasonably withheld by their respective Wholly Owned Subsidiaries.
10.45	Prior to Closing, the EMEA Sellers shall maintain the EMEA Seller Insurance Policies (or in the event any such policies are cancelled or otherwise terminated) shall obtain other substantially comparable insurance policies that have the same coverage limits and deductibles or self-retention amounts. In respect of insurance claims relating to the EMEA Owned Equipment or the premises subject to a Real Estate Agreement occurring prior to the Closing, the following provisions shall apply:
10.45.1	The EMEA Sellers shall make and diligently pursue any applicable insurance claims related to damage or destruction to any EMEA Owned Equipment wherever located.

10.45.2	If and to the extent that any EMEA Owned Equipment, wherever located, is destroyed or damaged prior to Closing, and is not replaced or repaired or restored to its condition prior to such damage or destruction, then at Closing, the EMEA Sellers shall pay to the Purchaser the amount of any net insurance proceeds received (or which would have been received had the EMEA Sellers maintained the EMEA Sellers’ Insurance Policies in respect of such EMEA Owned Equipment that have not been applied to repair, replacement or restoration, as applicable, and assign any such claim and the rights to receive the proceeds of any such claim that has not yet been finally adjusted. In the event that insurance proceeds would have been available but for the EMEA Sellers’ failure to maintain the EMEA Sellers’ Insurance Policies, or due to the rights of any superior lender, then in such event, the Purchase Price shall be reduced by an amount equal to the cost of repair, or, if destroyed or damaged beyond repair, by an amount equal to the cost of replacing the EMEA Owned Equipment so damaged or destroyed with equipment of comparable age and condition.

10.45.3	If and to the extent that any leasehold improvements at any premises subject to a Real Estate Agreement are destroyed or damaged prior to Closing, then to the extent of the receipt of insurance proceeds relating to such damage or destruction by the EMEA Sellers or which would have been received had the EMEA Sellers complied with the EMEA Sellers’ Insurance Policies, or tenant’s insurance requirements under the applicable Lease, as applicable (but excluding any proceeds related to business interruption insurance or related to any part of any premises in the applicable building not forming part of the premises subject to a Real Estate Agreement) the EMEA Sellers shall be responsible to the extent required under the terms of the applicable Lease, to utilize such insurance proceeds received to restore the applicable improvements and leasehold improvements in accordance with the provisions of the applicable Lease. To the extent that any premises which are proposed to be the subject of a Real Estate Agreement is destroyed or damaged after Closing, the applicable terms of

EMEA Asset Sale Agreement
the applicable Real Estate Agreement shall apply; and to the extent that the subject Real Estate Agreement provides that it is the responsibility of the landlord to repair or restore any destruction or damage to real or personal property, the EMEA Sellers shall make and diligently pursue any applicable claims against the landlord related to such damage or destruction.
Use of EMEA Sellers’ Trade Marks
10.46	Except as expressly provided in the Trademark License Agreement, as of the Closing Date, the Purchaser shall not have the right to use the name “Nortel” or any Trade Mark owned by the EMEA Sellers or any of their Affiliates or any other mark employing the word “Nortel” or any part or variation of any of the foregoing or any confusingly similar Trademarks to any of the foregoing (collectively, the “EMEA Sellers’ Trade Marks”).

EMEA Sellers’ Accessible Information

10.47	For a period of one year after Closing, both the Purchaser on the one hand, subject to Clause 14.8 (Limitations on Post- Closing Obligations), and the EMEA Sellers on the other (for the purposes of this Clause 10.47 each a “Requesting Party”) shall have the right to reasonably request from the other party (for the purposes of this Clause 10.47 the “Responding Party”) copies of all books, records, files, the documentation and sales literature (other than Tax Records save as required by Law or pursuant to Clause 11 (Tax)) in the possession or under Control of the Responding Party and held or used in the EMEA Business (other than EMEA Employee Records), to which the Requesting Party in good faith determines it needs access for bona fide business or legal purposes. The Responding Party shall, or shall (to the extent it is legally able) cause in the case of the EMEA Sellers, its respective Wholly Owned Subsidiaries, and in the case of the Purchaser, its respective Affiliates, to, use reasonable endeavours to provide such copies to the Requesting Party (at the Requesting Party’s expense) as soon as reasonably practicable, provided that the Responding Party shall be allowed to redact any such requested document in order to delete any information and data relating to business segments of any such Responding Party and in the case of the Purchaser, its respective Affiliates or, in the case of the EMEA Sellers, their respective Wholly Owned Subsidiaries not included in the EMEA Business; provided, however, that nothing herein shall require the Responding Party to disclose any information to the Requesting Party if such disclosure would jeopardise any solicitor-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (including any confidentiality agreement to which the Responding Party or in the case of the Purchaser, any of its Affiliates or, in the case of the EMEA Sellers, their respective Wholly Owned Subsidiaries is a party), it being understood, that the Responding Party shall cooperate in any reasonable endeavours and requests for waivers that would enable otherwise required disclosure to the Requesting Party to occur without so jeopardizing privilege or contravening such Law, duty or agreement).

Maintenance of books and records

10.48	After Closing, the Purchaser and each EMEA Designated Purchaser (as applicable) shall, and shall, to the extent legally able, shall cause its Affiliates to, and, each EMEA Seller shall, and to the extent legally able to shall cause its Wholly Owned Subsidiaries to, preserve, until at least the third (3rd) anniversary of the Closing Date, all pre-Closing Date records to the extent relating to the EMEA Business possessed or controlled, or to be possessed or controlled, by such Person, provided that this Clause 10.48 shall not apply to Tax Records (for which the provisions at Clause 11 (Tax) shall instead apply) or to EMEA

EMEA Asset Sale Agreement
Employee Records. After the Closing Date and up until at least the third (3rd) anniversary of the Closing Date, upon any reasonable request from the Purchaser, on the one hand or the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators or their representatives on the other (for the purposes of this Clause 10.48 each a “Requesting Party”), the other party (for the purposes of this Clause 10.48 the “Responding Party”) shall, and/or shall cause the Person holding such records to: (a) provide to the Requesting Party or its representatives reasonable access to such records during normal business hours; and (b) permit the Requesting Party or its representatives to make copies of such records, in each case at no cost to the Requesting Party or its representatives (other than for reasonable out-of-pocket expenses). In addition, in the event that the financial statements of the EMEA Business are audited for any period prior to the Closing Date, upon execution of a customary access letter if required, the Requesting Party and its representatives (including their outside accountants) shall be granted access to all relevant documents prepared in connection with the Requesting Party completing the audit of their accounts for the 2009 financial year; provided, however, that nothing herein shall require the Responding Party to disclose any information to the Requesting Party if such disclosure would jeopardise any solicitor-client or other legal privilege or contravene any applicable Law, fiduciary duty or agreement (it being understood that the Responding Party shall cooperate in any reasonable endeavours and requests for waivers that would enable otherwise required disclosure to the Requesting Party to occur without so jeopardising privilege or contravening such Law, duty or agreement) and nothing in this Clause 10.48 shall require the Responding Party to disclose its Tax Records (save as required by applicable Law, and subject to the provisions of Clause 11 (Tax)). Such records may be sought under this Clause 10.48 for any reasonable purpose, including to the extent reasonably required in connection with accounting, litigation, securities disclosure or other similar needs of the Requesting Party (other than claims between the EMEA Sellers and the Purchaser or any of their respective Subsidiaries under this Agreement or any Ancillary Agreement). Notwithstanding the foregoing, any and all such records may be destroyed by a party if it sends to the other parties written notice of its intent to destroy such records, specifying in reasonable detail the contents of the records to be destroyed; (i) such records may then be destroyed after the sixtieth (60th) day following such notice unless such other party notifies the destroying party that they desire to obtain possession of such records, in which event the destroying party shall transfer or cause to be transferred the records to that party, (and such other party shall pay all reasonable expenses of the destroying party in connection therewith); and (ii) the Responding Party shall not be required pursuant to this Clause 10.48 to provide the other party access to, or copies of, any Tax Records (save as required by applicable Law, and subject to the provisions of Clause 11 (Tax). For the avoidance of doubt, this Clause 10.48 is without prejudice to any requirements imposed by law on EMEA Sellers to maintain, preserve or disclose Tax Records (save as required by applicable Law, and subject to the provisions of Clause 11 (Tax).
Real Estate
10.49	Before, on and after the Closing Date, the parties hereto shall take such actions as are contemplated by, and comply with, the provisions of Schedule 5 (Real Estate).

Certain Ancillary Agreements
10.50	The parties shall use their reasonable endeavours to negotiate in good faith with respect to any Subcontract Agreement, provided, that, the parties shall have no obligation to enter into any Subcontract Agreement unless each of them is satisfied, in their sole and absolute discretion, with the terms thereof and it shall not be a breach of this Agreement to fail to

EMEA Asset Sale Agreement
enter into such agreements before, on or after the Closing Date, provided, futher, that, the parties acknowledge that the failure to enter into any such Subcontract Agreement shall not be deemed a failure of any condition precedent of any party’s obligations hereunder.
Standstill Period
10.51	From the date of this Agreement until the entry of the U.S. Bidding Procedures Order, and from the date of the conclusion of the Auction until the Closing Date or termination of this Agreement, no EMEA Seller (nor the Joint Administrators or Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors and Israeli Company, respectively) shall, directly or indirectly through any of its authorized representatives, (i) solicit, initiate or encourage or engage in discussions or negotiations with respect to any proposal or offer from any Person (other than the Purchaser or its Affiliates) relating to in each case any acquisition, divestiture, recapitalization, business combination or reorganization of or involving all or a substantial part of the business and operations of the EMEA Business (a “Competing Transaction”), (ii) furnish any information with respect to, or participate in, or assist, any effort or attempt by any Person to do or seek a Competing Transaction, (iii) execute any letter of intent or agreement providing for a Competing Transaction, or (iv) seek or support Bankruptcy Court approval of a motion or Order inconsistent with the transactions contemplated herein, provided, however, that nothing contained herein shall prohibit the EMEA Sellers (or the Joint Administrators or Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors and Israeli Company, respectively) from providing any Person with the bidding procedures for the sale of the Business and related documents, answering questions about such bidding procedures or, announcing the execution of this Agreement or the Auction or selecting an Alternate Bid at Auction and obtaining approval of such Alternate Bid as an alternate bid.

10.52	Notwithstanding the foregoing, the EMEA Sellers (and the Joint Administrators and Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors and Israeli Company, respectively) may provide continued access to written due diligence materials about the EMEA Business in an electronic data room (including written responses to requests for information made after 7 October 2009), to only such Person or Persons that (i) have access to such electronic data room as of 7 October 2009, and (ii) have satisfied the requirements of paragraph (a) of the “Participation Requirements” of the U.S. Bidding Procedures Order within ten (10) Business Days from 7 October 2009, it being understood that, during such ten (10) Business Day period, the EMEA Sellers (and the Joint Administrators and Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors and Israeli Company, respectively) will be allowed to (x) request such Persons to enter into amendments to their existing confidentiality agreements in order to render them compliant with the requirements of the bidding procedures for the sale of the EMEA Business (y) discuss and negotiate such amendments with those Persons, and (z) execute such amendments, and each such action shall not constitute a breach of this Clause 10.52, provided, however, that the EMEA Sellers (and the Joint Administrators and Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors and Israeli Company, respectively) must provide the Purchaser at least equivalent access to all such written due diligence materials.

10.53	Without prejudice to any other methods or actions that may result in the cure of any breach of Clauses 10.51 to 10.53, the EMEA Sellers (and the Joint Administrators and Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors and Israeli Company, respectively) and the Purchaser acknowledge and agree that in the event that any officer or other employee of any EMEA Seller acting alone (without the assistance of

EMEA Asset Sale Agreement
outside advisors) in violation of a corporate policy approved by the board of directors (and if applicable, as amended by the Joint Administrators or the Joint Israel Administrators) of the relevant EMEA Seller takes an action that constitutes a breach of Clause 10.51 (i) but does not constitute a breach of Clauses 10.51 (ii) to 10.51 (iv) or any of Clause 10.52 or this Clause 10.53, such breach shall be deemed cured in the event such action ceases and one or more of the EMEA Sellers notifies the counterparty or counterparties to the potential Competing Transaction in writing that the EMEA Sellers will not undertake such Competing Transaction, in each case no later than the fifth (5th) day after the EMEA Sellers become aware of such breach (for such purposes excluding the knowledge of the employee or officer whose action constitutes such breach), provided that such action that constituted the breach did not involve substantive negotiations regarding the terms of such Competing Transaction.
Securities Compliance

10.54	The Purchaser hereby covenants and agrees with the provisions of Sections 5.27 of the North American Agreement.

Hazardous Materials at the Monkstown Property

10.55	The EMEA Sellers and the Joint Administrators acknowledge that neither the Purchaser nor any EMEA Designated Purchaser has caused or contributed to any currently or formerly existing Hazardous Materials contamination in, under, at, near or migrating from, to or through the Monkstown Property prior to or at the Closing Date and for the avoidance of doubt Liabilities of the EMEA Sellers in relation to the Hazardous Materials contamination are Excluded Liabilities in accordance with the provisions of Clause 2.5.9 of this Agreement.

10.56	The EMEA Sellers that own and lease the Monkstown Property and the Purchaser agree that the relevant EMEA Sellers and the Purchaser or an EMEA Designated Purchaser shall include in the Monsktown Property Lease Agreement an acknowledgement that neither the Purchaser nor any EMEA Designated Purchaser has caused or contributed to the currently or formerly existing Hazardous Materials contamination in, under, at, near or migrating from, to or through the Monkstown Property prior to or at the commencement of the lease agreement relating to the Monkstown Property and for the avoidance of doubt Liabilities of the EMEA Sellers in relation to the Hazardous Materials contamination are Excluded Liabilities in accordance with the provisions of Clause 2.5.9 (EMEA Excluded Liabilities) of this Agreement.

Israeli Company

10.57	The Joint Israeli Administrators agree to provide the Purchaser or the EMEA Designated Purchaser with all filings, in their possession, which were submitted to the Israeli Court, with respect to the Israeli Company.

Right to Exclude

10.58	At any time prior to the date of the Auction, the Purchaser may elect, by written notice to the Joint Administrators, but without any effect on the Purchase Price, to designate as EMEA Excluded Assets all of the assets, interests and rights of any In Scope Seller, if it is the case that, absent such election, by consummating the transactions contemplated hereby, the Purchaser or an EMEA Designated Purchaser would be reasonably likely to succeed to liabilities for Tax of such In Scope Seller that are not EMEA Assumed Liabilities

EMEA Asset Sale Agreement
hereunder, or liabilities for Tax of such In Scope Seller (that are not EMEA Assumed Liabilities) would be reasonably likely to be transferred to, or assumed by, the Purchaser or an EMEA Designated Purchaser, whether by operation of law or otherwise (any such In Scope Seller so designated by the Purchaser, an “EMEA Excluded Seller”, and such liabilities for Tax being “In Scope Tax Liabilities”). Upon designation of any EMEA Excluded Seller, the assets, interests and rights of such EMEA Excluded Seller shall be EMEA Excluded Assets and any Liabilities of such EMEA Excluded Seller or otherwise relating to such EMEA Excluded Assets shall be EMEA Excluded Liabilities, and such EMEA Excluded Seller shall not be a party to this Agreement, shall not be an EMEA Seller, and shall have no rights or obligations hereunder, provided that each EMEA Excluded Seller shall remain bound by the provisions of this Clause 10.58, Clauses 10.25 and 10.28 (Confidentiality), and Clause 21 (Governing Law and Jurisdiction). In addition to the foregoing, following the designation of an EMEA Excluded Seller by the Purchaser, no lease or sublease and no license or other arrangement pursuant to the Schedule 5 (Real Estate) shall be required to be entered into with respect to any premises related to such EMEA Excluded Seller’s operations. For the avoidance of doubt, the designation of assets, interests or rights in any country as EMEA Excluded Assets shall not in any way prevent the Purchaser or any of its Affiliates from engaging in the Business (defined as if such assets, interests or rights were not EMEA Excluded Assets) in such country either before or after the Closing.

10.59	The EMEA Sellers agree that, as of the Closing, (i) neither any EMEA Seller nor, to the extent that the EMEA Seller is legally able to procure, any Wholly Owned Subsidiary of any EMEA Seller will be a party to any Contract with any EMEA Excluded Seller that will restrict the Purchaser or an EMEA Designated Purchaser, in any material respect, from engaging after the Closing in any business activity relating to the Business in the country where such EMEA Excluded Seller is located or organised; and (ii) the EMEA Sellers and, to the extent that the EMEA Seller is legally able to procure, any Wholly Owned Subsidiary of any EMEA Seller will cease to supply EMEA Products or EMEA Services or provide other assistance to an EMEA Excluded Seller with respect to the Business except to the extent required in order to allow such EMEA Excluded Seller to continue to perform any obligations under (x) a contract with one of its customers existing as of the date hereof, or (y) a contract with one of its customers entered into after the date hereof but before Closing that was entered into in the Ordinary Course, in each case which such EMEA Excluded Seller is required by such contract to perform until the earliest of (A) the expiration of such contract (without giving effect to any extension of the term thereof other than at the option of the counterparty thereto), (B) the earliest date on which such EMEA Excluded Seller has the right to terminate such contract without penalty or (C) the date on which such contract is terminated by the counterparty thereto; provided that the Purchaser and its Affiliates shall, except as expressly set out in this Clause 10.59, be under no obligation to make EMEA Products or EMEA Services (or any other products or services) available to the EMEA Excluded Sellers; provided that notwithstanding clauses (i) and (ii) above: (a) the Purchaser or an EMEA Designated Purchaser will, if requested to do so, perform any Subcontract Agreement that it enters into pursuant to this Agreement at the request of an EMEA Excluded Seller; (b) the Purchaser shall, if requested to do so, discuss and negotiate with the EMEA Sellers or the EMEA Excluded Seller, acting reasonably and in good faith, appropriate agreements for the provision of such goods and/or services (including without limitation technical support and supply of kit and equipment) by the Purchaser or its Affiliates in order for any EMEA Excluded Seller to continue to perform its obligations under customer contracts as set out in (x) and (y) above, in each case subject to the conditions in (A), (B) and (C) above; and (c) the EMEA Sellers may, at their sole

EMEA Asset Sale Agreement
discretion, be a conduit through which the Purchaser or EMEA Designated Purchaser supplies EMEA Products or EMEA Services to an EMEA Excluded Seller. The Purchaser agrees that any EMEA Excluded Seller shall be entitled to the benefit of the rights and licences granted under the Intellectual Property License Agreement as if it had continued to be an EMEA Seller under the terms of such agreement.

10.60	For the purposes of clause 10.58 above, “In Scope Seller” means Nortel Networks Polska Sp z.o.o (in administration) (Poland) and any two of:
10.60.1	Nortel Networks AB (in administration) (Sweden), for the purpose of Clause 10.58 in respect only of those EMEA Assets and EMEA Assumed Liabilities of Nortel Networks AB (in administration) other than those of the Danish branch of Nortel Networks AB (in administration);

10.60.2	Nortel Networks s.r.o (in administration) (Czech Republic);

10.60.3	Nortel Networks Portugal SA (in administration) (Portugal);

10.60.4	Danish branch of Nortel Networks AB (in administration) (Sweden), for the purpose of Clause 10.58 in respect only of those EMEA Assets and EMEA Assumed Liabilities of the Danish branch of Nortel Networks AB (in administration), provided that the Purchaser shall only be entitled to elect for two of the entities/branches listed at clauses 10.60.1 to 10.60.4 above to be EMEA Excluded Sellers.

10.61	If, prior to the date of the Auction, the EMEA Sellers deliver to the Purchaser a certificate, clearance, ruling or other documentation issued by the Tax Authorities in the jurisdiction of an In Scope Seller reasonably satisfactory in form and content to the Purchaser (acting in good faith) confirming that either:
10.61.1	the In Scope Seller does not have and can not have any liabilities for Tax of any type that could become In Scope Tax Liabilities; and/or

10.61.2	it is not possible (whether as a result of Bankruptcy Proceedings or otherwise), for any existing or future liabilities for Tax of the In Scope Seller to become In Scope Tax Liabilities, then the In Scope Seller in question shall cease to be an In Scope Seller, and (to the extent that the Purchaser has elected for such In Scope Seller to become an EMEA Excluded Seller) the parties acknowledge that such election shall for all purposes be revoked.

10.62	If, after the date of the Auction, but on or before 15 January 2010, the EMEA Sellers deliver to the Purchaser a certificate, clearance, ruling or other documentation issued by the Tax Authorities in the jurisdiction of an EMEA Excluded Seller reasonably satisfactory in form and content to the Purchaser (acting in good faith) confirming that either:
10.62.1	the EMEA Excluded Seller does not have and can not have any liabilities for Tax of any type that could become In Scope Tax Liabilities; and/or

10.62.2	it is not possible (whether as a result of Bankruptcy Proceedings or otherwise), for any existing or future liabilities for Tax of the EMEA Excluded Seller to become In Scope Tax Liabilities,

EMEA Asset Sale Agreement
then the EMEA Excluded Seller in question shall cease to be an EMEA Excluded Seller, and shall for all purposes be treated as an EMEA Debtor under this Agreement.
11.	TAX

VAT

11.1	Each EMEA Seller shall use reasonable endeavours, including (but not limited to) promptly providing the Purchaser or relevant EMEA Designated Purchaser with relevant details of: (x) the VAT registration details of each EMEA Seller; (y) any currently valid Option to Tax; and (z) if requested in writing by the Purchaser or relevant EMEA Designated Purchaser, relevant details of the business carried on by that EMEA Seller using the EMEA Assets and (if relevant) EMEA Assumed Liabilities, in order to procure that the sale of the EMEA Assets and (if relevant) assumption of the EMEA Assumed Liabilities is treated as a TOGC by each relevant Tax Authority for each jurisdiction in which the EMEA Assets are located for VAT purposes and in so procuring that TOGC treatment applies, the relevant EMEA Seller(s) shall at all times act reasonably and in good faith, provided that:
11.1.1	the parties acknowledge that the sale of the EMEA Assets and assumption of EMEA Assumed Liabilities in Austria, Hungary and Israel will not be capable of being a TOGC (each such sale and assumption being a “Non TOGC Sale”); and

11.1.2	the parties acknowledge that they do not intend to make an application (joint or otherwise) to any Tax Authority for the Purchaser or any EMEA Designated Purchaser to inherit or otherwise become registered under the VAT registration number of any EMEA Seller.
11.2	In addition, and without prejudice to the other provisions of this Clause 11:
11.2.1	the parties acknowledge that:
(A)	for the purposes of VAT in Slovakia, the sale of the EMEA Assets and assumption of EMEA Assumed Liabilities in Slovakia may effect the sale of a business forming a separate organisational unit;

(B)	for the purposes of VAT in Italy the sale of the EMEA Assets and assumption of EMEA Assumed Liabilities in Italy may constitute a “ramo d’azienda” or “azienda” (branch of a business concern or business concern);

(C)	for the purposes of VAT in Romania, the sale of the EMEA Assets and assumption of EMEA Assumed Liabilities in Romania may represent an independent unit, capable of performing separate economic activities and that therefore the transfer of such EMEA Assets and EMEA Assumed Liabilities may be capable of being a transfer outside the scope of VAT in accordance with the provisions of the Law relating to VAT in Romania;

(D)	for the purposes of VAT in Ireland the sale of the EMEA Assets and the assumption of EMEA Assumed Liabilities in Ireland may be capable of being treated as a transfer of a business or part thereof under section

EMEA Asset Sale Agreement
3(5)(b)(iii) and section 5(8) of the Value Added Tax Act 1972, as amended;

(E)	for the purposes of VAT in the United Kingdom the sale of the EMEA Assets and assumption of EMEA Assumed Liabilities in the United Kingdom may be capable of being treated as a transfer of a business as a going concern to which article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) may apply;

(F)	for the purposes of VAT in the Netherlands, the sale of EMEA Assets and assumption of EMEA Assumed Liabilities in the Netherlands may qualify as a transfer for which article 31 Dutch VAT Act 1968 is applicable as a consequence of which for VAT purposes no supplies of goods or services are deemed to take place; and

(G)	for the purposes of VAT in Belgium, the sale of the EMEA Assets and assumption of EMEA Assumed Liabilities in Belgium may be capable of being treated as a transfer of a business under section 11 of the Belgian VAT Code; and
11.2.2	if the sale of the EMEA Assets and assumption of the EMEA Assumed Liabilities in Switzerland constitutes the transfer of an entire or partial property in the course of restructuring for the purposes of Swiss VAT, the parties shall use reasonable endeavours to act together as far as necessary to make any valid notification to the Swiss Federal Tax Administration (Main Division of the Value Added Tax) required pursuant to Article 47 para 3 of the Swiss Federal VAT Act of 2 September 1999 (if Closing is on or before 31 December 2009) or, should Closing take place on or after 1 January 2010, Article 38 paragraph 1 of the Swiss Federal VAT Act of 12 June 2009, in each case with such notification to be made on or before Closing.
VAT — warranties

11.3	Other than in respect of any Non TOGC Sales, the Purchaser hereby warrants to the EMEA Sellers and the Joint Administrators that:
11.3.1	each entity (whether the Purchaser or an EMEA Designated Purchaser) acquiring EMEA Assets and (if relevant) assuming EMEA Assumed Liabilities the supply of which, but for the availability of TOGC treatment, would for VAT purposes be treated as made in any jurisdiction in which an EMEA Seller belongs (the “Relevant EMEA Jurisdiction”) shall be either: (A) registered for VAT on or before Closing in the Relevant EMEA Jurisdiction and on or before Closing the Purchaser shall provide the relevant EMEA Seller(s) with a copy of each relevant certificate of VAT registration; or (B) required to be registered for VAT on or before Closing in the Relevant EMEA Jurisdiction (including required to be registered as a result of the relevant acquisition and (if relevant) assumption) provided that the warranty in this Clause 11.3.1(B) shall only be given in place of that at Clause 11.3.1(A) where the acquisition and (if relevant) assumption by such Purchaser or EMEA Designated Purchaser (that is not registered for VAT at Closing but is required to be registered for VAT on or before Closing) does not result in TOGC treatment being unavailable in respect of the relevant acquisition and (if relevant) assumption, and where the warranty in this Clause 11.3.1(B) is given the relevant Purchaser or EMEA Designated

EMEA Asset Sale Agreement
Purchaser shall provide the relevant EMEA Seller(s) with a copy of the relevant certificate of VAT registration as soon as reasonably practicable after Closing;
11.3.2	each entity (whether the Purchaser or an EMEA Designated Purchaser) acquiring EMEA Assets and (if relevant) assuming EMEA Assumed Liabilities intends to carry on the same kind of business in relation to those EMEA Assets and (if relevant) EMEA Assumed Liabilities with effect from Closing as that carried on by the relevant EMEA Seller of such EMEA Assets and (if relevant) assumed EMEA Assumed Liabilities prior to Closing, and does not intend to liquidate such business;

11.3.3	the EMEA Assets and (if relevant) EMEA Assumed Liabilities of each EMEA Seller will be acquired and (if relevant) assumed either: (A) by a single entity, whether that be the Purchaser or an EMEA Designated Purchaser; or (B) by more than one entity (being the Purchaser and/or one or more EMEA Designated Purchaser), provided that the warranty in this Clause 11.3.3(B) shall only be given in place of that at Clause 11.3.3(A) to the extent that the acquisition and (if relevant) assumption by the relevant multiple entities does not result in TOGC treatment being unavailable in respect of the relevant acquisition and (if relevant) assumption, and where the warranty in this Clause 11.3.3(B) is given the Purchaser shall provide prior to Closing such evidence to the relevant EMEA Seller(s) as the relevant EMEA Seller(s) may reasonably request in writing in order to confirm, acting reasonably, that the acquisition and (if relevant) assumption by the relevant multiple entities does not result in TOGC treatment being unavailable; and

11.3.4	to the extent required to ensure TOGC treatment and where the relevant EMEA Seller(s) have notified the Purchaser that an Option to Tax has been exercised in respect of an EMEA Asset (in writing with a copy of the notice of such exercise and not less than twenty (20) Business Days prior to the Closing Date), the Purchaser or relevant EMEA Designated Purchaser has exercised its Option to Tax in respect of the relevant EMEA Assets, provided that the Purchaser shall not be required to give the warranties at Clauses 11.3.1, 11.3.2, 11.3.3 and 11.3.4 in respect of any particular entity acquiring EMEA Assets and (if relevant) assuming EMEA Assumed Liabilities if the Purchaser notifies the relevant EMEA Seller(s) of those EMEA Assets and (if relevant) EMEA Assumed Liabilities in writing not less than fifteen (15) Business Days prior to Closing that any or all of such warranties will not be given by or in respect of such entity (whether the Purchaser or an EMEA Designated Purchaser) acquiring such EMEA Assets and (if relevant) assuming such EMEA Assumed Liabilities, and for the purposes of this Clause 11 any EMEA Seller to whom a notification is given by the Purchaser pursuant to this Clause 11.3 is a “Notified EMEA Seller”.

VAT — determinations by a Tax Authority

11.4	If, notwithstanding the provisions of Clause 11.1 and Clause 11.2 (VAT) and subject to Clauses 11.5, 11.6 and 11.7, any Tax Authority determines in writing that VAT is chargeable in respect of the supply of all or any part of the EMEA Assets or (if relevant) assumption of EMEA Assumed Liabilities under this Agreement or in respect of any other payment made by the Purchaser or an EMEA Designated Purchaser, pursuant to this Agreement then:

EMEA Asset Sale Agreement
11.4.1	the relevant EMEA Seller(s) shall notify the Purchaser in writing of that determination within five (5) Business Days of it being so advised by such Tax Authority with such notification to include a copy of the determination and confirmation of whether or not the relevant EMEA Seller(s) have appealed or intend to appeal against such determination; and

11.4.2	the Purchaser shall or shall procure that the relevant EMEA Designated Purchaser shall pay to the relevant EMEA Seller(s) in addition to the Purchase Price or other relevant payment made by the Purchaser or relevant EMEA Designated Purchaser a sum equal to the amount of VAT determined by the relevant Tax Authority to be so chargeable, (but for the avoidance of doubt excluding any interest or penalties thereon, save to the extent that such interest or penalties arise as a result of or in connection with a breach of any of the warranties given under Clause 11.3), with payment to be made by the Purchaser or relevant EMEA Designated Purchaser within the later of: (x) three (3) Business Days of receipt by the Purchaser or an EMEA Designated Purchaser of an appropriate valid VAT invoice; and (y) the Closing Date.
VAT — determination by EMEA Sellers
11.5	If, notwithstanding the provisions of Clause 11.1 and Clause 11.2 (VAT), the relevant EMEA Seller(s) form the view, acting at all times reasonably and in good faith, that the supply of any EMEA Assets or (if relevant) assumption of any EMEA Assumed Liabilities is not capable of being a TOGC, or that any other amounts payable by the Purchaser or an EMEA Designated Purchaser (in each case pursuant to this Agreement) are subject to VAT, then:
11.5.1	the relevant EMEA Seller(s) shall notify the Purchaser in writing of that view (such notification to include the reasons for the EMEA Seller(s) forming that view, including full details of the EMEA Assets and EMEA Assumed Liabilities as are known to the EMEA Seller(s)) acting at all times reasonably and in good faith, as soon as is practicable after the relevant EMEA Seller(s) form that view, such notification being referred to as the “Seller VAT Notification”; and

11.5.2	the Purchaser shall or shall procure that the relevant EMEA Designated Purchaser shall pay to the relevant EMEA Seller(s) in addition to the Purchase Price or other payment made by the Purchaser or relevant EMEA Designated Purchaser a sum equal to the amount of VAT determined by the relevant EMEA Seller(s) to be so chargeable, (but for the avoidance of doubt excluding any interest or penalties thereon, save to the extent that such interest or penalties arise as a result of or in connection with a breach of any of the warranties given under Clause 11.3), with payment to be made by the Purchaser or relevant EMEA Designated Purchaser within the later of: (x) three (3) Business Days of receipt by the Purchaser or an EMEA Designated Purchaser of an appropriate valid VAT invoice; and (y) the Closing Date, save that if the Seller VAT Notification is not received at least ten (10) Business Days before Closing, then notwithstanding any other provisions in this Clause 11.5 the payment of VAT by the Purchaser or relevant EMEA Designated Purchaser for the supply described in such Seller VAT Notification shall be made within the later of ten (10) Business Days of receipt by the Purchaser or relevant EMEA Designated Purchaser of an appropriate valid VAT invoice and the Closing Date; and

EMEA Asset Sale Agreement
11.5.3	the relevant EMEA Seller(s) agree to act as promptly as is reasonably possible at all times in forming the view that the supply of any EMEA Assets or assumption of any EMEA Assumed Liabilities is not capable of being a TOGC. The relevant EMEA Seller(s) agree, within forty (40) Business Days following the date of this Agreement, to provide the relevant Purchaser or EMEA Designated Purchaser with an initial written determination (the “Preliminary Partial TOGC Determination”), together with a reasonable supporting analysis prepared in good faith and based upon the assumption that the warranties at Clauses 11.3.1, 11.3.2, 11.3.3 and 11.3.4 apply, of whether supplies made by NNUK, Nortel Networks France SAS (in administration), Nortel GmbH (in administration), Nortel Networks AG, Nortel Networks (Ireland) Limited (in administration) and Nortel Networks N.V. (in administration) will constitute a TOGC for the purposes of VAT. The parties acknowledge that the Preliminary Partial TOGC Determination may be subject to change in the Seller VAT Notification based on further analysis and/or a change in facts.
11.6	If, following receipt of the Preliminary Partial TOGC Determination or a Seller VAT Notification, the Purchaser believes that the relevant supply is capable of being a TOGC, the Purchaser shall notify the relevant EMEA Seller(s) in writing of this belief within fifteen (15) Business Days of receipt of the Preliminary Partial TOGC Determination or the Seller VAT Notification (such notification from the Purchaser to include the reasons for the Purchaser believing that the supply is capable of being a TOGC, and if no such notification is received from the Purchaser within fifteen (15) Business Days of receipt of the Preliminary Partial TOGC Determination or the Seller VAT Notification (as the case may be), the EMEA Sellers shall cease to have any obligations under this Clause 11.6 as hereinafter set forth), and, if the relevant EMEA Seller(s) or Joint Administrators consider (acting at all times reasonably and in good faith) that there is a reasonable prospect that the relevant Tax Authority would provide a binding determination that the relevant supply is capable of being a TOGC, then the relevant parties shall co-operate (acting at all times reasonably and in good faith, and at the Purchaser’s sole cost) in approaching the relevant Tax Authority to seek a binding determination on whether or not the relevant supply is capable of being a TOGC. In the event that the Tax Authority provides a binding determination that the relevant supply is:
11.6.1	not capable of being a TOGC prior to payment in accordance with Clause 11.5.2, the Purchaser shall and shall procure that the relevant EMEA Designated Purchaser shall comply with its payment obligations under Clause 11.5.2; or

11.6.2	capable of being a TOGC prior to any payment in accordance with Clause 11.5.2, then the Purchaser or relevant EMEA Designated Purchaser shall have no liability under Clauses 11.5 or 11.6 to pay any VAT in respect of such supply (provided that the Tax Authority does not rescind or change its interpretation that the relevant supply is capable of being a TOGC); or

11.6.3	capable of being a TOGC after the Purchaser or EMEA Designated Purchaser has made the relevant payment of VAT in accordance with Clause 11.5.2, the provisions at Clause 11.10 (VAT — Other) shall apply, provided that, for the avoidance of doubt, in the event that a binding determination has not been received from a Tax Authority prior to the due dates for payment of VAT pursuant to Clause 11.5.2 the provisions of Clause 11.5.2 shall continue to apply.

EMEA Asset Sale Agreement
VAT — Other
11.7	In relation to the Non TOGC Sales or any sale of EMEA Assets or transfer of EMEA Assumed Liabilities by a Notified EMEA Seller, the Purchaser shall or shall procure that the relevant EMEA Designated Purchaser shall pay to the relevant EMEA Sellers in addition to the Purchase Price or other payment made by the Purchaser or EMEA Designated Purchaser a sum equal to the amount of VAT determined by the relevant EMEA Seller to be so chargeable, with payment to be made by the Purchaser or relevant EMEA Designated Purchaser within the later of: (x) the date falling three (3) Business Days after the Purchaser’s or EMEA Designated Purchaser’s receipt of an appropriate valid VAT invoice and (y) the Closing Date.

11.8	Where the liability for VAT in respect of any supply is a liability of the Purchaser or any EMEA Designated Purchaser (whether under section 8 of the Value Added Tax Act 1994 or similar or equivalent provisions in any member of the European Union or any other jurisdiction) the Purchaser shall and shall procure that the EMEA Designated Purchaser shall promptly account for all applicable VAT to the relevant Tax Authority.

11.9	[Intentionally Blank]

11.10	In the event that (1) (a) an amount of VAT is payable under the terms of this Agreement and (b) the consideration as stated on the relevant VAT invoice in respect of such amount of VAT differs from the actual consideration for the relevant supply for VAT purposes (which shall include where the Purchase Price is adjusted in accordance with Clauses 3.5 and 3.6 (Purchase Price adjustments), and/or where the allocation of consideration to any EMEA Assets or EMEA Assumed Liabilities is amended and/or where no VAT invoice was actually issued), or (2) where a Tax Authority determines in writing that a supply by an EMEA Seller in respect of which the Purchaser or an EMEA Designated Purchaser has paid VAT should properly be characterised as a TOGC, the parties agree to co-operate in good faith to correct the respective invoices/VAT returns, and in particular:
11.10.1	where the purchase price for any EMEA Assets is increased, the Purchaser shall or shall procure that the relevant EMEA Designated Purchaser shall, pay to the relevant EMEA Seller an amount equal to any additional VAT that becomes due to be accounted for by the relevant EMEA Seller to a Tax Authority as a result of such increase, with payment to be made by the Purchaser or relevant EMEA Designated Purchaser within the later of seven (7) Business Days of receipt of an appropriate valid VAT invoice and the Closing Date; and

11.10.2	where the purchase price for any EMEA Assets is decreased, or to the extent that a Tax Authority determines in writing that a supply by an EMEA Seller in respect of which the Purchaser or an EMEA Designated Purchaser has paid VAT should properly be characterised as a TOGC, the relevant EMEA Seller shall issue a valid VAT credit note or equivalent to the Purchaser or EMEA Designated Purchaser (as relevant) and shall, to the extent the Excess VAT is following reasonable efforts of the relevant EMEA Seller actually recovered and retained by it or is creditable by such EMEA Seller against any VAT liability of such EMEA Seller, without unreasonable delay pay such Excess VAT to the Purchaser or EMEA Designated Purchaser (as relevant), provided that no payment shall be due under this Clause 11.10.2 from an EMEA Seller where any part of the consideration (inclusive of VAT) payable pursuant to this Agreement or any Transaction Document which is subject to adjustment under

EMEA Asset Sale Agreement
this Clause 11.10.2 remains outstanding. For the purposes of this Clause 11.10.2 “Excess VAT” means the VAT actually paid (after deducting any previous refund under this Clause 11.10.2) by the Purchaser or an EMEA Designated Purchaser that would not have been payable had the purchase price at all times reflected the relevant adjustment or change in allocation or correct TOGC status as determined in writing by the relevant Tax Authority.
11.11	Notwithstanding any other provision of this Agreement, the parties agree that each entity acquiring EMEA Assets and (if relevant) assuming EMEA Assumed Liabilities as part of a TOGC shall, after Closing, be entitled (at its own cost) to inspect (upon giving reasonable notice) and take copies of any VAT Records in the possession of or under the control of an EMEA Seller, where and solely to the extent that such VAT Records relate to goods transferred as part of such TOGC that, as at the Closing Date, are subject to potential adjustment under the Adjustment Provisions. Each EMEA Seller agrees to act at all times reasonably and in good faith to give effect to the provisions of this Clause 11.11.
Transfer Taxes
11.12	The Purchaser (on behalf of itself and the EMEA Designated Purchasers):
11.12.1	shall promptly pay directly to the appropriate Tax Authority all applicable Transfer Taxes that may be imposed upon or payable or collectible or incurred (in each case at any time and where the Purchaser or relevant EMEA Designated Purchaser has the primary or joint obligation under Law to pay such Transfer Taxes) in connection with the acquisition of the EMEA Assets and assumption of EMEA Assumed Liabilities pursuant to this Agreement and the transactions contemplated in Schedule 5 (Real Estate) and 6 (Employees) of this Agreement or any Transfer Taxes payable by any EMEA Seller by virtue of the transactions described in the Intellectual Property Licence Agreement (such Transfer Taxes being the “Relevant Transfer Taxes”). Upon request from an EMEA Seller or the Joint Administrators or the Joint Israeli Administrators the Purchaser shall provide to such EMEA Seller or the Joint Administrators or the Joint Israeli Administrators an original receipt (or such other evidence as shall be reasonably satisfactory to such EMEA Seller or the Joint Administrators or the Joint Israeli Administrators) evidencing the payment of Transfer Taxes by the Purchaser to the applicable Tax Authority under this Clause 11.12.1;

11.12.2	shall reimburse the EMEA Sellers (for themselves and on behalf of all members of the EMEA Sellers’ Group) where any Relevant Transfer Taxes (notwithstanding the provisions of Clause 11.12.1) are required to be collected, remitted or paid by any of the EMEA Sellers or the Joint Administrators or the Joint Israeli Administrators or any member of the EMEA Seller’s Group, such reimbursement to be made promptly (and in any event within three (3) Business Days) following receipt by the Purchaser of a written demand accompanied by proof of payment of such Relevant Transfer Taxes, if such payment has not already been made pursuant to Clause 11.12.5 below (and, for the avoidance of doubt, the timing of payments under Clause 11.12.5 below shall take precedence over the timing of payments under this Clause 11.12.2, where both provisions are capable of applying);

11.12.3	If the Purchaser or any EMEA Designated Purchaser wishes to claim or elect any exemption relating to, or a reduced rate of, Relevant Transfer Taxes subject

EMEA Asset Sale Agreement
to this Clause 11.12, the Purchaser or any EMEA Designated Purchaser, as the case may be, shall be solely responsible for determining (acting in good faith) that such exemption, reduction or election applies (where the liability for the Relevant Transfer Taxes is, as a matter of law, a liability of the Purchaser or EMEA Purchaser and is not a liability, whether primary, secondary or otherwise, of an EMEA Seller) it being understood that the Purchaser shall remain responsible for any Transfer Taxes whether or not shown due on a Tax Return with respect to Transfer Taxes. If the Purchaser or any Designated Purchaser pays any Relevant Transfer Taxes pursuant to this Clause 11.12 and an EMEA Seller thereafter becomes entitled to and receives a refund for, or receives a reduction in liability for, Transfer Taxes payable by such EMEA Seller in respect of such Relevant Transfer Taxes paid by the Purchaser or EMEA Designated Purchaser, then such EMEA Seller shall promptly reimburse the Purchaser or EMEA Designated Purchaser for an amount equal to such refund or actual reduction (including any interest paid in connection with such refund or reduction and net of reasonable out of pocket expenses incurred in obtaining such refund or reduction and net of any Tax in the hands of the relevant EMEA Seller on such refund or reduction);

11.12.4	Each of the parties shall provide the other with reasonable cooperation in complying with the reporting requirements relating to any Transfer Taxes under applicable Law that are subject to this Clause 11.12, and shall make reasonable efforts to cooperate to the extent necessary to obtain any exemption from, or any reduction in amount or rate of, Transfer Taxes sought by Purchaser or any EMEA Designated Purchaser. For the avoidance of doubt, such cooperation shall include any applicable EMEA Seller using reasonable efforts to obtain and/or furnish to the Purchaser or any Designated Purchaser any applicable information that is reasonably requested by Purchaser or any EMEA Designated Purchaser and reasonably necessary in connection with its efforts to obtain any exemption or reduction in amount or rate of Transfer Taxes, and the Purchaser or EMEA Designated Purchaser using reasonable efforts to obtain and/or furnish to the relevant EMEA Sellers with any applicable information that is reasonably requested by such EMEA Seller and reasonably necessary in connection with any exemption or reduction in the amount or rate of Transfer Taxes;

11.12.5	Each Tax Return with respect to Transfer Taxes (a “Transfer Tax Return”) imposed in respect of this Agreement shall be prepared by the party that customarily has primary responsibility for filing such Transfer Tax Return pursuant to applicable Law. Any Transfer Tax Returns prepared by the EMEA Sellers pursuant to this Clause 11.12.5 shall be made available to the Purchaser at least five (5) Business Days before such Tax Returns are due to be filed. The Purchaser shall be entitled to review and comment on any Transfer Tax Return prepared by the EMEA Sellers prior to making any payment in respect thereof, and the EMEA Sellers shall incorporate any reasonable comments received from Purchaser at least three (3) Business Days before such Transfer Tax Returns are due to be filed, it being understood that the Purchaser shall remain responsible for any Transfer Taxes whether or not shown due on such Transfer Tax Return. The Purchaser shall pay to the EMEA Sellers the amount of any Transfer Taxes payable in respect of Transfer Tax Returns to be filed by the EMEA Sellers pursuant to this Clause 11.12.5 at least one (1) Business Day

EMEA Asset Sale Agreement
before such Transfer Tax becomes due and payable provided that the relevant Transfer Tax Return has been made available to the Purchaser in compliance with this Clause 11.12.5, and for the purposes of this Clause 11.12 only “Transfer Tax” and “Transfer Taxes” do not include VAT, for which the provisions at Clauses 11.1 to 11.11 (VAT) shall instead apply.
Deductions and withholding
11.13	Any payments made by or due from the Purchaser or EMEA Designated Purchaser pursuant to the terms of this Agreement and the Transaction Documents shall be free and clear of all deductions or withholdings of or on account of Tax whatsoever save only for any deductions or withholdings required by Law. To the extent such amounts are so withheld by the Purchaser or EMEA Designated Purchaser, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement and the Transaction Documents as having been paid to the relevant EMEA Seller in respect of whom such deduction or withholding was made. With respect to any provision of this Clause 11.13 that by its terms applies to the other Transaction Documents, such provision shall not apply to another Transaction Document to the extent that such Transaction Document contains a contrary or inconsistent provision to the provision in this Clause 11.13.

11.14	All parties shall make reasonable endeavours to cooperate to minimise the amounts that the Purchaser or EMEA Designated Purchasers, as the case may be, are required to deduct and withhold. In connection therewith, the Parties shall cooperate to the extent necessary to obtain any exemption from or reduction in deduction or withholding Tax.

11.15	In the event that any deductions or withholdings on account of Tax are required by Law, the Purchaser shall or shall cause any relevant EMEA Designated Purchaser to promptly pay such withheld or deducted Tax to the relevant Tax Authority (to the extent required by Law) and shall furnish the relevant EMEA Seller and the Joint Administrators and the Joint Israeli Administrators with such evidence as may be required by the applicable Tax Authorities to establish that any such Tax has been paid.
Allocations
11.16	The parties shall participate in good faith in the procedures set forth in Section 2.2.6 of the North American Agreement as they apply to the Purchaser, EMEA Designated Purchasers and EMEA Sellers and in particular agree to act in accordance with the allocations contained in such allocation as is determined under Section 2.2.6 of the North American Agreement for all purposes relating to VAT or other Transfer Taxes (including the preparation, filing and audit of any VAT invoices or Transfer Tax Returns).

11.17	If it is not possible for the parties in accordance with the procedures set forth in Section 2.2.6 of the North American Agreement to determine in a timely manner an amount of consideration for: (x) Transfer Taxes purposes including for the purposes of VAT invoicing (where an amount in respect of Transfer Taxes is required to be collected, remitted or paid to a Tax Authority by any of the EMEA Sellers or the Joint Administrators or the Joint Israeli Administrators or any member of the EMEA Sellers’ Group); or (y) for Transfer Taxes purposes including for the purposes of VAT invoicing (where an amount in respect of Transfer Taxes is required to be collected, remitted or paid to a Tax Authority by the Purchaser or any EMEA Designated Purchaser) then:

EMEA Asset Sale Agreement
11.17.1	in the case of (x) above, the relevant EMEA Seller, Joint Administrator or Joint Israeli Administrator shall consult with the Purchaser or relevant EMEA Designated Purchaser concerning the relevant amount of consideration for VAT or other Transfer Taxes purposes and meaningfully consider its reasonable input, acting at all times reasonably and in good faith in determining the amount of such consideration provided that, subject to Clause 11.10, the determination of the relevant EMEA Seller, Joint Administrator or Joint Israeli Administrator, acting in accordance with this Clause 11.17.1, shall be accepted by the parties for VAT and Transfer Taxes purposes until and unless replaced pursuant to Section 2.2.6 of the North American Agreement; and

11.17.2	in the case of (y) above, the Purchaser or relevant EMEA Designated Purchaser shall consult with the relevant EMEA Seller concerning the relevant amount of consideration for Transfer Taxes purposes and meaningfully consider its reasonable input, acting at all times reasonably and in good faith in determining the amount of such consideration provided that, subject to Clause 11.10, the determination of the Purchaser or relevant EMEA Designated Purchaser, acting in accordance with this Clause 11.17.2, shall be accepted by the parties for Transfer Taxes purposes unless and until replaced pursuant to Section 2.2.6 of the North American Agreement.
Miscellaneous
11.18	The provisions of Section 6.3 (Tax Characterisation of Payments under this Agreement) of the North American Agreement shall apply mutatis mutandis to payments made under this Agreement.

11.19	After the Closing Date, the EMEA Sellers shall preserve all Tax Records and VAT Records until the expiration of any applicable statute of limitations or extensions or reductions, whether as a result of Bankruptcy Proceedings or otherwise, thereof. Subject to the limitations in Clauses 10.15.6 and 10.15.8 (applied mutatis mutandis), after the date of the Auction, the Purchaser and the EMEA Designated Purchasers, on the one hand, and the EMEA Sellers, on the other hand, will to the extent that they are legally able:
11.19.1	make available to the other, as reasonably requested in writing and as reasonably necessary, all information, records or documents relating to liability for Taxes with respect to the EMEA Assets, EMEA Assumed Liabilities or the EMEA Business for all periods prior to and including the Closing Date; and

11.19.2	in the event that it is reasonably necessary for one party to access the Tax Records in the possession of a second party relating to the EMEA Assets, EMEA Assumed Liabilities or the EMEA Business for purposes of preparing Tax Returns or complying with any Tax audit request, subpoena or any other investigative demand by any Tax Authority or for any other legitimate Tax-related purpose, the second party will allow representatives of the other party reasonable access to such records during regular business hours at the second party’s place of business for the sole purpose of obtaining information for use as aforesaid and will permit such other party (at the requesting party’s sole cost) to make extracts and copies thereof as may be necessary or convenient, provided that the obligation to cooperate pursuant to this Clause 11.19 shall terminate at the time the relevant applicable statute of limitations expires (giving effect to any

EMEA Asset Sale Agreement
extension or reductions, whether as a result of Bankruptcy Proceedings or otherwise, thereof), and:
(A)	disclosure of/access to information, records and documents shall not be given unless, a reasonable time prior to the requested date of access/such information, documents or records are requested to be made available, the requesting party provides to the second party a written request which (a) sets out in reasonable detail either the information, records and documents for which access is required or which the requesting party wishes to be made available or, as a minimum, the type of information, documents or records requested and (b) explains why access to such information, records and documents (or such information, records or information being made available) is reasonably necessary for the requesting party;

(B)	the parties agree and acknowledge that any information, records of documents provided pursuant to this Clause shall only be used for the purposes contemplated in this Clause; or

(C)	the parties agree and acknowledge that either shall be entitled, prior to any disclosure or making available, to redact the Tax Records, information or documents described in this Clause 11.19 to ensure that they show only information relevant to the EMEA Assets, EMEA Assumed Liabilities or EMEA Business and do not show any other information.
11.20	From and after the date hereof:
11.20.1	until the date one year from Closing, the EMEA Sellers shall reasonably cooperate with Purchaser and its Affiliates to provide such information (subject to the limitations of Clauses 10.15.6 and 10.15.8 applied mutatis mutandis) as is reasonably requested in writing and reasonably necessary to permit Purchaser and its Affiliates to identify and timely comply with their respective obligations under applicable Tax Law arising out of this Agreement;

11.20.2	until the date of Closing, the EMEA Sellers shall reasonably cooperate with the Purchaser and its Affiliates to structure and carry out the transactions between the EMEA Sellers, on the one hand, and the Purchaser and its Affiliates, on the other hand, contemplated by this Agreement in a tax-efficient manner (including, without limitation, to limit withholding Taxes and irrecoverable VAT with respect to the transactions contemplated in this Agreement);

11.20.3	for so long as any EMEA Seller provides services to the Purchaser or an Affiliate of the Purchaser under the Transition Services Agreement (such EMEA Seller(s) being the “TSA Sellers”, and such services being the “TSA Services”), the TSA Sellers shall undertake to determine as soon as reasonably practicable after the date of this Agreement, and throughout the term of the Transition Services Agreement, whether and to what extent any material irrecoverable VAT will be included within the price charged by them for TSA Services (such irrecoverable VAT being “Included Irrecoverable VAT”), and the relevant TSA Seller will provide prompt written notice to the Purchaser upon so determining that such material irrecoverable VAT will arise. Upon the written request of a TSA Seller, the Purchaser or relevant EMEA Designated

EMEA Asset Sale Agreement
Purchaser shall promptly provide such information as the TSA Sellers reasonably request in order to assist the TSA Sellers with such determination. “Material” for the purposes of this Clause 11.20.3 only shall mean, in respect of TSA Sellers, an aggregate amount of Included Irrecoverable VAT, in excess of £37,500 (thirty seven thousand five hundred pounds sterling);
11.20.4	for so long as any TSA Seller provides TSA Services to the Purchaser or an Affiliate of the Purchaser under the Transition Services Agreement, the TSA Sellers and the Purchaser shall co-operate in examining and implementing such reasonable ways in which the provision of TSA Services or portions thereof may be structured, either to minimise the amount of Included Irrecoverable VAT and/or to minimise the amount of any irrecoverable VAT (as notified by the Purchaser to the TSA Sellers) incurred by the Purchaser or any Affiliate of the Purchaser on receipt of the TSA Services under the Transition Services Agreement;

11.20.5	other than as expressly provided in Clauses 11.23 (German Confirmation) and 11.25 (Belgian Confirmation) below, the EMEA Sellers shall reasonably cooperate with the Purchaser and its Affiliates (i) to obtain any applicable forms, certificates, or other information and (ii) to comply with any procedure established by applicable Law or a Government Entity, in each case as is reasonably required and reasonably necessary to establish, quantify, reduce or eliminate the extent to which the Purchaser or any EMEA Designated Purchaser could be liable under applicable Law for any Taxes of the EMEA Sellers that are EMEA Excluded Liabilities, including by reason of a Lien being filed on the EMEA Assets or as a result of such Purchaser or EMEA Designated Purchaser being a transferee or successor under applicable Law, provided that the parties agree and acknowledge that any information, records of documents provided pursuant to this Clause 11.20 shall only be used for the purposes contemplated in this Clause and provided further that any such cooperation to be provided in this Clause 11.20 above shall not include or extend to:
(A)	a liquidation or restructuring of an EMEA Seller or any business of an EMEA Seller, including the transfer of any assets or EMEA Assets or liabilities or EMEA Assumed Liabilities between EMEA Sellers or their Affiliates; or

(B)	any action or omission that would result in the imposition on any EMEA Seller or any Affiliate of any additional Tax liability or additionally (in the case of Clause 11.20.5) making any payment to any Tax Authority or Government Entity in respect of Tax which is an EMEA Excluded Liability, Succession Tax Liabilities or Succession Tax Lien; or

(C)	any action or omission that would result in any material out of pocket cost or expense for any EMEA Seller or any Affiliate, unless such EMEA Seller or Affiliate is (prior to the relevant action or omission), indemnified against such cost or expense to their satisfaction (acting at all times reasonably and in good faith) by the Purchaser; or

(D)	any action or omission which would cause the EMEA Sellers or any Affiliates to be in contravention of any applicable Law (including Bankruptcy Law) or published practice of a Tax Authority; or

EMEA Asset Sale Agreement
(E)	changing the identity or Tax residence of any EMEA Sellers, the location of any EMEA Assets or EMEA Assumed Liabilities, the nature or extent of any EMEA Assets or EMEA Assumed Liabilities, the EMEA Assets or EMEA Assumed Liabilities to be transferred by any particular EMEA Seller or the structure of the transaction as an asset sale rather than the sale of any form of entity; or

(F)	any reduction in the obligations of the Purchaser or rights of the EMEA Sellers, in each case under Clauses 4.4 and 4.5 (EMEA Designated Purchasers); or

(G)	any EMEA Seller being required to approach or contact any Tax Authority or Government Entity where the relevant EMEA Seller (acting at all times reasonably and in good faith) considers that the making of such approach or contact will be materially prejudicial to the EMEA Seller or any Affiliate.
Succession Tax
11.21	Save in respect of the rights of the Purchaser and EMEA Designated Purchasers under Section 6.8 (EMEA Tax Escrow) and Section 6.9 (Italian Tax Escrow) of the North American Agreement and Clause 10.23.2, the Purchaser shall and shall procure that the EMEA Designated Purchasers shall expressly waive, to the extent permissible under applicable Law, any right or entitlement that the Purchaser or EMEA Designated Purchaser may have to recover Succession Tax Liabilities or amounts representing Succession Tax Liabilities from any EMEA Seller or the Joint Administrators or the Joint Israeli Administrators, and the Purchaser acknowledges that, in respect of any (a) Succession Tax Liabilities; (b) Tax which is an EMEA Excluded Liability; and (c) Lien for Tax that arises over EMEA Assets acquired by the Purchaser or an EMEA Designated Purchaser pursuant to this Agreement, as a result of a failure by an EMEA Seller to pay a liability for Tax that is primarily a liability of that EMEA Seller (other than any Tax for which the Purchaser or an EMEA Designated Purchaser is liable or responsible under this Clause 11) (“Succession Tax Lien”), the provisions of Section 6.8 (EMEA Tax Escrow) and Section 6.9 (Italian Tax Escrow) of the North American Agreement and Clause 10.23.2 shall represent the sole remedy for the Purchaser and any EMEA Designated Purchaser as against the EMEA Sellers, the Joint Administrators and/or the Joint Israeli Administrators and that no other warranty or indemnity is given in respect of Succession Tax Liabilities, Tax which is an EMEA Excluded Liability or Succession Tax Liens.

German Confirmation

11.22	The Purchaser shall procure that the transferee of the Business as transferred by Nortel GmbH (in administration) pursuant to this Agreement shall promptly, and in any event within 30 (thirty) days of Closing, deliver to all competent authorities a proper notification of the transfer of the Business (as transferred by Nortel GmbH (in administration)) to the relevant Purchaser or EMEA Designated Purchaser within the meaning of Section 138 of the German Fiscal Code (Abgabenordnung), and shall confirm in writing to Nortel GmbH (in administration) and the Joint Administrators that such notification has been delivered within 5 (five) Business Days of the making of such notification.

11.23	Nortel GmbH (in administration) shall provide to the Purchaser, as of the date falling thirteen months after Closing, with, at its option, either (i) confirmation in writing from the relevant Tax Authority or (ii) such other evidence (for example, a signed statement from

EMEA Asset Sale Agreement
the auditors of Nortel GmbH (in administration)) which can reasonably be expected to be acceptable to the Purchaser, acting reasonably and in good faith in either (i) or (ii) detailing the amount of assessed and unpaid Tax liabilities of Nortel GmbH (in administration) for the calendar year in which Closing takes place and the preceding calendar year and with the confirmation or evidence under (i) or (ii) to be provided promptly following the date falling thirteen months from Closing.

Belgian Confirmation
11.24	The Purchaser shall procure that the transferee of the Business (if any) as transferred by Nortel Networks N.V. (in administration) pursuant to this Agreement shall promptly, and in any event within 30 (thirty) days of Closing, deliver to the Belgian Income Tax Collector, the Belgian VAT Tax Collector , the Collecting Agency for Social Security premiums for independents and the Collecting Agency for Social Security premiums for blue and white collar workers competent for Nortel Networks N.V. (in administration) for the purposes of Art. 442bis Belgium Income Tax Code and Art 93 undecies B of the Belgium VAT Code, Art. 16ter of RD n° 38 and Art. 41 quinquies of the Law of June, 27 1969 respectively, a notification made in accordance with the provisions of Art 442bis Belgian Income Tax Code and Art 93 undecies B of the Belgium VAT Code respectively of the transfer of the Business (as transferred by Nortel Networks N.V. (in administration)) to the relevant Purchaser or EMEA Designated Purchaser, and shall confirm in writing to Nortel Networks N.V. (in administration) and the Joint Administrators that such notification (“Belgian Notification”) has been delivered within 5 (five) Business Days of the making of such notification. The Purchaser shall also procure that the transferee of the Business (if any) as transferred by Nortel Networks N.V. (in administration) pursuant to this Agreement shall promptly, and in any event within 30 (thirty) days of determination of the allocation of consideration to such transfer pursuant to this Agreement, inform the authorities mentioned in this Clause 11.24 of the amount of the consideration allocated to the transfer and of the fact that the allocated consideration was paid at Closing.

11.25	Nortel Networks N.V. (in administration) shall provide to the Purchaser, with, at its option, either (i) a confirmation in writing from the relevant Tax Authority; or (ii) such other evidence (for example, a signed statement from the auditors of Nortel Networks N.V. (in administration)) which can reasonably be expected to be acceptable to the Purchaser, acting reasonably and in good faith, in either of (i) or (ii) detailing the amount of outstanding assessed and unpaid Tax liabilities of Nortel Networks N.V. (in administration) as at the last day of the month following the month during which the Belgian Notification was made, and with the confirmation or evidence under (i) or (ii) to be provided promptly following the last day of the month following the month during which the Belgian Notification was made provided Nortel Networks N.V (in administration) shall have no obligations under this Clause 11.25 if (a) the parties, as part of the process of agreeing the TOGC status of the transfer by Nortel Networks N.V (in administration) pursuant to Clauses 11.5 and 11.6, agree that there is no transfer of a business by Nortel Networks N.V (in administration) pursuant to this Agreement or (b) if a Tax Authority provides binding confirmation that it considers that there is no transfer of a business by Nortel Networks N.V (in administration) pursuant to this Agreement.

11.26	The EMEA Sellers and the Purchaser shall reasonably co-operate with each other in connection with the conduct of any Tax audit, investigation, dispute or appeal relating to any Taxes which could result in a Succession Tax Liability.

EMEA Asset Sale Agreement
12.	EMPLOYEES

12.1	The EMEA Sellers shall comply with and the Purchaser shall, and shall procure that the EMEA Designated Purchasers shall comply with the provisions set out in Schedule 6 (Employees) to this Agreement.

13.	PENSIONS

13.1	In relation to each of the Transferring Employees the Purchaser shall, or shall cause an EMEA Designated Purchaser to, provide retirement and death benefits equal to at least the minimum level, if any, required by applicable Law.

13.2	In the event that the Purchaser, or any EMEA Designated Purchaser, is unable to provide appropriate Swiss retirement and death benefit arrangements at the Closing Date, Nortel Switzerland agrees to use its reasonable endeavours to cause the appropriate EMEA Seller Pension Plan in Switzerland to continue to insure the relevant Transferring Employees until such time as the Purchaser, or any EMEA Designated Purchaser, becomes able to provide such appropriate Swiss arrangements. This obligation on Nortel Switzerland will apply only to the extent that it is required by the applicable Law and the Purchaser, or the appropriate EMEA Designated Purchaser, continues to pay the employer’s contributions and related costs to, and continues to arrange for the employees’ contributions to be paid to, the appropriate EMEA Seller Pension Plan in Switzerland with respect to the period beginning on and after the Closing Date.

14.	EXCLUSION OF LIABILITY AND ACKNOWLEDGEMENTS

14.1	Notwithstanding that this Agreement shall have been signed by the Joint Administrators and the Joint Israeli Administrators both in their capacities as administrators of the EMEA Debtors for and on behalf of the EMEA Debtors and of the Israeli Company for and on behalf of the Israeli Company respectively and in their personal capacities, it is hereby expressly agreed and declared that no personal Liability under or in connection with this Agreement shall fall on the Joint Administrators, the Joint Israeli Administrators or their respective firm, partners, employees, agents, advisers or representatives whether such personal Liability would arise under paragraph 99(4) of schedule B1 to the Insolvency Act, or otherwise howsoever. For the avoidance of doubt, this Clause 14.1 shall not operate to prevent any claim of the Purchaser against the EMEA Debtors under this Agreement being an expense of the administration as described in Paragraph 99(4) of Schedule B1 and Rule 2.67 of the Insolvency Act or against the Israeli Company under this Agreement being “expenses of the stay of proceedings”.

14.2	It is hereby expressly agreed and declared that no personal Liability, or any Liability whatsoever, under or in connection with this Agreement shall fall on any of the Non-Debtor Seller Directors on 7 October 2009 and from time to time howsoever such Liability should arise.

14.3	For the avoidance of doubt, (but without prejudice to the other terms of this Agreement) the parties hereby agree that the terms of Clauses 14.1 and 14.2 do not, in and of themselves, provide that the Purchaser is under any obligation to indemnify, nor become liable or responsible for, any actions, proceedings, claims, demands, costs, expenses, damages, compensation, fines, penalties or other Liabilities against the Joint Administrators, the Joint Israeli Administrators or the Non-Debtor Seller Directors by any Person.

EMEA Asset Sale Agreement
14.4	The Joint Administrators and the Joint Israeli Administrators are party to this Agreement in their personal capacities only for the purpose of receiving the benefit of this Clause 14 and the exclusions, limitations, undertakings, covenants and indemnities in their favour contained in this Agreement. The Purchaser acknowledges and agrees that in the negotiation and the completion of this Agreement the Joint Administrators and the Joint Israeli Administrators are acting only as agents for and on behalf of the EMEA Debtors and the Israeli Company, respectively, and without any personal Liability whatsoever.

14.5	The Purchaser further acknowledges the following:
14.5.1	it has entered into this Agreement without reliance on any warranties made by the EMEA Sellers or by any of their employees, agents or representatives, or by the Joint Administrators, the Joint Israeli Administrators or any of their respective firms, partners, employees, agents, advisors or representatives other than as set forth in Clause 9 (Warranties from the EMEA Sellers, Joint Administrators and Joint Israeli Administrators) and it shall not have any remedy in respect of any misrepresentation or untrue statement by such persons, other than with respect to any warranty set forth in Clause 9 (Warranties from the EMEA Sellers, Joint Administrators and Joint Israeli Administrators) made by or on behalf of any other party to this Agreement; and

14.5.2	neither the EMEA Sellers, the Joint Administrators, the Joint Israeli Administrators, nor the EMEA Non-Debtor Seller Directors shall incur any Liability to the Purchaser, any EMEA Designated Purchaser or their respective Affiliates under or in connection with this Agreement by reason of any fault or defect in all or any of the EMEA Assets, without prejudice to the definition of EMEA Excluded Liabilities, or the provisions of Clause 2.5, any breach of the obligations of the EMEA Sellers arising under any products liability Laws, health and safety Laws, Laws relating to telecommunications, or similar Laws, of any EMEA Jurisdiction, or of the State of Israel.
Nothing in this Clause 14 shall affect the rights of the Parties under the North American Agreement, nor shall affect any covenant, representation, warranty or provision under the North American Agreement, or any right, claim or remedy that the the Purchaser may have under the North American Agreement.

14.6	Whenever and wherever in this Agreement it has agreed to indemnify the Joint Administrators and/or the Joint Israeli Administrators, the Purchaser shall also indemnify any firm, partner or employee of the Joint Administrators and/or the Joint Israeli Administrators (as applicable) to the same extent and in the same regard provided that such indemnity only relates to such person to the extent acting in relation to the Joint Administrators or Joint Israeli Administrators appointment as administrators of the EMEA Debtors.

Limitations on Post-Closing Obligations

14.7	Notwithstanding any other provisions in this Agreement, all outstanding obligations of each EMEA Seller under this Agreement (except under Clauses 10.25 to 10.28 (Confidentiality), Clause 10.48 (Maintenance of Books and Records), Clause 11 (Tax), and Clause 13 of Schedule 6 (Employees)) shall cease on and from the date following the first anniversary of the Closing Date (in this Clause 14, the “Drop Dead Date”), without prejudice to (i) any accrued obligations of the EMEA Sellers, (ii) any accrued rights of the Purchaser or EMEA Designated Purchasers, or (iii) any accrued Liabilities in relation to

EMEA Asset Sale Agreement
any obligations to have been carried out by the EMEA Sellers, in each of (i), (ii) or (iii), prior to the Drop Dead Date.

14.8	If at any time, after the Closing Date, Secondary Proceedings are opened in respect of an EMEA Debtor:
14.8.1	in the case of any EMEA Debtor by its Joint Administrators acting in accordance with their statutory duties or legal obligations (but without reference to the benefits if any accruing to any EMEA Debtor from that EMEA Debtor being relieved of any obligation or liability by operation of this Clause 14.8) in relation to the exercise of their powers, duties or functions as administrators of such EMEA Debtor;

14.8.2	in the case of any EMEA Debtor, by its Joint Administrators having determined in their reasonable opinion that it is necessary to do so in order to prevent the opening by a Third Party of Secondary Proceedings in relation to such EMEA Debtor; or

14.8.3	by any other Person or party,
then the parties agree that any right to claim any amount as an Administration Expense in respect of any breach of any outstanding obligations, without prejudice to (i) any accrued obligations of the EMEA Sellers, (ii) any accrued rights of the Purchaser or EMEA Designated Purchasers, or (iii) any accrued Liabilities in relation to any obligations to have been carried out by the EMEA Sellers, in each of (i), (ii) or (iii), prior to the opening of Secondary Proceedings, of such EMEA Debtor shall cease then on and from the later of (i) the date of commencement of Secondary Proceedings, and (ii) the effective date notified by such EMEA Debtor to the Purchaser:
(A)	in the case of Clauses 14.8.1, such effective date not to be earlier than the later of: (i) one hundred and eighty (180) days after the Closing Date; (ii) thirty (30) days after the receipt of such notice by the Purchaser, and (iii) in the case of NNUK and Nortel Ireland, the earlier of the Drop Dead Date and the date on which all obligations of, such EMEA Debtor under the Transition Services Agreement have been completed or terminated or the date on which all such services have been transferred to one or more other EMEA Sellers, Main Sellers or any of their respective Affiliates, or a reasonable Third Party, without material disruption to the Business or the EMEA Business, in each case, in accordance with the terms of the Transition Services Agreement;

(B)	in the case of 14.8.2, such effective date not being earlier than the date on which the Joint Administrators have determined in their reasonable opinion that it is necessary to commence Secondary Proceedings in order to prevent the opening by a Third Party of Secondary Proceedings, nor earlier than the date on which such notice is received by the Purchaser; and

(C)	in the case of 14.8.3, such effective date not being earlier than the date on which the Joint Administrators become aware that a Third Party will commence Secondary Proceedings, nor earlier than the date on which such notice is received by the Purchaser,

EMEA Asset Sale Agreement
and any such claim shall instead rank as an unsecured claim against such EMEA Debtor provided that:
(D)	the Joint Administrators shall have used all reasonable steps available to them in the circumstances to agree with the liquidator in the Secondary Proceeding for the Joint Administrators to maintain that degree of control over that EMEA Debtor necessary for that EMEA Debtor to perform its obligations under this Agreement (including, if, reasonable in the circumstances, applying to the Court that opened the Secondary Proceeding to stay (and renew any prior stay of) the Secondary Proceeding); and otherwise procured so far as they are reasonably able, that the liquidator in the Secondary Proceeding shall comply with the obligations of that EMEA Debtor pursuant to this Agreement; and

(E)	the Secondary Proceeding prevents the Joint Administrators from procuring that the EMEA Debtor performs its obligations under this Agreement, provided further that any right to claim any amount as an Administration Expense in respect of any breach of outstanding obligations of the EMEA Debtor under this Agreement shall cease only to the extent of that part of their performance that the Joint Administrators are thus prevented from procuring.
14.9	Nothing in this Clause 14 (Exclusions of Liability and Acknowledgements) or any other provision of this Agreement shall prevent any party from bringing any action against any other party, whether in a personal or any other capacity, for fraud, fraudulent misrepresentation or fraudulent misstatement.

15.	CONDITIONS TO CLOSING AND TERMINATION

General conditions

15.1	The parties’ obligations to effect, and, as to the Purchaser, to cause the relevant EMEA Designated Purchasers to effect, Closing is subject to the satisfaction or the express written waiver of the EMEA Sellers and the Joint Administrators and the Purchaser, at or prior to Closing, of the following conditions:
15.1.1	the conditions to Closing (as that term is defined in the North American Agreement) of the North American Agreement set out in Article IX thereof (other than the condition regarding the satisfaction of the conditions hereunder) shall have been satisfied or waived in accordance with the terms of the North American Agreement;
15.1.2	that the transactions contemplated by the North American Agreement shall be completed contemporaneously with Closing hereunder;
15.1.3	that all Regulatory Approvals shall have been obtained;
15.1.4	for as long as the Israeli Company is subject to the stay of proceedings or Insolvency Proceedings, approval by the Israeli Court of the sale of the Israeli Assets (whether or not free and clear of all Liens) and transfer of the Israeli Liabilities by the Israeli Company to the Purchaser or an EMEA Designated

EMEA Asset Sale Agreement
Purchaser and of the effectiveness of this Agreement as from the date of this Agreement, provided that this condition (if not satisfied earlier) shall be deemed to be waived on the earlier of the date falling sixty (60) days from the date of this Agreement or the date on which all of the other conditions in this Clause 15 (other than the conditions in Clauses 15.1.2, and 15.1.6) shall have been satisfied or, if permissible, waived;

15.1.5	there shall not be in effect any Law, or Order of any court or other Government Entity in the United Kingdom, prohibiting the consummation of the transactions contemplated hereby or in the U.S. or Canada prohibiting the consummation of the transactions contemplated by the North American Agreement and there shall not be any proceedings pending by any Government Entity in the U.S., Canada or the United Kingdom seeking such prohibition; and

15.1.6	acceptance of the Irrevocable Offers by the Reserved Territory Sellers in accordance with Clause 6 of Schedule 6 (Employees), provided that this condition (if not satisfied earlier) shall be deemed to be waived on the date falling sixty (60) days from the date which is the later of (i) the date the Purchaser provides to the Relevant EMEA Seller sufficient information regarding their proposed measures in compliance with the obligations set out in Clause 8.1 (Purchaser Obligations) of Schedule 6 (Employees) and (ii) the date immediately following completion of the Auction.
Other conditions

15.2	The EMEA Sellers’ obligation to effect Closing shall be subject to the fulfilment (or express written waiver by the EMEA Sellers), at or prior to Closing, of each of the following conditions:
15.2.1	each of the warranties of the Purchaser set forth in Clause 8.1 (Warranties and acknowledgement to the Purchaser) of this Agreement, disregarding all materiality and material adverse effect qualifications contained therein shall be true and correct: (i) as if restated on and as of the Closing Date; or (ii) if made as of a date specified therein, as of such date, except, in the case of each of (i) and (ii), for any failure to be true and correct that has not had or would not reasonably be expected to have individually or in the aggregate (i) a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby or (ii) a material adverse effect on the assets, liabilities, results of operations or condition (financial or otherwise) of Purchaser and its subsidiaries taken as a whole;

15.2.2	the material covenants obligations and agreements contained in this Agreement and the North American Agreement to be complied with by the Purchaser on or before Closing shall not have been breached in any material respect; and

15.2.3	each of the deliveries required to be made by the Purchaser pursuant to Clause 4.3.3(B), 4.3.3(C), 4.3.3(D) and 4.3.4 (Closing Obligations) shall have been so delivered.
15.3	The Purchaser’s obligation to effect, and cause the relevant EMEA Designated Purchasers to effect, Closing shall be subject to the fulfilment (or express written waiver by the Purchaser), at or prior to Closing, of each of the following conditions:

EMEA Asset Sale Agreement
15.3.1	each of the warranties of the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators set forth in Clause 9 (Warranties from the EMEA Sellers, Joint Administrators and Joint Israeli Administrators) of this Agreement, and the representations and warranties of the Main Sellers set forth in Article IV of the North American Agreement, disregarding all materiality and Material Adverse Effect qualifications contained therein shall be true and correct: (i) as if restated on and as of the Closing Date; or (ii) if made as of a date specified therein, as of such date except in the case in each of (i) or (ii), for any failure to be true and correct that has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

15.3.2	the material covenants, obligations and agreements contained in this Agreement and the North American Agreement to be complied with by the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators on or before Closing shall not have been breached in any material respect (provided that a failure by the EMEA Sellers to achieve First Day Ready on or before 30 April, 2010 shall not fall within the scope of this condition); and

15.3.3	each of the deliveries required to be made by the EMEA Sellers pursuant to Clauses 4.3.5 and 4.3.6 (Closing Obligations) shall have been so delivered except if such deliverable is a Non-Assignable Contract in respect of which a Consent is outstanding.
Termination

15.4	This Agreement may be terminated at any time prior to Closing:
15.4.1	by mutual written consent of the EMEA Sellers and the Purchaser;

15.4.2	by either the Purchaser or the EMEA Sellers, Joint Administrators and Joint Israeli Administrators, upon written notice to the other, if Closing does not take place on or before 30 April 2010;

15.4.3	by the EMEA Sellers, in the event of a material breach by the Purchaser of the Purchaser’s warranties, agreements or covenants set out in this Agreement or in the North American Agreement, which breach: (i) would result in a failure of the conditions to Closing set out in Clauses 15.2.1 or 15.2.2 (Other Conditions) or Clause 15.1.3 (General Conditions); and (ii) is not cured within thirty (30) days from receipt of a written notice from EMEA Sellers or Joint Administrators;

15.4.4	by the Purchaser, in the event of a material breach by the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators of the relevant parties’ representations, warranties, agreements or covenants set out in this Agreement, which breach: (i) would result in a failure of the conditions to Closing set out in Clause 15.3.1 or 15.3.2 (Other Conditions) or Clause 15.1.3 (General Conditions); and (ii) is not cured within thirty (30) days from receipt of a written notice from the Purchaser;

15.4.5	by the Purchaser in the event that the EMEA Sellers (or the Joint Administrators or Joint Israeli Administrators in their capacities as administrators of the EMEA Debtors and Israeli Company, respectively), fail to consummate Closing in

EMEA Asset Sale Agreement
breach of Clause 4 (Payment and Closing), within ten (10) Business Days of written demand by the Purchaser to consummate Closing; and

15.4.6	by either the Purchaser or the EMEA Sellers, Joint Administrators and Joint Israeli Administrators if the North American Agreement is terminated in accordance with its terms, provided, however, that the right to terminate this Agreement pursuant to Clauses 15.4.2, 15.4.3, 15.4.4 or 15.4.6 shall not be available to any party whose breach hereof has been the principle cause of, or has directly resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such clauses; and further provided, however, that a party shall not be permitted to terminate under Clause 15.4.3 or Clause 15.4.4 if such party is then in material breach of this Agreement.

EMEA Break-Up Fee

15.5	In the event that this Agreement is terminated (i) by the Purchaser pursuant to Clause 15.4.4 or Clause 15.4.5; or (ii) in the event that the North American Agreement is terminated by either Primary Party pursuant to Section 10.1(b)(v) of the North American Agreement or by the Purchaser pursuant to Section 10.1(b)(ii), Section 10.1(c) or Section 10.1(d) of the North American Agreement or by the Main Sellers pursuant to Section 10.1(b)(iii), Section 10.1(b)(iv), Section 10.1(b)(viii) or Section 10.1(e) of the North American Agreement, then the EMEA Sellers shall pay to the Purchaser in immediately available funds, within two (2) Business Days following such termination, a cash fee equal to five million, three hundred and forty-eight thousand U.S. dollars (U.S.$5,348,000) (the “EMEA Break-Up Fee"). Additionally, if this Agreement is terminated by any party pursuant to Clause 15.4 (other than Clauses 15.4.1 or 15.4.3, or Clause 15.4.6 to the extent that no Expense Reimbursement is payable under the North American Agreement), the EMEA Sellers shall pay to the Purchaser an amount in cash equal to the total amount of all reasonable and documented fees, costs and expenses incurred by the Purchaser in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all filing and notification fees, and all fees and expenses of the Purchaser and its Affiliates in an amount not to exceed one million, seven hundred and eighty-two thousand, six hundred and sixty-seven U.S. dollars (U.S.$1,782,667) (the “EMEA Expense Reimbursement”). The Joint Administrators (in their capacities as administrators of the EMEA Debtors), the Joint Israeli Administrators (in their capacities as administrators of the Israeli Company) and the EMEA Sellers acknowledge and agree that the EMEA Expense Reimbursement is a reasonable amount given the size and complexity of the transactions contemplated by this Agreement. The EMEA Expense Reimbursement shall be paid by wire transfer or other means acceptable to the Purchaser not later than two (2) Business Days following the receipt by the Joint Administrators and the Joint Israeli Administrators of a written notice from the Purchaser describing the fees and expenses which constitute the EMEA Expense Reimbursement in reasonable detail.

15.6	Notwithstanding anything to the contrary in this Agreement, the payment of any fees payable pursuant to Clause 15.5 shall be the sole and exclusive remedy of the Purchaser, whether at Law or in equity, under this Agreement in the event this Agreement is terminated in accordance with Clause 15.4 and the Purchaser is paid such fees.

15.7	Notwithstanding anything to the contrary herein, the EMEA Sellers’ obligation to pay the Break-Up Fee pursuant to Clause 15.5 is expressly subject to entry of the U.S. Bidding

EMEA Asset Sale Agreement
Procedures Order and the Canadian Sales Process Order.

15.8	The EMEA Sellers’ obligation to pay the EMEA Expense Reimbursement and the EMEA Break-Up Fee pursuant to Clause 15.5 shall survive termination of this Agreement, and the parties agree that in the case of the EMEA Debtors, for the avoidance of doubt, any sum payable under Clause 15.5 shall be an expense of the administration as described in Paragraph 99(4) of Schedule B1 and Rule 2.67 of the Insolvency Act, and in relation to the Israeli Company deemed to be “expenses of the stay of proceedings”.

Effects of termination

15.9	This Clause 15.9 and the following Clauses will survive termination of this Agreement: Clause 10.20 (Public Announcements), Clause 10.24 (Transaction Expenses), Clauses 10.25 and 10.28 (Confidentiality), Clause 14 (Exclusion of Liability and Acknowledgements), Clause 15.4 (Termination), Clauses 15.5 to 15.8, (EMEA Break-Up Fee), Clause 16 (General Provisions and Construction), Clause 17 (Notices and Receipts), Clause 18 (Whole Agreement), Clause 19 (Availability of Equitable Relief), Clause 20 (Third Party Rights), and Clause 21 (Governing Law and jurisdictions) and Clause 13 of Schedule 6 (Employees) (save that reference to the “Non-Solicitation Period” in Clause of Schedule 6 (Employees) shall be read as “12 months from the date of termination of this Agreement”); provided, that neither the termination of this Agreement nor anything in this Clause 15.9 shall relieve any party from liability for any breach of this Agreement occurring before the termination of this Agreement.

15.10	If this Agreement is terminated pursuant to this Clause 15 (Conditions to Closing and Termination):
15.10.1	except as required by applicable Law, the Purchaser shall promptly return to the EMEA Sellers or destroy all documents, work papers and other material of any EMEA Seller relating to the transactions contemplated hereunder, whether so obtained before or after the execution of this Agreement; and

15.10.2	the provisions of the Confidentiality Agreement will continue in full force and effect.
16.	GENERAL PROVISIONS AND CONSTRUCTION

16.1	No warranties, covenants or agreements in this Agreement shall survive beyond the Closing Date, except for covenants and agreements that by their terms are to be satisfied after the Closing Date which shall survive until satisfied in accordance with their terms. The parties further agree that the sole remedies of the Purchaser for the breach by the EMEA Sellers, the Joint Administrators, or the Joint Israeli Administrators of Clause 7.3 (Insolvency Proceedings) shall be (i) if applicable, an adjustment to the Purchase Price calculated in accordance with Schedule 8 (Purchase Price Adjustment) or (ii) the exercise by the Purchaser of its termination rights (if any) pursuant to Clause 15.4 (Termination) and/or payment of the EMEA Break-Up Fee, (if payable) pursuant to Clause 15.5 (EMEA Break-Up Fee) if the Purchaser is paid such fees.

16.2	None of the rights or obligations and undertakings set out in this Agreement may be assigned or transferred without the prior written consent of all the parties except for direct assignment by the Purchaser to a EMEA Designated Purchaser in accordance with Clause 4.4 and 4.5 (EMEA Designated Purchasers) (provided that the Purchaser remains liable jointly and severally with its assignee EMEA Designated Purchaser for the assigned

EMEA Asset Sale Agreement
obligations). Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

16.3	No failure to exercise nor any delay in exercising, on the part of any party, any right or remedy under this Agreement or the documents referred to in this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. To the maximum extent permitted by applicable Law: (i) no waiver that may be given by a party hereto shall be applicable except in the specific instance for which it is given; and (ii) no notice to or demand on one party hereto shall be deemed to be a waiver of any right of the party giving such notice or demand to take further action without notice or demand. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.

16.4	Without prejudice to Clause 14 (Exclusion of Liability and Acknowledgements) to the extent that the benefit of any provision in this Agreement is expressed to be conferred upon:
16.4.1	the Joint Administrators or the Joint Israeli Administrators, where necessary to give effect to any such provision the EMEA Debtors or the Israeli Company (as the case may be) shall hold such benefit as trustees for each Joint Administrator or each Joint Israeli Administrator; and

16.4.2	the firm, partners, employees, agents, advisers and/or representatives of the Joint Administrators or the Joint Israeli Administrators, where necessary to give effect to any such provision the Joint Administrators and/or the Joint Israeli Administrators (or failing that the EMEA Debtors or the Israeli Company) shall hold such benefit as trustees for each such person.
16.5	The provisions of this Agreement relating to the Joint Administrators or the Joint Israeli Administrators in their personal capacities shall survive for the benefit of the Joint Administrators, the Joint Israeli Administrators their firm, partners, employees, agents, advisers and representatives notwithstanding the discharge of the Joint Administrators as joint administrators of the EMEA Debtors, of the Joint Israeli Administrators as administrator of the Israeli Company and shall be in addition to and not in substitution for any other right or indemnity or relief otherwise available to each of them.

16.6	No party shall be deemed to have waived any provision of this Agreement or any of the other Transaction Documents unless such waiver is in writing, and then such waiver shall be limited to the circumstances set forth in such written waiver. This Agreement and the Ancillary Agreements shall not be amended, altered or qualified except by an instrument in writing signed by all the parties hereto or thereto, as the case may be.

16.7	Notwithstanding anything herein to the contrary, the obligations of each EMEA Seller, the Joint Administrators and the Joint Israeli Administrators hereunder shall be several and not joint other than in respect of the payment of any sum pursuant to Clause 15.5 (EMEA Break-Up Fee), the liability for which shall be joint and several between the EMEA Sellers. For the avoidance of doubt, other than in respect of the payment of any sum pursuant to Clause 15.5 (EMEA Break-Up Fee), any reference in this Agreement to the EMEA Sellers shall mean (where the context so admits) the particular EMEA Seller which owns the relevant assets and/or liabilities in question and no EMEA Seller shall assume any responsibility or liability for any obligations relating to any assets and/or liabilities that are not owned by it and each EMEA Seller’s liability to the Purchaser (and any EMEA

EMEA Asset Sale Agreement
Designated Purchaser) in relation to any matter contained in this Agreement shall be limited to the assets and/or liabilities that it owns.

16.8	None of the EMEA Sellers, the Joint Administrators or the Joint Israeli Administrators shall incur any liability under this Agreement unless and until: (i) the U.S. Bankruptcy Court enters the U.S. Bidding Procedures Order; and (ii) the Canadian Court enters the Canadian Sales Process Order ((i) and (ii) as entered into being the “Court Orders”), provided however that from the date of the Court Orders, any such liability of the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators shall take effect as if from the date of this Agreement they had been in full force and effect as of such date and the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators were subject to all their respective obligations under this Agreement as of such date. For the avoidance of doubt, the intent of this Clause 16.8 is to have the obligations and liabilities of the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators under this Agreement arise concurrently with the obligations and liabilities of the Sellers under the North American Agreement. The EMEA Sellers covenant to the Purchaser (and the Joint Administrators and the Joint Israeli Administrators hereby acknowledge such covenant) that, to the extent that any breach of any provision of this Agreement (that would have had full force and effect from the date of this Agreement if the Court Orders had been entered into on the date of this Agreement) by any of the EMEA Sellers, Joint Administrators and Joint Israeli Administrators, has occurred between the date of this Agreement and the entering into of the Court Orders, the Purchaser shall be entitled to any remedy on and from the date on which the Court Orders are entered into, as if the breach had occurred at a time when all provisions under this Agreement were fully effective, and the EMEA Sellers, the Joint Administrators and the Joint Israeli Administrators had incurred liability under this Agreement.

16.9	This Agreement may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which when executed and delivered shall be an original but all the counterparts together constitute one instrument.

17.	NOTICES AND RECEIPTS

17.1	All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier service (delivery charges prepaid) to any party at the address specified below, or at such address, to the attention of such other Person, and with such other copy, as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Clause 17.1.
If to the Purchaser to:
Ciena Corporation
1201 Winterson Road
Linthicum, Maryland 21090
Attention: David Rothenstein
          Senior Vice President and General Counsel
Facsimile: +1-410-865-8001

EMEA Asset Sale Agreement
With copies (that shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, NW
Suite 1000
Washington, DC 20004
Attention: David S. Dantzic, Joseph A. Simei
Facsimile: +1-202-637-2201
If to the EMEA Debtors, to:
Alan Bloom / Stephen Harris
Ernst & Young LLP
1 More London Place
London
SE1 2AF
United Kingdom
Facsimile: +44 (0)20 7951 1345
With copies (that shall not constitute notice) to:
Gavin Davies / Alan Montgomery
Herbert Smith LLP
Exchange House
Primrose Street
London
EC2A 2HS
Facsimile: +44 (0) 20 7098 4618
If to the EMEA Non-Debtor Sellers, to:
Sharon Rolston / Simon Freemantle
Maidenhead Office Park
Westacott Way
Maidenhead
Berkshire SL6 3QH
United Kingdom
Facsimile: +44 (0) 1628 432 416
With copies (that shall not constitute notice) to:
Gavin Davies / Alan Montgomery
Herbert Smith LLP
Exchange House
Primrose Street
London
EC2A 2HS
Facsimile: +44 (0) 20 7098 4618
Sandy Shandro
3-4 South Square
Gray’s Inn
London
WC1R 5HP
Facsimile: +44 (0)20 7696 9911

EMEA Asset Sale Agreement
If to the Joint Administrators, to:
Alan Bloom / Stephen Harris
Ernst & Young LLP
1 More London Place
London
SE1 2AF
United Kingdom
Facsimile: +44 (0)20 7951 1345
With copies (that shall not constitute notice) to:
Gavin Davies / Alan Montgomery
Herbert Smith LLP
Exchange House
Primrose Street
London
EC2A 2HS
Facsimile: +44 (0)20 7098 4618
If to the Joint Israeli Administrators, to:
Avi D. Pelossof
Zellermayer, Pelossof & Co.
The Rubenstein House
20 Lincoln Street
Tel Aviv
67131
Israel
Facsimile: +972 3 6255500
17.2	Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the calendar day after deposit with a reputable overnight courier service, as applicable.

18.	WHOLE AGREEMENT

18.1	Each of the parties to this Agreement confirms that this Agreement (including the Schedules) together with the Transaction Documents, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and supersedes any previous agreement between the parties with respect thereto and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at Law or by custom.

18.2	Each party confirms that:
18.2.1	in entering into this Agreement it has not relied on any warranty or undertaking which is not contained in this Agreement or the other Transaction Documents; and

18.2.2	in any event, without prejudice to any Liability for fraudulent misrepresentation or fraudulent misstatement, no party shall be under any Liability or shall have any remedy in respect of misrepresentation or untrue statement unless and to the extent that a claim lies under this Agreement.

EMEA Asset Sale Agreement
18.3	In the event that any provision of this Agreement shall be void or unenforceable by reason of any provision of applicable Law, it shall be deleted and the remaining provisions hereof shall continue in full force and effect and if necessary, be so amended as shall be necessary to give effect to the spirit of this Agreement so far as possible (unless such invalidity or unenforceability materially impairs the ability of the parties hereto to consummate the transactions contemplated by this Agreement).

19.	AVAILABILITY OF EQUITABLE RELIEF

19.1	Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement that it is required to perform were not performed in accordance with their specific terms or were otherwise breached. Accordingly, subject to the limitations set forth in this Clause 19.1, Clause 15.5 (EMEA Break-Up Fee) and Clause 16.1 (General Provisions and Construction), each of the parties shall be entitled to non-monetary equitable relief, including in the form of specific performance and/or injunctive relief to prevent or remedy an anticipatory or actual breach of this Agreement prior to Closing, and for breach of Clause 10.54 (Securities Compliance) following Closing without the proof of actual damages. In any application for injunctive relief or an order for specific performance under this Clause 19.1:
19.1.1	each party agrees to waive any requirement for the security or posting of any bond or the provision of any undertaking as to damages in connection with any such application;

19.1.2	each party agrees that it shall not contest that damages are an inadequate remedy to cure such anticipatory or actual breach the subject of the application; and

19.1.3	each party agrees that the only permitted objection that it may raise in response to any such application is that it contests the existence of a breach or threatened breach of the provisions of this Agreement.
19.2	It is acknowledged and agreed that under no circumstances shall any party be liable for punitive or indirect damages arising out of or in connection with this Agreement or the transactions contemplated hereby or any breach or alleged breach of any of the terms hereof, including damages alleged as a result of tortious conduct.

EMEA Asset Sale Agreement
20.	THIRD PARTY RIGHTS

Except for those acknowledgements, rights, undertakings, or warranties contained in this Agreement which are expressed to be for the benefit of (i) the EMEA Non-Debtor Seller Directors (including the provisions of Clauses 8.2, 10.4, 10.5, 14.2 and 14.5.2); or (ii) the Sellers, which acknowledgements, rights, undertakings, or warranties shall inure to, are expressly intended to be for the benefit of, and shall be enforceable by (i) the directors of the EMEA Non-Debtor Sellers; and (ii) the Sellers (respectively), this Agreement is for the sole benefit of the parties and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no term of this Agreement is enforceable under the Contract (Right of Third Parties) Act 1999 by a person who is not a party to this Agreement. The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement is not subject to the consent of any Person that is not a party to this Agreement.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement is governed by and shall be construed in accordance with English law.

21.2	Subject as provided below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement and the parties agree to the exclusive jurisdiction of the English courts, except as mutually agreed by the parties.

21.3	Notwithstanding Clause 21.2, the English courts shall have exclusive jurisdiction to settle any claim, action or proceeding set forth in Clause 14 (Exclusion of Liability and Acknowledgements) of this Agreement.

21.4	The parties waive any objection to the English courts on the grounds that they are an inconvenient or inappropriate forum to settle any such dispute.

21.5	The Purchaser irrevocably appoints Ciena Limited of 43 Worship Street, London EC2A 2DX as its agent in England for service of process, and each of the EMEA Sellers irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London, EC2V 7EX as its agent in England for service of process.

22.	JOINT ADMINISTRATORS AS AGENTS OF EMEA DEBTORS AND AS REPRESENTATIVES OF EMEA NON-DEBTOR SELLERS

22.1	For all purposes of this Agreement, the Joint Administrators and Joint Israeli Administrators act without personal liability as agents of the EMEA Debtors and the Israeli Company respectively.

22.2	For all purposes of this Agreement, each EMEA Non-Debtor Seller hereby irrevocably appoints the Joint Administrators as its representative.

22.3	Pursuant to Clause 22.1 and 22.2, the Joint Administrators and Joint Israeli Administrators (where applicable) shall expressly have the power to, in the name and on behalf of each EMEA Debtor as its agent, and each EMEA Non-Debtor Seller as its representative: (i) take all decisions and carry out any actions required or desirable in connection with this Agreement; (ii) send and receive all notices and other communications required or permitted hereby; and (iii) consent to any amendment, waivers and modifications hereof.

EMEA Asset Sale Agreement
IN WITNESS whereof the parties have executed this Agreement on the date first mentioned above.

EMEA Asset Sale Agreement
SCHEDULE 1: DEFINITIONS
In this Agreement (including the recitals and Schedules), unless the context otherwise requires:
“Action” has the meaning given to that term in the North American Agreement;
“Adjustment Provisions” means the provisions relating to the adjustment to the deduction of input tax set out in Chapter 5 of Title X of EC Council Directive 2006/112 on the common system of value added tax or any similar scheme or provisions under the Law of any other jurisdiction;
“Administration Expense” means any liability of an EMEA Seller which ranks as an administration expense in accordance with paragraph 99 of Schedule B1 to the Insolvency Act 1986 or Rule 2.67 of the Insolvency Rules 1986;
“Affiliate” means, as to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, or is under common Control with, or is controlled by, such Person; provided, that no Canadian Debtor or U.S. Debtor or Subsidiary of a Canadian Debtor or a U.S. Debtor (other than Subsidiaries that are EMEA Sellers hereunder) shall be deemed an Affiliate of any EMEA Seller;
“Agreement” means this Asset Sale Agreement, the EMEA Sellers Disclosure Schedule and all Schedules attached hereto and thereto and all amendments hereto and thereto made;
“Alternative Arrangements” has the meaning given to that term in Clause 10.34 (EMEA Bundled Contracts);
“Alternate Bid” has the meaning given to that term in the U.S. Bidding Procedures Order;
“Ancillary Agreements” has the meaning given to that term in the North American Agreement;
“Antitrust Approvals” has the meaning given to that term in the North American Agreement;
“Antitrust Laws” has the meaning given to that term in the North American Agreement;
“ARD Transferring Employees” has the meaning given to that term in Schedule 6 (Employees);
“Assets” has the meaning given to that term in the North American Agreement;
“Assumed Liabilities” has the meaning given to that term in the North American Agreement;
“Auction” has the meaning given to that term in the North American Agreement;
“Bankruptcy Consents” has the meaning given to that term in the North American Agreement;
“Bankruptcy Court” has the meaning given to that term in the North American Agreement;
“Bankruptcy Laws” has the meaning given to that term in the North American Agreement;
“Bankruptcy Proceedings” has the meaning given to that term in the North American Agreement;
“Beneficial Undertakings” has the meaning given to that term in Clause 10.2 (Benefit of Covenants);
“Business” has the meaning given to that term in the North American Agreement;

EMEA Asset Sale Agreement
“Business Day” has the meaning given to that term in the North American Agreement;
“Canadian Approval and Vesting Order” has the meaning given to that term in the North American Agreement;
“Canadian Court” has the meaning given to that term in the North American Agreement;
“Canadian Debtors” has the meaning given to that term in the North American Agreement;
“Canadian Sales Process Order” has the meaning given to that term in the North American Agreement;
“Cash Purchase Price” has the meaning given to that term in the North American Agreement;
“CCAA” has the meaning given to that term in the North American Agreement;
“CCAA Cases” has the meaning given to that term in the North American Agreement;
“Chapter 11 Cases” has the meaning given to that term in the North American Agreement;
“Closing” has the meaning given to that term in Clause 4.1 (Closing);
“Closing Date” has the meaning given to that term in Clause 4.1 (Closing);
“Collective Labor Agreement” means any written agreement that a Person has entered into with any union or collective bargaining agent with respect to terms and conditions of employment of such Person’s employees;
“Common Stock” has the meaning given to that term in the North American Agreement;
“Competition Act Approval” has the meaning given to that term in the North American Agreement;
“Competing Transaction” has the meaning given to that term in Clause 10.51 (Standstill Period);
“Confidentiality Agreement” has the meaning given to that term in the North American Agreement;
“Consent” has the meaning given to that term in the North American Agreement;
“Contract” has the meaning given to that term in the North American Agreement;
“Control” including, with its correlative meanings, “Controlled by” and “under common Control with", means, in connection with a given Person, the possession, directly or indirectly, of the power to either: (i) elect more than fifty percent (50%) of the directors of such Person; or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, contract or otherwise;
“Court” means the High Court of Justice in England and Wales;
“Designated Purchaser” has the meaning given to that term in the North American Agreement;
“Disclosed” means fully, fairly and specifically disclosed in the EMEA Seller’s Disclosure Schedule in sufficient detail and clarity to enable a reader to form an informed legal and commercial judgment as to the information given and consequences, and “Disclosing” shall be construed accordingly;

EMEA Asset Sale Agreement
“Distribution Agent” has the meaning given to that term in the North American Agreement;
“Downwards Adjustment” has the meaning given to that term in Clause 2.1 of Schedule 8 (Purchase Price Adjustment);
“Drop Dead Date” has the meaning given to that term in Clause 14.7;
“EC Regulation” means the European Union’s Council Regulations (EC) No. 1346/2000 on Insolvency Proceedings;
“EMEA Assets” has the meaning given to that term in Clause 2.1 (EMEA Assets);
“EMEA Assigned Contracts” means:
(i)	all EMEA Seller Contracts other than the Non-Assignable Contracts;

(ii)	all Non-Assignable Contracts in relation to which Consent to assign or novate is granted within one year after the Closing Date and which are then subsequently assigned or novated (as applicable) to the Purchaser or an EMEA Designated Purchaser in accordance with this Agreement; and

(iii)	the EMEA Bundled Contracts to the extent they are assigned or subcontracted to the Purchaser or any Designated Purchaser, or to the extent the benefit and burden thereof is otherwise transferred to the Purchaser or any Designated Purchaser, in each case within one year after the Closing Date;
“EMEA Assumed Contract Liabilities” has the meaning given to their term in Clause 2.4.2 (EMEA Assumed Liabilities);
“EMEA Assumed Employment Liabilities” has the meaning given to that term in Clause 10 of Schedule 6 (Employees);
“EMEA Assumed Liabilities” has the meaning given to that term in Clause 2.4 (EMEA Assumed Liabilities);
“EMEA Break-Up Fee” has the meaning given to that term in Clause 15.5 (EMEA Break-Up Fee);
“EMEA Bundled Contract” has the meaning given to that term in Clause 10.33 (EMEA Bundled Contracts);
“EMEA Business” means the optical networking solutions and carrier ethernet switching segments of NNC’s “Metro Ethernet Networks” business through which the EMEA Sellers, individually, jointly or in collaboration with, or pursuant to Contracts with, Third Parties: (a) design, develop and cause the manufacture, assembly and testing of the EMEA Products; (b) market, sell, distribute and supply the EMEA Products; and (c) provide the EMEA Services, all as conducted by as at the date of this Agreement, but excludes:
(i)	any financial, information technology, legal, marketing, human resource operations (including supply management and technical and product support), real estate or other “corporate” or related functions supporting or utilized by such activities, unless such functions are exclusively dedicated to the support of the activities described in (a) through (c), in which event such functions are included;

(ii)	Overhead and Shared Services (other than Transferred Overhead and Shared Services); and

EMEA Asset Sale Agreement
(iii)	any products and/or services provided by businesses or business segments of any of the EMEA Sellers, other than those specified in (a) through (c) above;
“EMEA Business Information” means, as of the Closing Date, all books, records, files, research and development log books, ledgers, documentation, sales literature or similar documents in the possession or under control of the EMEA Sellers and to the extent that such information relates to the EMEA Business, including policies and procedures, EMEA Owned Equipment manuals and materials and procurement documentation; provided, that, to the extent any of the foregoing is also used in any business or business segment of any EMEA Seller other than the EMEA Business, then such portion of the EMEA Business Information as used in such business or business segment of any EMEA Seller other than the EMEA Business shall be segregated and shall not form part of EMEA Business Information, provided further that, where such segregation shall be impracticable, EMEA Business Information shall be limited to copies of the foregoing. EMEA Business Information shall not include any EMEA Employee Records or Tax records;
“EMEA CIP Accounts Receivable” means all uninvoiced accounts receivable relating to the EMEA Business with respect to Contracts in progress, but only to the extent that such accounts receivable have not been invoiced because of milestones, deliverables or other commitments arising pursuant to such Contracts which have not yet been satisfied or fulfilled;
“EMEA Covered Assets and Persons” has the meaning given to that term in Clause 10.43 (Insurance);
“EMEA Debtors” means the companies listed in Schedule 3 (EMEA Debtors);
“EMEA Designated Purchaser” has the meaning given to that term in Clause 4.4 (EMEA Designated Purchasers);
“EMEA Employee Records” means the employee records of any employee of the EMEA Sellers other than the Transferring Employees;
“EMEA Excluded Assets” has the meaning given to that term in Clause 2.2 (EMEA Excluded Assets);
“EMEA Excluded Employment Liabilities” has the meaning given to that term in Clause 11 of Schedule 6 (Employees);
“EMEA Excluded Liabilities” has the meaning given to that term in Clause 2.5 (EMEA Excluded Liabilities);
“EMEA Excluded Seller” has the meaning given to that term in Clause 10.58;
“EMEA Expense Reimbursement” has the meaning set forth in Clause 15.5 (EMEA Break-Up Fee);
“EMEA Jurisdiction” means those jurisdictions in which each of the EMEA Sellers and/or their respective assets are located;
“EMEA Non-Debtor Sellers” means the companies listed in Schedule 4 (EMEA Non-Debtor Sellers);
“EMEA Non-Exclusive Supply Agreements” means any supply Contract to which any EMEA Seller is a party that relates to the EMEA Business and also relates to one or more other businesses of the EMEA Sellers;

EMEA Asset Sale Agreement
“EMEA Owned Equipment” means: (i) those items of tangible personal property owned by any of the EMEA Sellers that are held or used primarily in connection with the EMEA Business and are located at the premises from which the EMEA Business is operated, (ii) those items of tangible personal property owned by the EMEA Sellers that are personally assigned to a Transferring Employee, (iii) those other items of tangible personal property owned by the EMEA Sellers not included in (i) or (ii) above that are held or used exclusively in the EMEA Business, and (iv) those other items of tangible personal property owned and paid for by the EMEA Sellers not included in (i), (ii) or (iii) above and that are listed in Section 1(a) of the EMEA Sellers Disclosure Schedule excluding, in each case, any EMEA Owned Inventory and any Intellectual Property, provided, however that the EMEA Owned Equipment shall not include any items of tangible personal property that are EMEA Excluded Assets described on Section 2.2.12 (EMEA Excluded Assets) of the EMEA Sellers’ Disclosure Schedule;
“EMEA Owned Inventory” means any inventories of raw materials, manufactured and purchased parts, work-in-process, packaging, stores and supplies, unassigned finished goods inventories (which are finished goods not yet assigned to a specific customer order), “excess” or “obsolete” inventory or assets on loan and merchandise in each case owned and paid for by the EMEA Sellers and held or used exclusively in connection with the Business, including any of the above items which is owned by the EMEA Sellers but remains in the possession or control of a contract manufacturer or another Third Party, provided, however that the EMEA Owned Inventory shall not include any items of tangible personal property that are EMEA Excluded Assets described on Section 2.2.12 (EMEA Excluded Assets) of the EMEA Sellers’ Disclosure Schedule;
“EMEA Products” means those products that are: (i) manufactured by or on behalf of and marketed by the EMEA Business; or (ii) in the Plan of Record (in relation to (ii), to the extent they are being developed by or on behalf of the EMEA Sellers), all as set forth in Section 1.1(h) of the Sellers Disclosure Schedule;
“EMEA Seller Consents” has the meaning given to that term in Clause 2.1.7;
“EMEA Seller Contracts” means (i) those Contracts of an EMEA Seller that relate exclusively to the EMEA Business (excluding licences of Intellectual Property) and (ii) the Contracts of the EMEA Sellers listed in Section 1(b) of the EMEA Sellers Disclosure Schedule but (for the avoidance of doubt) excludes any Contract assigned or otherwise transferred to the Purchaser or a Designated Purchaser pursuant to the North American Agreement;
“EMEA Seller Pension Plan” means any pension plan, supplemental pension plan, retirement plan, retirement savings plan, death benefit plan, or any other similar plan, program, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the EMEA Sellers or any of their Subsidiaries or Affiliates with respect to the Transferring Employees;
“EMEA Sellers” means the companies listed in Schedule 2 (EMEA Sellers);
“EMEA Sellers’ Disclosure Schedule” means the disclosure schedule, scheduled to and forming part of this Agreement at Schedule 11;
“EMEA Sellers’ Group” means the EMEA Sellers and their respective Subsidiaries;
“EMEA Sellers Insurance Policies” has the meaning given to it in Clause 10.43 (Insurance);
“EMEA Sellers’ Trade Marks” has the meaning given to that term in Clause 10.46 (Use of EMEA Sellers’ Trade Marks);

EMEA Asset Sale Agreement
“EMEA Services” means those services that are provided by or on behalf of the EMEA Sellers in connection with the EMEA Business to customers as set out in Section 1(f) of the EMEA Sellers Disclosure Schedule;
“EMEA Shares Recipient Sellers” has the meaning given to that term in Clause 9.3;
“EMEA Third Party Assets” means any of the EMEA Assets of which the Purchaser is given possession pursuant to this Agreement which although used in connection with the EMEA Business are found after Closing not to be owned by the EMEA Sellers or to be otherwise subject to an encumbrance;
“EMEA Transferred Intellectual Property” means: (i) the Patents listed in Section 1(c)(i) (Patents) of the EMEA Sellers’ Disclosure Schedule (if any), which the EMEA Sellers will update to reflect any Patent applications filed between 7 October 2009 and Closing with respect to which the EMEA Sellers determine in good faith relate predominantly to the EMEA Business; (ii) the Trade Marks listed in Section 1(c)(ii) (Trade Marks) of the EMEA Sellers’ Disclosure Schedule (if any); and (iii) the Intellectual Property (other than Patents and Trade Marks and excluding any Intellectual Property that is co-owned with a Third Party other than a Seller) owned by any of the EMEA Sellers that is exclusively used in connection with the EMEA Business as of the Closing Date including intellectual property rights in the Software (including previous versions being utilized or supported as of the 7 October 2009 and versions in development) exclusively used in the EMEA Products;
“EMEA Transferring Employee Records” means the employee records of the Transferring Employees;
“Environmental Laws” has the meaning given to that term in the North American Agreement;
“Escrow Agent” has the meaning given to that term in the North American Agreement;
“Escrow Agreement” has the meaning given to that term in the North American Agreement;
“Excess VAT” has the meaning given to that term in Clause 11.10.2 (VAT – Other);
“Expense Reimbursement” has the meaning given to that term in the North American Agreement;
“Financial Statements” has the meaning given to that term in the North American Agreement;
“First Day Ready” has the meaning given to that term in Section 5.28 of the Sellers Disclosure Schedule;
“Global Bill of Sale” means the global bill of sale substantially in the form attached as Schedule 9 hereto;
“Government Entity” has the meaning given to that term in the North American Agreement;
“Handling of Hazardous Materials” has the meaning given to that term in the North American Agreement;
“Hazardous Materials” has the meaning given to that term in the North American Agreement;
“HSR Act” has the meaning given to that term in the North American Agreement;
“HSR Approval” has the meaning given to that term in the North American Agreement;

EMEA Asset Sale Agreement
“ICA Approval” has the meaning given to that term in the North American Agreement;
“IFSA” has the meaning given to that term in the North American Agreement;
Investment Canada Act has the meaning given to that term in the North American Agreement;
“Irish Bill of Sale” means the Irish bill of sale substantially in the form attached as Schedule 10 hereto;
“In Scope Tax Liabilities” has the meaning given to that term in Clause 10.58;
“In Scope Seller” has the meaning given to that term in Clause 10.60;
“Indebtedness” has the meaning given to that term in the North American Agreement;
“Insolvency Act” means the Insolvency Act 1986 and the Insolvency Rules 1986 (as amended);
“Insolvency Proceedings” means any Bankruptcy Proceedings and/or Secondary Proceedings;
“Insolvency Proceeding Notice” has the meaning given to that term in Clause 7.1 (Insolvency Proceedings);
“Intellectual Property” means any and all intellectual property, whether protected or arising under the laws of England and Wales or any other jurisdiction including all intellectual property rights in respect of any of the following: (a) Trade Marks; (b) Patents; (c) copyrights and works of authorship (including any registrations therefor or applications for registration); (d) mask works; (e) trade secrets, know-how and confidential, technical or business information; (f) industrial design or similar rights; and (g) any Software and technology;
“Intellectual Property License Agreement” has the meaning given to that term in the North American Agreement;
“Invoice” has the meaning given to that term in Appendix C to Schedule 6 (Employees);
“Irrevocable Offer” has the meaning given to that term in Clause 1.1 of Schedule 6 (Employees);
“Israeli Assets” means such of the EMEA Assets held by the Israeli Company;
“Israeli Court” means Tel-Aviv-Jaffa District Court;
“Israeli Company” means Nortel Networks Israel (Sales and Marketing) Limited, a company incorporated in accordance with the laws of the state of Israel and with registered number 51-295692-1;
“Israeli Liabilities” means such of the EMEA Assumed Liabilities held by the Israeli Company;
“Joint Administrators” means Alan Robert Bloom, Stephen John Harris, Alan Michael Hudson and Christopher John Wilkinson Hill (other than for Nortel Networks (Ireland) Limited where it means David Hughes and Alan Robert Bloom);
“Joint Israeli Administrators” means Yaron Har-Zvi and Avi D. Pelossof, as appointed by the Israeli Courts pursuant to a Stay of Proceeding Order issued on 19 January 2009;
“KEIP” has the meaning given to that term in the North American Agreement;
“KERP” has the meaning given to that term in the North American Agreement;

EMEA Asset Sale Agreement
“Known Product Defects” means those defects of EMEA Products and/or EMEA Services that have been sold by the Business and which are known by the EMEA Sellers as of the Closing Date;
“Law” has the meaning given to that term in the North American Agreement;
“Liabilities” has the meaning given to that term in the North American Agreement;
“Lien” has the meaning given to that term in the North American Agreement;
“LGN Joint Venture” has the meaning given to that term in the North American Agreement;
“Longstop Date” has the meaning given to that term in Appendix C to Schedule 6 (Employees);
“Main Seller” has the meaning given to that term in the North American Agreement;
“Material Adverse Effect” has the meaning given to that term in the North American Agreement;
“Material Contract” has the meaning given to that term in the North American Agreement provided however that references to “Seller Contracts” shall be read as references to “EMEA Seller Contracts”;
“Monkstown Property” means that part of the Direct Let Property (as defined in Part I of Schedule 5 (Real Estate)) which is to be demised by the Monkstown Property Lease Agreement;
“Monkstown Property Lease Agreement” means the Direct Lease as defined in Part I of Schedule 5 (Real Estate);
“NETAS” has the meaning given to that term in the North American Agreement;
“Net Working Capital Transferred” has the meaning given to that term in the North American Agreement;
“NNC” has the meaning given to that term in the North American Agreement;
“NNL” has the meaning given to that term in the North American Agreement;
“NNUK” means Nortel Networks UK Limited (in administration), a company incorporated with the laws of England and with registered number 3937799;
“Non-ARD Transferring Employee” has the meaning given to that term in Clause 1.1 of Schedule 6 (Employees);
“Non-Assignable Contracts” has the meaning given to that term in Clause 5.4 (EMEA Seller Contracts);
“Non-Debtor Sellers” has the meaning given to that term in the North American Agreement;
“Non-Debtor Seller Directors” means the directors of the EMEA Non-Debtor Sellers from time to time;
“Non TOGC Sale” has the meaning given to that term in Clause 11.1 (VAT);
“Nortel GmbH” means Nortel GmbH (in administration), a company incorporated in accordance with the laws of Germany and with registered number HRB 12489;
“Nortel Ireland” means Nortel Networks (Ireland) Limited (in administration), a company incorporated in accordance with the laws of Ireland and with registered number 40287;

EMEA Asset Sale Agreement
“Nortel Northern Ireland” means Nortel Networks (Northern Ireland) Limited, a company incorporated in accordance with the laws of Northern Ireland and with registered number NI 5145;
“Nortel Switzerland” means Nortel Networks AG, a company incorporated in accordance with the laws of Switzerland and with registered number 020 3918.846-4;
“North American Agreement” means the asset sale agreement between Nortel Networks Corporation, Nortel Networks Limited, Nortel Networks Inc and certain of their Affiliates and the Purchaser dated on or about the date of this Agreement;
“Notified EMEA Seller” has the meaning given to it in Clause 11.3 (VAT – warranties);
“Novation Notice” has the meaning given to that term in Clause 5.2 (EMEA Seller Contracts);
“Offer” has the meaning given to it in Clause 1.1 of Schedule 6 (Employees);
“Open Source Software” has the meaning given to that term in the North American Agreement;
“Option to Tax” means an option to tax a property for VAT purposes pursuant to Article 137 of EC Council Directive 2006/112 on the common system of value added tax or any similar rules in accordance with the Law relating to VAT in any other jurisdiction;
“Order” has the meaning given to that term in the North American Agreement;
“Ordinary Course” means the ordinary course of the EMEA Business through 7 October 2009 consistent with past practice since the filing of the Bankruptcy Proceedings, as such practice may be modified from time to time to the extent necessary to reflect the Bankruptcy Proceedings.
“Overhead and Shared Services” means corporate or shared services provided to or in support of the EMEA Business that are general corporate or other overhead services or provided to both: (i) the EMEA Business; and (ii) other businesses or business segments of any EMEA Seller, including travel and entertainment services, temporary employment services, office supplies services (including copiers and faxes), personal telecommunications services, computer hardware and software services, fleet services, energy/utilities services, procurement and supply arrangements, treasury services, public relations, legal, compliance and risk management services (including workers’ compensation), payroll services, sales and marketing support services, information technology and telecommunications services, accounting services, tax services, human resources and employee relations management services, employee benefits services, credit, collections and accounts payable services, logistics services, property management services, environmental support services and customs and excise services, in each case including services relating to the provision of access to information, operating and reporting systems and databases and including all hardware and software and other intellectual property necessary for or used in connection therewith;
“Patents” includes all national and multinational statutory invention registrations, patents, patent applications, provisional patent applications, industrial designs, industrial models, including all reissues, divisions, continuations, continuations-in-part, extensions and re-examinations, and all rights therein provided by multinational treaties or conventions;
“Permitted Encumbrances” means: (i) Liens arising by operation of Law for Taxes or governmental assessments, charges or claims (which, in relation to an EMEA Debtor, rank as an Administration Expense) the payment of which is not yet due or, if due for Taxes the validity of which is being contested in good faith by appropriate proceedings provided that in each case adequate reserves have established to the extent required by the relevant accounting principles; (ii) mechanics’, carriers’, workers’, repairers’, landlords’, warehousemans’ and other similar Liens

EMEA Asset Sale Agreement
arising in the Ordinary Course for sums which are not yet due or overdue or which are being contested in good faith by appropriate proceedings; (iii) any other Liens set out in Section 1(e) (Permitted Encumbrances) (if any) of the EMEA Sellers’ Disclosure Schedules; and (iv) present zoning, entitlement, building and land use regulations, customary covenants, minor defects of title, easements, rights of way, development agreements, restrictions and other similar charges or encumbrances which do not impair, individually or in the aggregate in any material respect the use of the related assets in the Business as currently conducted;
“Person” has the meaning given to that term in the North American Agreement;
“Petition Date” has the meaning given to it in the North American Agreement;
“Plan of Record” has the meaning given to that term in the North American Agreement;
“Preliminary Partial TOGC Determination” has the meaning given to that term in Clause 11.5.3;
“Primary Party” has the meaning given to that term in the North American Agreement;
“Properties” has the meaning given to that term in Schedule 5 (Real Estate);
“Purchase Price” has the meaning given to that term in the North American Agreement;
“Purchaser” has the meaning given to that term in the Introduction hereto;
“Purchaser’s Solicitors” means Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004.
“Regulatory Approvals” has the meaning given to that term in the North American Agreement;
“Release” has the meaning given to that term in the North American Agreement;
“Relevant EMEA Jurisdiction” has the meaning given to that term in Clause 11.3.1 (VAT – warranties);
“Relevant EMEA Seller” has the meaning given to that term in Clause 1.1 Schedule 6 (Employees);
“Relevant Transfer Taxes” has the meaning given to that term in Clause 11.12.1 (Transfer Taxes);
“Removed Assets” means any EMEA Assets designated as Removed Assets pursuant to Clause 7, or Clause 6 of Schedule 6 (Employees);
“Removed Liabilities” means any EMEA Assumed Liabilities designated as Removed Liabilities pursuant to Clause 7 (Insolvency Proceedings), or Clause 6 of Schedule 6 (Employees);
“Requesting Party” has the meaning given to that term in Clause 10.47 (EMEA Sellers’ Accessible Information) or 10.48 (Maintenance of books and records), as the context requires;
“Reserved Territory Seller” has the meaning given to that term in Clause 1.1 of Schedule 6 (Employees);
“Responding Party” has the meaning given to that term in Clause 10.47 (EMEA Sellers’ Accessible Information) or 10.48 (Maintenance of books and records), as the context requires;

EMEA Asset Sale Agreement
“Restricted Asset” means; (i) in respect of any EMEA Debtor; any EMEA Asset which is subject to Secondary Proceedings (ii) in respect of any EMEA Non-Debtor Seller, any EMEA Asset which is subject to Insolvency Proceedings; (iii) in respect of the Israeli Company, any EMEA Asset which is subject to Insolvency Proceedings (other than the current stay of proceedings as at the date of this Agreement (and any proceedings thereunder and limited thereto, provided that such proceedings do not affect the completion of the transactions contemplated by this Agreement under the terms of this Agreement) and a proposed scheme of arrangement, arising in connection with the current stay of proceedings, primarily involving the distribution of a cash dividend (provided such scheme does not otherwise affect the completion of the transactions contemplated under this Agreement in accordance with the terms of this Agreement, does not involve the distribution of Israeli Assets, and does not affect the ability of the Israeli Company to comply with its obligations under this Agreement));
“Restricted Liabilities” has the meaning given to that term in Clause 7.1 (Insolvency Proceedings);
“Restricted Seller” has the meaning given to that term in Clause 7.1 (Insolvency Proceedings);
“Secondary Proceedings” means any Insolvency Proceedings opened in accordance with Article 3(3) of the EC Regulation and set out in Annex B thereto;
“Security Deposits” means any lease security deposits given by the EMEA Sellers under real estate leases;
“Sellers” has the meaning given to that term in the North American Agreement;
“Sellers Disclosure Schedule” has the meaning given to that term in the North American Agreement;
“Seller Employee Plan” means any employee benefit plan, agreement or arrangement, including any profit sharing plan, savings plan, bonus plan, performance awards plan, incentive compensation plan, deferred compensation plan, stock purchase plan, stock option plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy/allowance plan, meal allowance plan, redundancy or severance plan, relocation plan, family support plan, pension plan, supplemental pension plan, retirement plan, retirement savings plan, post retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, retention plan, education assistance plan, expatriate assistance plan, change in control plan, compensation arrangement, including any base salary arrangement, overtime, on-call or call-in policy, death benefit plan, or any other similar plan, program, agreement, arrangement or policy that is maintained or otherwise contributed to, or required to be maintained or contributed to, by or on behalf of the EMEA Sellers or any of their Subsidiaries or Affiliates (other than the EMEA Sellers) with respect to EMEA Employees;
“Seller VAT Notification” has the meaning given to that term in Clause 11.5.1 (VAT determination by EMEA Sellers and Joint Administrators);
“Service Readiness Date” has the meaning given to that term in the North American Agreement;
“Shares” has the meaning given to that term in the North American Agreement;
“Software” has the meaning given to the term in the North American Agreement;
“Subcontract Agreement” means one or more agreements between the relevant EMEA Sellers, on the one hand, and the Purchaser and/or any Designated Purchasers, on the other, to be executed

EMEA Asset Sale Agreement
on or before Closing in a form mutually agreed by the parties so as to pass through the benefits and burdens of the underlying Contract with customers as if the Purchaser or the applicable EMEA Designated Purchaser were party thereto;
“Subsidiary” has the meaning given to that term in the North American Agreement;
“Succession Tax Liabilities” means any liability for Tax of an EMEA Seller or of the Joint Administrators or of the Joint Israeli Administrators which: (i) becomes a liability of the Purchaser or of an EMEA Designated Purchaser or of any person deriving its rights from the Purchaser or an EMEA Designated Purchaser, whether by operation of Law or otherwise, and whether as a result of the Purchaser or the EMEA Designated Purchasers becoming the successors to the Business of the EMEA Sellers or of the Joint Administrators or the Joint Israeli Administrators; or (ii) is otherwise paid or is payable by the Purchaser or an EMEA Designated Purchaser whether or not such liability also remains (on a joint and several basis or otherwise) a liability of the EMEA Sellers or of the Joint Administrators or of the Joint Israeli Administrators, provided that Succession Tax Liabilities do not include any liability for Tax (including VAT and Transfer Taxes) for which the Purchaser or any EMEA Designated Purchaser is liable or responsible pursuant to Clause 11 (Tax), and shall not include any liability arising for the Purchaser or an EMEA Designated Purchaser under the Adjustment Provisions;
“Succession Tax Lien” has the meaning given to that term in Clause 11.21;
“Tax” means: (i) any domestic or foreign federal, state, local, provincial, territorial or municipal taxes or other impositions by or on behalf of any Tax Authority or Government Entity, including but not limited to the following taxes and impositions: corporation tax, advance corporation tax, capital gains tax, net income, gross income, individual income, capital, capital acquisition tax, VAT, goods and services, gross receipts, sales, use, ad valorem, Transfer Taxes, business rates, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll (including PAYE), employment, unemployment, severance, occupation, social security, national insurance excise, stamp, stamp duty, stamp duty reserve, customs, and all other taxes, fees, duties, rates, levies, imposts, assessments, deductions, withholdings or charges of the same or of a similar nature, or replaced by or replacing any of them, however denominated, together with any interest and penalties, fine, additions to tax or additional amounts imposed or assessed with respect thereto; and (ii) any obligation to pay Taxes of any Person, whether by contract, as a result of transferee or successor Liability, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise and (iii) to the extent not covered by (ii), any Liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any taxation and, for each of (i), (ii) and (iii) regardless of whether any such taxes, duties, rates, levies, charges, imposts, withholdings, interest, penalties or fines or other are chargeable directly or primarily against or attributable directly or primarily to any person and of whether any amount in respect of any of them is recoverable from any other person;
“Tax Authority” means any local, municipal, governmental, state, federal, or other fiscal, customs or excise authority, body or officials anywhere in the world (or any entity or individual acting on behalf of such authority, body or officials) with responsibility for or competent to impose, collect or administer any form of Tax;
“Tax Records” means all information, records or documents relating to Tax or any liability for Tax;

EMEA Asset Sale Agreement
“Tax Relief” means: (i) any relief, loss, allowance, exemption, set-off or credit in respect of any Tax; (ii) any deduction in computing income, profits or gains for the purposes of any Tax; or (iii) any right to repayment of Tax including any repayment supplement or interest in respect of Tax;
“Tax Return” has the meaning given to that term in the North American Agreement;
“Third Party” has the meaning given to that term in the North American Agreement;
“TOGC” means a supply that is treated neither as a supply of goods nor services for the purposes of VAT pursuant to Article 19 and Article 29 of EC Council Directive 2006/112 on the common system of value added tax or any similar or analogous rules in any jurisdiction, including but not limited to the provisions at both section 49(1) of the VAT Act 1994 and article 5 of the Value Added Tax (Special Provisions) Order 1995 SI 1995/1268;
“Trade Marks” means, together with the goodwill associated therewith, all trade marks, service marks, trade dress, logos, distinguishing guises and indicia, trade names, corporate names, business names, domain names, whether or not registered, including all common law rights, and registrations, applications for registration and renewals thereof, including without limitation, all marks registered in the trade mark offices of any nation throughout the world, and all rights therein provided by multinational treaties or conventions;
“Trademark License Agreement” has the meaning given to that term in the North American Agreement;
“Transaction Documents” has the meaning given to that term in the North American Agreement;
“Transfer Date” means 12:01 a.m. (London time) on the Closing Date;
“Transfer Regulations” has the meaning given to that term in Clause 1.1 of Schedule 6 (Employees);
“Transfer Tax Return” has the meaning given to that term in Clause 11.12.5;
“Transfer Taxes” means all goods and services, sales, excise, use, transfer, gross receipts, documentary, filing, recordation, value-added, stamp, stamp duty reserve, and all other similar taxes, duties or other like charges, however denominated (including any real property transfer taxes and conveyance and recording fees and notarial fees) and including but not limited to Austrian real estate transfer tax and Czech real estate transfer tax and Italian registration tax, Italian cadastral and Italian mortgage tax (in each case whether provisionally or finally assessed), together with interest, penalties, penalties and additional amounts imposed with respect thereto though for the avoidance of doubt shall not include any withholding or deduction for or on account of Tax;
“Transferred Intellectual Property” has the meaning given to that term in the North American Agreement;
“Transferred Overhead and Shared Services” means Overhead and Shared Services to be provided to or in support of the EMEA Business post-Closing by Transferring Employees;
“Transferring Employees” has the meaning given to that term in Clause 1.1 Schedule 6 (Employees);
“Transition Services Agreement” has the meaning given to that term in the North American Agreement;

EMEA Asset Sale Agreement
“U.S. Bankruptcy Code” has the meaning given to that term in the North American Agreement;
“US Bankruptcy Court” has the meaning given to that term in the North American Agreement;
“U.S. Bidding Procedures Order” has the meaning given to that term in the North American Agreement;
“U.S. Debtors” has the meaning given to that term in the North American Agreement;
“U.S. Sale Order” has the meaning given to that term in the North American Agreement;
“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that Directive or any predecessor to it or supplemental to that Directive and any other sales or turnover tax of a similar nature imposed in any country that is not a member of the European Union together with all penalties or interest thereon or any tax of a similar nature which may be substituted for or levied in addition to it;
“VAT Records” means the records of the EMEA Business, as carried on by the EMEA Sellers, relating to VAT; and
“Wholly Owned Subsidiaries” means, as to any Person, any Subsidiary of such Person all of the capital stock or other equity interests in which is held directly or indirectly by such Person except, if applicable, for any capital stock or equity interest which is held by a nominee or a director of such Subsidiary as required by applicable laws.

EMEA Asset Sale Agreement
SCHEDULE 2: EMEA SELLERS

EMEA Seller	Jurisdiction	Registered Number	Registered Office
Nortel Networks UK Limited (in administration)	United Kingdom	3937799	Maidenhead Office Park, Westacott Way, Maidenhead Berks SL6 3QH, United Kingdom

Nortel Networks (Ireland) Limited (in administration)	Republic of Ireland	40287	Mervue Business Park, Mervue Galway, Republic of Ireland

Nortel GmbH (in administration)	Germany	HRB 12489	Main Airport Center, Unterschweinstiege 6, 60549, Frankfurt am Main, Germany

Nortel Networks France SAS (in administration)	France	552 150 724 R.C.S Versailles	Parc d’Activités de Magny- Châteaufort, Châteaufort 78117, France

Nortel Networks Hispania SA (in administration)	Spain	A-78693603	Camino del Cerro de los Gamos, no. 1 Edificio 6, 28.224 Pozuelo de Alarcon, Madrid, Spain

Nortel Networks B.V. (in administration)	Netherlands	34054624	Siriusdreef 42-72, 2132WT Hoofddorp, Netherlands

Nortel Networks SpA (in administration)	Italy	1307425 Milan 05650 290017	Via Montefeltro no. 6, Milan, 20156, Italy

o.o.o. Nortel Networks	Russia	1047796092960	9th Floor, Krasnopresnenskaya, Naberezhnaya, Moscow 123317, Russia

Nortel Networks (Northern Ireland) Limited	Northern Ireland	NI 5145	Doagh Road Newtownabbey County Antrim Northern Ireland BT3 66XA

EMEA Asset Sale Agreement

EMEA Seller	Jurisdiction	Registered Number	Registered Office
Nortel Networks AG	Switzerland	CH-020.3.918.846-4	Flughofstrasse 54, 8152 Opfikon, Switzerland

Nortel Networks Polska Sp z.o.o. (in administration)	Poland	KRS 158506 (former RHB 49659)	Roma Office Center, Ul. Nowogrodzka Street 47a, Warsaw, 00-695, Poland

Nortel Networks (Austria) GmbH (in administration)	Austria	FN 173973v	1100 Wien, Business Park, Vienna, Clemens-Holzmeisterstrasse 4, Austria

Nortel Networks N.V. (in administration)	Belgium	Brussels 378.358	Ikaroslaan 14, 1930 Zaventem, Belgium

Nortel Networks Portugal SA (in administration)	Portugal	502 338 393	Edificio Tivoli-Forum, Avda da Liberdade no. 180- 3o andar, Lisbon, Portugal

Nortel Networks AB (in administration)	Sweden	556453-7305	Box 6701, 113 85 Stockholm, Sweden

Nortel Networks s.r.o. (in administration)	Czech Republic	25 79 84 72	Klimentska 1216/46, 11002 Prague 1, Czech Republic

Nortel Networks Israel (Sales and Marketing) Limited (subject to a stay of proceedings)	Israel	51-295692-1	Ha’arava Street, Lod 70151 at Airport City, POB 266 Ben-Gurion Airport 70100, Israel

EMEA Asset Sale Agreement
SCHEDULE 3: EMEA DEBTORS
•	Nortel Networks UK Limited (in administration)

•	Nortel GmbH (in administration)

•	Nortel Networks France SAS (in administration)

•	Nortel Networks Hispania SA (in administration)

•	Nortel Networks B.V. (in administration)

•	Nortel Networks SpA (in administration)

•	Nortel Networks (Ireland) Limited (in administration)

•	Nortel Networks Polska Sp z.o.o. (in administration)

•	Nortel Networks (Austria) GmbH (in administration)

•	Nortel Networks N.V. (in administration)

•	Nortel Networks Portugal SA (in administration)

•	Nortel Networks AB (in administration)

•	Nortel Networks s.r.o. (in administration)

EMEA Asset Sale Agreement
SCHEDULE 4: EMEA NON-DEBTOR SELLERS
•	o.o.o. Nortel Networks

•	Nortel Networks AG

•	Nortel Networks (Northern Ireland) Limited

EMEA Asset Sale Agreement
SCHEDULE 8: PURCHASE PRICE ADJUSTMENT
1.	DEFINITIONS

For purposes of this Schedule 8:

“Downward Adjustment” has the meaning given to it in paragraph 2.1 of this Schedule 8;

“Estimate Delivery Date” means the date on which the Estimated Closing Date Net Working Capital Transferred is delivered by the Main Sellers to the Purchaser pursuant to Section 2.2.2(a) of the North American Agreement;

“Estimated Closing Date Net Working Capital Transferred” has the meaning given to that term in the North American Agreement;

“Estimated EMEA Downwards Adjustment” has the meaning given to it in paragraph 2.4 of this Schedule;

“Market Value” means, in relation to any Removed Assets (being a positive value) and/or Removed Liabilities (being a negative value) of a Restricted Seller: (i) the market value of such Removed Assets and/or Removed Liabilities determined as of the date of this Agreement on the basis that the Removed Assets and/or Removed Liabilities are acquired as a going concern by a willing buyer from a willing seller on arm’s length commercial terms as part of a sale of the assets and liabilities of the Business and the EMEA Business in which value is fairly allocated to such Removed Assets and/or Removed Liabilities, and assuming that all historic business arrangements between the Business and the EMEA Business and the owner and operator of such Removed Assets and/or Removed Liabilities will continue indefinitely as agreed between the Joint Administrators and the Purchaser (or, in each case, their duly appointed representatives); or (ii) if the Joint Administrators and the Purchaser (or their duly appointed representatives) are unable to agree on the market value of any such Removed Assets and/or Removed Liabilities within 3 Business Days after any EMEA Seller has been designated such a Restricted Seller, the market value of such Removed Assets and/or Removed Liabilities as of the date of this Agreement as determined by arbitration in accordance with the arbitration procedures set forth in Section 2.2.4.1(b) of the North American Agreement (such terms to apply mutatis mutandis to the extent possible), PROVIDED THAT the Joint Administrators and the Purchaser (or their duly appointed representatives) shall instruct the arbitrator that, in determining the relevant market value of any such Removed Assets and/or Removed Liabilities, the arbitrator shall: (A) value such Removed Assets and/or Removed Liabilities on the basis that such Removed Assets and/or Removed Liabilities are acquired as a going concern by a willing buyer from a willing seller on arm’s length commercial terms as part of a sale of the assets and liabilities of the Business and the EMEA Business by the Purchaser in which the Purchase Price is to be fairly allocated among all of the Assets and the EMEA Assets, and the Assumed Liabilities and the EMEA Assumed Liabilities (including, without limitation, the Removed Assets and/or Removed Liabilities); (B) assume that all historic business arrangements between the Business and the EMEA Business and the owner and operator of such Removed Assets and/or Removed Liabilities will continue indefinitely; (C) disregard the price or other consideration paid or payable by the Purchaser for, or allocated to, such Removed Assets and/or Removed Liabilities in any transaction or under any agreement entered into by the Purchaser or any of its Affiliates with the owner of such assets, other than the transaction contemplated by this Agreement; (D) assume that all historic customer

EMEA Asset Sale Agreement
and supply relationships as at the date of this Agreement will continue indefinitely on the terms and conditions in effect as of the date of this Agreement;

“Net Market Value” means the difference, whether positive or negative, of the Market Value of any (i) Removed Assets, minus (ii) any Removed Liabilities; and

“Prime Rate” has the meaning given to it in the North American Agreement.

2.	PURCHASE PRICE ADJUSTMENTS

2.1	If any EMEA Seller is designated as a Restricted Seller pursuant to Clause 7 (Insolvency Proceedings) or paragraph 6 of Schedule 6 (Employees), the Purchase Price including the Cash Purchase Price shall be decreased (each a “Downwards Adjustment”) by an amount equal to the Net Market Value of the Removed Assets and/or Removed Liabilities of such Restricted Seller, PROVIDED HOWEVER that if the Net Market Value is negative, the Downward Adjustment shall be zero.

2.2	The EMEA Downwards Adjustment shall be the sum of the Downward Adjustments for each Restricted Seller as calculated in accordance with paragraph 2.1 of this Schedule 8.

2.3	If the Downwards Adjustment for every Restricted Seller has been finally agreed or determined prior to the Estimate Delivery Date, the Cash Purchase Price shall be reduced by the EMEA Downwards Adjustment.

2.4	If the Downwards Adjustment for one or more Restricted Sellers has not been agreed or determined prior to the Estimate Delivery Date:
2.4.1	on the Estimate Delivery Date, the EMEA Sellers shall deliver to the Purchaser a statement setting forth an amount (the “Estimated EMEA Downwards Adjustment") calculated as the sum of:
(A)	each Downwards Adjustment of each Restricted Seller that has been agreed or determined in accordance with this Schedule 8 prior to the Estimate Delivery Date (if any); and

(B)	the EMEA Sellers’ good faith best estimate of each other Downwards Adjustment of each Restricted Seller setting forth in reasonable detail the EMEA Sellers calculation thereof, and the Cash Purchase Price payable by the Purchaser at Closing pursuant to Clause 3.1 (Payment of Purchase Price) and Section 2.2.1 of the North American Agreement shall be reduced by the Estimated EMEA Downwards Adjustment; and

2.4.2	no later than 5 Business Days after the final agreement or determination of the last of the Downwards Adjustments for all Restricted Sellers, in accordance with this Schedule 8, the difference between the Estimated EMEA Downwards Adjustment and the EMEA Downwards Adjustment shall be paid as follows:
(A)	if the EMEA Downwards Adjustment minus the Estimated EMEA Downwards Adjustment is a negative amount, the absolute value of such amount shall be paid by the Purchaser to the Distribution Agent together with interest thereon from the Closing Date to the date of payment at the Prime Rate by wire transfer of immediately available funds to the bank

EMEA Asset Sale Agreement
account(s) designated in writing by the Distribution Agent by way of repayment of the Purchase Price; or

(B)	if the EMEA Downwards Adjustment minus the Estimated EMEA Downwards Adjustment is a positive amount, the EMEA Sellers shall cause the Distribution Agent to pay such amount to the Purchaser on its own behalf and in its capacity as agent for the Designated Purchasers, EMEA Purchaser and EMEA Designated Purchaser together with interest thereon from the Closing Date to the date of payment at the Prime Rate by wire transfer of immediately available funds to the bank account(s) designated in writing by the Purchaser.

EMEA Asset Sale Agreement

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

UK Limited (in administration) by Christopher	)	Christopher Hill
Hill	)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

SIGNED for and on behalf of Nortel GmbH	)	/s/ Christopher Hill

(in administration) by Christopher Hill	)	Christopher Hill
)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

SpA (in administration) by Christopher Hill	)	Christopher Hill
)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

EMEA Asset Sale Agreement

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

Hispania S.A. (in administration) by	)	Christopher Hill
Christ opher Hill	)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

B.V. (in administration) by Christopher Hill	)	Christopher Hill
)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

AB (in administration) by Christopher Hill	)	Christopher Hill
)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

EMEA Asset Sale Agreement

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

N.V. (in administration) by Christopher Hill	)	Christopher Hill
)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

(Austria) GmbH (in administration) by	)	Christopher Hill
Christopher Hill	)

as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

Polska Sp. z.o.o. (in administration) by	)	Christopher Hill
Christopher Hill	)

as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ Olivia Schofield	)
Name: Olivia Schofield	)
Address: Herbert Smith LLP, Exchange Square,	)
Primrose Street, London, EC2A 2HS, England.

EMEA Asset Sale Agreement

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill
)
Portugal S.A. (in administration) by Christopher Hill	)	Christopher Hill
)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ B. Dandridge	)
Name: B. Dandridge	)
Address: c/o Nortel Networks	)
Maidenhead UK

SIGNED for and on behalf of Nortel Networks	)	/s/ Christopher Hill

s.r.o. (in administration) by Christopher Hill	)	Christopher Hill
)
as Joint Administrator (acting as agent and	)
without personal liability) in the presence of:

Witness signature

/s/ B. Dandridge	)
Name: B. Dandridge	)
Address: c/o Nortel Networks	)
Maidenhead UK

EMEA Asset Sale Agreement

SIGNED for and on behalf of Nortel Networks		)	/s/ Kerry Trigg

France S.A.S. (in administration) by Kerry		)	Kerry Trigg
Trigg acting as authorised representative for		)
Christopher Hill		)
as Joint Administrator (acting as agent and		)
without personal liability) in the presence of:

Witness signature

/s/ Sharon Perlmutter		)

Name: Address:	Sharon Perlmutter	) )

EMEA Asset Sale Agreement

SIGNED outside of the Republic of Ireland for		)	/s/ Andrew Dann

and on behalf of Nortel Networks (Ireland))			Andrew Dann
Limited (in administration) by Andrew Dann		)
(acting as an authorised representative and		)	Location: Jersey
without personal liability) in exercise of his
power of attorney for and on behalf of David
Hughes as Joint Administrator (acting as agent
and without personal liability) in the presence
of:

Witness signature

/s/ Alexandra Martin		)

Name:	Alexandra Martin	)
Address:	3 La Carre La Route De St Jean St John Jersey JE3 4EP	)

EMEA Asset Sale Agreement

SIGNED by John Freebairn		)	/s/ John Freebairn

duly authorised for and on behalf of Nortel		)	John Freebairn
Networks (Northern Ireland) Limited in the		)
presence of:		)

Witness signature

/s/ Tina McAuley		)

Name: Address:	Tina McAuley 10 Knockagh Heights Carrickfergus BT38 8QZ	) )

EMEA Asset Sale Agreement

SIGNED by Sergei Fishkin		)	/s/ Sergei Fishkin

duly authorised for and on behalf of o.o.o.		)	Sergei Fishkin
Nortel Networks in the presence of:		)

Witness signature

/s/ Igor Kotlyar		)

Name: Address:	Igor Kotlyar 18-62 Pavshino, Krasnogorsk-5, Moscow Region 143400, Russia	) )

EMEA Asset Sale Agreement

SIGNED by Sharon Rolston		)	/s/ Sharon Rolston

duly authorised for and on behalf of Nortel		)	Sharon Rolston
Networks AG in the presence of:		)

Witness signature

/s/ B. Scherwath		)

Name:	B. Scherwath	)
Address:	c/o Nortel Networks Maidenhead, UK	)

EMEA Asset Sale Agreement

SIGNED for and on behalf of Nortel Networks		)
Israel (Sales and Marketing) Limited (in		)	/s/ Yaron Har-Zvi

administration) by Yaron Har-Zvi and Avi D.		)	Yaron Har-Zvi
Pelossof as Joint Israeli Administrators (acting
jointly and without personal liability) in		)	/s/ Avi D. Pelossof

connection with the Israeli Assets and		)	Avi D. Pelossof
Liabilities:		) ) )	effection subjected to Israeli court approval

Witness signature
/s/ Sarit Moussayoff		)

Name:	Sarit Moussayoff	)
Address:	20 Lincoln St. Tel-Aviv	)

EMEA Asset Sale Agreement
SIGNED by Yaron Har-Zvi
Subject to the Israeli Court’s Approval

in his own capacity and on behalf of the Joint Israeli Administrators without personal liability and solely for the benefit of the provisions of this Agreement expressed to be conferred on or given to the Joint Israeli Administrators
	) ) )	/s/ Yaron Har-Zvi Yaron Har-Zvi

Witness signature:

/s/ Itay Lavi
Name: Itay Lavi
Address: 20 Lincoln St.
Tel-Aviv
SIGNED by Avi D. Pelossof
Subject to the Israeli Court’s Approval

in his own capacity and on behalf of the Joint Israeli Administrators without personal liability and solely for the benefit of the provisions of this Agreement expressed to be conferred on or given to the Joint Israeli Administrators
	) ) )	/s/ Avi D. Pelossof Avi D. Pelossof

Witness signature

/s/ Itay Lavi
Name: Itay Lavi
Address: 20 Lincoln St.
Tel-Aviv

EMEA Asset Sale Agreement

SIGNED by Christopher Hill		)	/s/ Christopher Hill

		)	Christopher Hill
in his own capacity and on behalf of the Joint		)
Administrators without personal liability and
solely for the benefit of the provisions of this
Agreement expressed to be conferred on or given
to the Joint Administrators:

Witness signature

/s/ Olivia Schofield		)

Name: Address:	Olivia Schofield Herbert Smith LLP, Exchange Square, Primrose Street, London, EC2A 2HS, England.	) )

EMEA Asset Sale Agreement

SIGNED by Gary B. Smith		)	/s/ Gary B. Smith

duly authorised for an on behalf of CIENA		)
CORPORATION in the presence of:		)

Witness Signature

/s/ David M. Rothenstein

Name: Address:	David M. Rothenstein 1201 Winterson Road Linthicum, MD 21090 USA